EXHIBIT 99.1
Revision to GATX 2008 Annual Report
REVISED PORTIONS OF GATX CORPORATION ANNUAL REPORT
ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008
Explanatory Note
     The financial information contained in Items 6 and 7 has been derived from our revised consolidated financial statements and reflects the retrospective application of the provisions of Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”), effective January 1, 2009, which is discussed further in Notes 2 and 27 to the consolidated financial statements. This information should be read in conjunction with our consolidated financial statements and accompanying notes thereto included in Item 8 of this Exhibit 99.1.

Revision to GATX 2008 Annual Report
Item 6. Selected Financial Data

	Year Ended or at December 31
	2008	2007	2006	2005 (a)	2004
	In millions, except per share data
Results of Operations
Gross income	$1,443.1	$1,346.0	$1,229.1	$1,103.1	$1,100.7
Income from continuing operations	194.8	183.8	147.3	102.1	151.8
Per Share Data
Basic:
Income from continuing operations	$4.09	$3.69	$2.89	$2.04	$3.07
Income (loss) from discontinued operations	—	0.36	(0.77)	(2.40)	0.29

Total	$4.09	$4.05	$2.12	$(0.36)	$3.36

Average number of common shares	47.6	49.9	51.0	50.1	49.3
Diluted:
Income from continuing operations	$3.88	$3.43	$2.64	$1.93	$2.81
Income (loss) from discontinued operations	—	0.33	(0.63)	(2.14)	0.23

Total	$3.88	$3.76	$2.01	$(0.21)	$3.04

Average number of common shares and common share equivalents	51.0	55.4	62.1	61.0	60.1
Dividends declared per share of common stock	$1.08	$0.96	$0.84	$0.80	$0.80

Financial Condition
Assets	$5,190.4	$4,723.2	$4,644.7	$5,245.6	$5,612.3
Debt and capital lease obligations	2,809.3	2,358.2	2,210.1	2,862.0	3,115.7
Shareholders’ equity	1,124.5	1,149.0	1,169.2	1,031.8	1,093.7

(a)	Shares underlying the 2002 convertible debt issue and the related interest expense adjustment were excluded from the calculation of diluted earnings per share due to antidilutive effects.

Revision to GATX 2008 Annual Report
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
OVERVIEW
     General information and characteristics of GATX Corporation (“GATX” or the “Company”), including reporting segments, is included in Item 1, “Business”, of this document.
     The following discussion and analysis should be read in conjunction with the audited financial statements included herein. Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. In addition, certain factors, including Risk Factors identified in Part I of this document may affect GATX’s businesses. As a result, past financial results may not be a reliable indicator of future performance.
     This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based on financial data derived from the financial statements prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) and certain other financial data that is prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see “Non-GAAP Financial Measures” at the end of this Item.
     GATX Corporation leases, operates and manages long-lived, widely used assets in the rail, marine and industrial equipment markets. GATX also invests in joint ventures that complement existing business activities. Headquartered in Chicago, Illinois, GATX has three financial reporting segments: Rail, Specialty and American Steamship Company (“ASC”).
     The Company’s former Air segment has been segregated and presented as discontinued operations for all periods presented, see “Discontinued Operations” for additional information.

Revision to GATX 2008 Annual Report
DISCUSSION OF OPERATING RESULTS
     The following table presents a financial summary of GATX’s operating segments:

	Years Ended December 31
	2008	2007	2006
	(in millions, except per share data)
Gross Income
Rail	$1,015.2	$950.2	$883.0
Specialty	159.4	162.1	135.7
ASC	271.5	233.0	209.8

Total segment gross income	1,446.1	1,345.3	1,228.5
Other (loss) income	(3.0)	0.7	0.6

Consolidated Gross Income	$1,443.1	$1,346.0	$1,229.1

Segment Profit
Rail	$308.6	$267.3	$247.9
Specialty	105.9	117.5	98.9
ASC	26.2	20.7	32.0

Total Segment Profit	440.7	405.5	378.8
Less:
Selling, general and administrative expenses	168.0	158.7	146.7
Unallocated interest expense, net	1.8	(9.0)	11.8
Other income and expense, including eliminations	3.3	0.4	(0.6)
Income taxes	72.8	71.6	73.6

Income from continuing operations	194.8	183.8	147.3
Income (Loss) from discontinued operations, net of taxes	—	17.9	(38.8)

Consolidated Net Income	$194.8	$201.7	$108.5

Basic earnings per share — income from continuing operations	$4.09	$3.69	$2.89
Diluted earnings per share — income from continuing operations	$3.88	$3.43	$2.64
Dividends declared per common share	$1.08	$0.96	$0.84

Investment Volume(a)	$781.3	$634.0	$763.1

Income from continuing operations, excluding tax benefits and other items	$171.6	$163.7	$141.4
Diluted earnings per share, excluding tax benefits and other items	$3.43	$3.07	$2.54

(a)	Reflects portfolio investments and capital additions and in 2008, includes $188.2 million of assets acquired through assumption of debt.
Financial Performance Measures
     The following table presents certain financial performance measures for the Company based on continuing operations for the years ended December 31:

	2008	2007	2006
Return on equity (“ROE”)	17.1%	15.9%	13.4%
Return on assets (“ROA”)	3.2%	3.1%	2.7%
ROE, excluding tax benefits and other items	15.1%	14.1%	12.8%
ROA, excluding tax benefits and other items	2.8%	2.8%	2.6%

Revision to GATX 2008 Annual Report
2008 Highlights
•	Income from continuing operations for 2008 was $194.8 million, an increase of 6.0% or $11.0 million compared to $183.8 million recorded in the prior year. 2008 results included aggregate benefits of $23.2 million from the reversal of tax reserves, gain on the sale of an office building and the reversal of environmental reserves. 2007 and 2006 results included deferred tax benefits of $20.1 million and $5.9 million, respectively. The items for each year noted herein are referred to throughout this Item 7 as “Tax Benefits and Other Items”.

•	Excluding the impact of the Tax Benefits and Other Items from all years, income from continuing operations in 2008 was $171.6 million, an increase of 4.8% or $7.9 million over 2007. The increase was primarily due to railcar lease rate increases and significantly higher railcar scrapping income at Rail and a higher contribution from ASC, partially offset by higher maintenance expense at Rail and increased SG&A expenses. The increase in 2007 compared to 2006 was primarily due to the impact of a larger active fleet, lease rate increases and higher asset remarketing income at Rail combined with increased earnings from the Specialty marine joint ventures, partially offset by a decrease in earnings at ASC primarily due to unfavorable operating conditions on the Great Lakes.

•	Total investment volume was $781.3 million in 2008, compared to $634.0 million in 2007 and $763.1 million in 2006.

•	Including the aforementioned Tax Benefits and Other Items, GATX’s ROE was 17.1% in 2008, compared to 15.9% in 2007 and 13.4% in 2006. Excluding the aforementioned items, ROE was 15.1% in 2008, up from 14.1% in 2007 and 12.8% in 2006.
Segment Operations
     Segment profit is an internal performance measure used by the Chief Executive Officer to assess the performance of each segment in a given period. Segment profit includes all revenues, including affiliate earnings, attributable to the segments as well as ownership and operating costs that management believes are directly associated with the maintenance or operation of the revenue earning assets. Operating costs include maintenance costs, marine operating costs, asset impairment charges and other operating costs such as litigation, provisions for losses, environmental costs, and asset storage costs. Segment profit excludes selling, general and administrative expenses, income taxes and certain other amounts not allocated to the segments. These amounts are discussed below in Other.
     GATX allocates debt balances and related interest expense to each segment based upon a pre-determined fixed recourse leverage level expressed as a ratio of recourse debt (including off balance sheet debt) to equity. The leverage levels for Rail, Specialty and ASC are set at 4:1, 3:1 and 1.5:1, respectively. Management believes that by utilizing this leverage and interest expense allocation methodology, each operating segment’s financial performance reflects appropriate risk-adjusted borrowing costs.

Revision to GATX 2008 Annual Report
Rail
Segment Summary
     Rail benefited from strong market conditions over the period of 2006-2008, marked by high asset utilization, rising lease rates and robust investment volume. Capitalizing on this strong operating environment, Rail took a number of strategic steps to position the Company for the downcycle that typically follows a period of strong demand. Specifically, Rail extended term on lease renewals (new leases with the current customer) thereby limiting the number of railcars scheduled to be renewed during the downcycle. Additionally, Rail took advantage of high asset and commodity prices by selectively selling and scrapping targeted assets viewed as less desirable within the fleet. Finally, Rail grew its fleet while maintaining a disciplined investment strategy. Fleet utilization during this period was very high, with North American utilization at approximately 98% for the entire period and Europe utilization increasing from 91% at the start of 2006 to 97% at the end of 2008. Lease renewals were executed at higher rates with pricing on cars in the GATX Lease Price Index (“LPI”, see definition below) showing increases over the average expiring lease rates throughout the entire period. Additionally, the average lease term on renewals of cars in the LPI exceeded 63 months for the entire period, significantly higher than historically experienced. Investment volume totaled $1.6 billion over this period, resulting in 22,000 cars added to the fleet, including 5,000 cars acquired as part of a committed purchase program and 3,650 from the Allco Finance Group Limited portfolio, more than offsetting the 16,000 railcars that were sold or scrapped.
     The onset of the economic recession and volatile capital market environment has created significant challenges for Rail’s North American and European customers. In this environment, it is likely that Rail’s fleet utilization and lease rate pricing will decline. Competition for lease renewals will be intense as Rail and its competitors seek to keep their fleets highly utilized. In addition, certain customers may face financial distress which may further hamper Rail’s ability to keep its cars on lease. Assignments (cars moving from one customer to another) are likely to increase, which will result in increased maintenance expense as a result of cars being serviced prior to being placed with a new customer. These challenges will be formidable for the entire industry in 2009; however, as a result of the actions of the past few years discussed herein, Rail is better positioned to manage through the downturn. In 2009, Rail has approximately 15,000 cars in North America that have leases scheduled to expire, compared to an average of over 19,000 in each of the last three years. Additionally, by exercising discipline in its investing decisions over the last three years, Rail has the ability to capitalize on the current market disruption by pursuing railcar investment opportunities if they become available.
     Rail’s segment results are summarized below (in millions):

	Years Ended December 31
	2008	2007	2006
Gross Income
Lease income	$872.5	$839.5	$780.0
Asset remarketing income	31.3	32.2	19.7
Other income	93.6	59.7	60.6

Revenues	997.4	931.4	860.3
Affiliate earnings	17.8	18.8	22.7

	1,015.2	950.2	883.0
Ownership Costs
Depreciation	178.4	165.8	146.1
Interest expense, net	118.1	114.0	98.6
Operating lease expense	143.5	153.4	163.0

	440.0	433.2	407.7
Operating costs
Maintenance expense	239.6	218.4	201.7
Other operating expense	27.0	31.3	25.7

	266.6	249.7	227.4

Segment profit	$308.6	$267.3	$247.9

Revision to GATX 2008 Annual Report
Rail’s Lease Income
     Components of Rail’s lease income as of December 31 are outlined below (in millions):

	2008	2007	2006
North America	$683.8	$679.0	$644.7
Europe	153.7	131.4	108.0
Locomotives	35.0	29.1	27.3

	$872.5	$839.5	$780.0

Lease Price Index
     The Lease Price Index (“LPI”) is an internally generated business indicator that measures general lease rate pricing on renewals within Rail’s North American fleet. The index reflects the weighted average lease rate for a select group of railcar asset types that GATX believes to be representative of its overall North American fleet. The LPI measures the percentage change between the weighted average expiring lease rate and the weighted average renewal lease rate. Average renewal term reflects the weighted average renewal lease term in months.
     The following table sets forth certain metrics for railcars in the LPI:

	2008	2007	2006
Average Renewal Lease Rate Change	5.2%	13.6%	16.7%
Average Renewal Term (months)	63	67	64
Rail’s Fleet Data
     The following tables summarize fleet activity for Rail’s North American railcars as of December 31:

	2008	2007	2006
Beginning balance	112,445	110,478	108,151
Cars added	7,542	6,019	6,302
Cars scrapped	(4,151)	(2,392)	(1,763)
Cars sold	(2,860)	(1,660)	(2,212)
Ending balance	112,976	112,445	110,478
Utilization rate at year end	97.9%	97.9%	98.5%

Revision to GATX 2008 Annual Report
     The following table summarizes fleet activity for Rail’s European railcars as of December 31:

	2008	2007	2006
Beginning balance	19,435	18,471	18,854
Cars added	397	1,089	607
Cars scrapped or sold	(108)	(125)	(990)
Ending balance	19,724	19,435	18,471
Utilization rate at year end	97.1%	97.2%	95.5%
     The following table summarizes fleet activity for Rail’s North American locomotives as of December 31:

	2008	2007	2006
Beginning balance	615	517	504
Locomotives added	5	117	55
Locomotives scrapped or sold	(5)	(19)	(42)
Ending balance	615	615	517
Utilization rate at year end	96.6%	92.9%	92.0%
Comparison of Year Ended December 31, 2008, to Year Ended December 31, 2007
Segment Profit
     Rail’s segment profit in 2008 rose 15.5% or $41.3 million over 2007. The 2008 results included a $12.0 million gain on sale of an office building and the reversal of $8.2 million of reserves due to the settlement of an environmental liability, both in Poland. Excluding the impact of these items, the favorable current year variance of $21.1 million was primarily due to a significant increase in scrapping gains, higher lease income and favorable foreign exchange rate effects, partially offset by higher maintenance costs.
Gross Income
     Gross income for 2008 was $65.0 million higher than the prior year. The increase was significantly impacted by a $15.3 million increase in scrapping gains and a $12.0 million gain on the sale of an office building in Poland. Rail’s North American lease income was $4.8 million higher than prior year primarily due to higher lease rates realized on renewals and assignments over the past two years. In North America, the average lease renewal rate on LPI cars increased 5.2% in 2008 over the average expiring lease rate. In Europe, an average of more than 700 more cars on lease contributed $7.8 million in additional lease income, while stronger foreign currencies added $14.5 million in lease income. In 2008, locomotives contributed $5.9 million in additional lease income due to an average of 90 additional locomotives on lease.
     Other income in 2008 was $33.9 million higher than prior year primarily due to the $12.0 million gain on sale of the office building in Poland and significant scrapping gains in North America of $29.1 million compared to $13.8 million in 2007. Scrapping gains increased in 2008 due to the combined impact of higher steel prices and a greater number of cars scrapped. During 2008, as scrap steel prices rose to record levels, Rail accelerated the scrapping of certain railcars. As the price of scrap steel has now dropped significantly, Rail expects reduced gains in 2009.
     The decrease in affiliate earnings in 2008 reflects the impact of a $3.3 million loss in market value of derivative hedging instruments at the AAE Cargo affiliate. Excluding this item, earnings from AAE increased primarily due to a higher number of cars on lease and favorable foreign exchange rates.
Ownership Costs
     Ownership costs in 2008 increased $6.8 million primarily due to depreciation and interest expense associated with portfolio additions over the last 12 months and the effect of stronger foreign currencies, partially offset by the effect of lower interest rates. The mix of ownership costs was impacted by the acquisition in 2008 of approximately 3,600 previously leased in railcars for $70.1 million and the assumption of $74.7 million of related nonrecourse debt.

Revision to GATX 2008 Annual Report
Operating Costs
     Maintenance expense in 2008 increased $21.2 million, $5.1 million of which was due to stronger foreign currencies. Excluding the currency impact, maintenance expense increased $16.1 million, primarily comprised of $4.4 million due to increased volume of compliance inspections, $4.2 million due to higher material prices and increased railroad repairs of wheelsets, and $3.4 million due to costs associated with conversions of certain railcar types. Maintenance expense in 2009 is expected to increase due to higher inspection costs as a significant number of tank cars in North America will be required to undergo scheduled compliance maintenance. Additionally, maintenance expenses may increase further in 2009 due the potential for increased assignments resulting from the current weak economic environment. Assignments generally result in cars being serviced prior to being placed on lease with a new customer as opposed to lease renewals that do not typically involve a servicing event.
     Other operating costs in 2008 decreased $4.3 million, primarily due to the reversal of $8.2 million of reserves resulting from the settlement of an environmental liability in Poland and remeasurement gains on non-functional currency denominated assets. Partially offsetting the decrease was a $3.6 million increase in the estimate of the litigation loss in Poland (see note 18 to the consolidated financial statements) and an increase in the provision for losses. In 2008, a $6.9 million provision for losses was recorded on a direct finance lease related to a customer that declared bankruptcy. A loss provision of this magnitude is unusual at Rail as approximately 97% of its railcar leases are characterized as operating leases, which are not reserveable assets under GAAP.
Labor Agreements
     Employees at two of Rail’s Canadian service centers belong to the Communication, Energy and Paperworkers Union of Canada. Although both service centers are covered by the same union, each contract has separate terms and conditions. Both contracts expired in January 2009 and negotiations are ongoing.
Comparison of Year Ended December 31, 2007, to Year Ended December 31, 2006
Segment Profit
     Rail’s segment profit in 2007 rose $19.4 million or 7.8% over 2006. The increase was primarily the result of an average of 3,000 more railcars on lease and rate increases achieved in the last two years on lease renewals and assignments, a significant increase in asset remarketing income from the strategic sales of certain railcar types and locomotives and the effect of stronger foreign currencies. The increase was partially offset by increased ownership and maintenance costs.
Gross Income
     Rail’s North American average active fleet grew by approximately 1,800 cars over the prior year. Additionally, lease rate increases were realized on both renewals and assignments. In North America, the average lease renewal rate on LPI cars increased 13.6% over the average prior expiring lease rate, compared to 16.7% in 2006. The combined effects of the active fleet growth and lease rate increases contributed $31.7 million in additional lease income. In Europe, an average of 1,200 more cars on lease and lease rate increases contributed $9.7 million in additional lease income, while strengthening European currencies added $13.7 million in lease income. Locomotives contributed $1.8 million in additional lease income, primarily due to higher lease rates on certain overhauled locomotives.
     Asset remarketing income was $12.5 million higher in 2007 as Rail took advantage of the strong market and strategically sold certain targeted railcar types and locomotives. Other income was comparable to the prior year as lower third party repair revenue was offset by higher gains from scrapped railcars. As Rail’s fleet of cars under full service leases has grown, service center activities have become increasingly focused on fleet repairs and regulatory compliance for its fleet, resulting in fewer opportunities to service third party railcars. Scrapping gains increased primarily due to higher steel prices as the number of cars scrapped in each year was comparable. In 2007, scrapping gains of $9.1 million were realized compared to $8.4 million in 2006.
     The decrease in affiliate earnings in 2007 primarily reflects the absence of $4.9 million of market value gains on derivative hedging instruments at the AAE affiliate recognized in 2006. Excluding the effect of the derivatives, earnings increased primarily due to growth in the size of the active fleet.

Revision to GATX 2008 Annual Report
Ownership Costs
     Ownership costs in 2007 increased $25.5 million primarily due to depreciation and interest associated with fleet growth, partially offset by lower interest rates. The comparative mix of ownership costs was affected by the purchase in 2006 of approximately 4,700 railcars that were previously leased in under operating leases.
Operating Costs
     Maintenance expense in 2007 increased $16.7 million, $5.6 million of which was due to strengthening foreign currencies. Excluding the effect of currency rate changes, maintenance expense increased $11.1 million, comprised primarily of $4.4 million due to unanticipated repairs of certain railcar types, $3.3 million due to higher material prices and increased railroad repairs, including the replacement of wheelsets, and $1.3 million primarily due to increased volume of compliance inspection and related repairs.
     Other operating expenses in 2007 increased $5.6 million, largely driven by higher freight and transportation costs related to higher assignment activity and foreign exchange remeasurement losses on non-functional currency denominated assets, partially offset by a decrease of $1.1 million in asset impairment charges. Asset impairment charges of $1.1 million in 2006 primarily related to a loss on the sale of a European repair facility.
Railcar Regulatory Issues
     On January 13, 2009, the U.S. Pipeline and Hazardous Materials Safety Administration, in coordination with the Federal Railroad Administration (“FRA”) issued final interim rules that, among other things, established new interim design standards for pressurized tank cars that transport toxic-by-inhalation hazardous materials (“TIH cars”). The designation “final interim” indicates that the FRA intends to continue to research enhanced design standards for TIH cars and will issue a subsequent rulemaking in the future that will prescribe final design requirements. Under the interim rules, TIH cars built after the effective date of the ruling must be built to a higher pressure class rating relative to U.S Department of Transportation specifications for tank cars. Unlike the original version of the rules proposed in April 2008, the interim rules adopted by the FRA do not include a retirement schedule for TIH cars built prior to adoption of the interim rules. The interim rules require that existing TIH cars receive appropriate certification from the Association of American Railroads (“AAR”) in order to remain in TIH service. The certification requirements are currently being developed by the AAR and, depending on the final certification requirements adopted, it is possible that some existing TIH cars will need to be removed from TIH service. Until these certification procedures are finalized, GATX cannot reasonably conclude what impact, if any, the interim rules may have on GATX’s tank car fleet. Once final certification standards are adopted, GATX will evaluate the technical requirements of the final design standards to determine the effect on its fleet.
     In addition, in 2007, the Tank Car Committee of the AAR adopted new performance standards for TIH cars in order to reduce the probability of a release of TIH materials in the event of a rail accident. Pursuant to these new rules, all cars transporting these materials must comply with the new performance standards by December 31, 2018. Car owners were required to submit plans to the AAR for complying with the new standards by December 31, 2008, and GATX has submitted a plan to the AAR with respect to the TIH cars in its fleet.
     As of December 31, 2008, approximately 2,400 TIH cars remained in service in GATX’s fleet (approximately 2% of its North American fleet) and, based upon management’s review, GATX does not expect that the new FRA or AAR rules affecting TIH cars will have a material impact on the Company’s financial position or results of operations.
Specialty
Segment Summary
     Specialty’s total asset base, including off balance sheet assets, was $654.4 million at December 31, 2008, compared to $521.4 million at December 31, 2007, and $499.9 million at December 31, 2006. New investments in 2008 totaled $163.3 million compared to $141.0 million in 2007 and consisted primarily of marine assets, joint ventures and industrial equipment. The estimated net book value equivalent of Specialty’s managed assets was $285.9 million at December 31, 2008.
     Following very favorable operating conditions in recent years, Specialty will face challenges in 2009. Most notably, Specialty’s marine joint ventures will be affected by the global economic slowdown, which has caused a dramatic reduction in ocean-going shipping volumes and rates. While Specialty’s marine joint venture partners are experienced operators that have dealt with market

Revision to GATX 2008 Annual Report
turbulence before, they are also expected to be impacted by this downturn. In addition to weaker marine joint venture results, it is likely that asset remarketing opportunities will decrease in 2009 due to the recession and volatile capital market environment. While operating conditions will be challenging in 2009, it is likely that investment opportunities will increase in the year ahead. Specialty will consider these opportunities in a disciplined manner with a focus on generating higher risk-adjusted returns.
     Specialty’s segment results are summarized below (in millions):

	Years Ended December 31
	2008	2007	2006
Gross Income
Lease income	$58.6	$51.5	$42.0
Asset remarketing income	23.3	29.2	27.9
Other income	4.7	7.0	12.4

Revenues	86.6	87.7	82.3
Affiliate earnings	72.8	74.4	53.4

	159.4	162.1	135.7
Ownership costs
Depreciation	17.1	13.0	7.0
Interest expense, net	19.0	15.8	16.9
Operating lease expense	2.0	2.7	3.9

	38.1	31.5	27.8
Operating costs
Maintenance expense	0.2	0.3	0.1
Asset impairment charges	2.3	2.3	4.4
Other operating expenses	12.9	10.5	4.5

	15.4	13.1	9.0

Segment profit	$105.9	$117.5	$98.9

Comparison of Year Ended December 31, 2008, to Year Ended December 31, 2007
Segment Profit
     Specialty’s segment profit of $105.9 million was $11.6 million or 9.9% lower than the prior year. The decrease was primarily due to lower asset remarketing, interest and affiliate income and higher operating costs for pooled barges.
Gross Income
     Gross income decreased slightly from the prior year. Lease income increased $7.1 million, primarily due to income from investments made in 2007 and 2008. Asset remarketing income of $23.3 million decreased $5.9 million over prior year. The current year included $11.4 million of residual sharing gains from the sale of assets in the managed portfolio and $7.1 million from the sale of marine equipment. The prior year included an $18.3 million gain on the sale of marine equipment and a $3.9 million residual sharing gain. Other income decreased $2.3 million primarily due to lower interest income resulting from loan repayments in 2007.
     Affiliate earnings of $72.8 million in 2008 decreased $1.6 million from the prior year. The prior year included $12.5 million of income from a joint venture that was liquidated. Excluding the effect of this affiliate on current and prior year income, affiliate earnings increased $10.4 million primarily due to higher marine and aircraft engine leasing joint venture earnings and higher affiliate remarketing income. Remarketing income from affiliates in the current year contributed $10.3 million to affiliate earnings compared to $6.8 million in the prior year. While in aggregate, operating results from the marine joint ventures were higher in 2008, market conditions weakened materially in the fourth quarter.
Ownership Costs
     Ownership costs increased $6.6 million from the prior year primarily due to depreciation and interest expense related to investments made in 2007 and 2008.

Revision to GATX 2008 Annual Report
Operating Costs
     Operating costs in 2008 were $2.3 million higher than the prior year primarily due to remeasurement losses on non-functional currency denominated assets and higher operating costs for pooled barges, partially offset by a lower provision for losses in 2008. Asset impairment charges in 2008 were primarily related to an asset held for sale and in 2007 related to certain cost method investments.
Comparison of Year Ended December 31, 2007, to Year Ended December 31, 2006
Segment Profit
     Specialty’s segment profit of $117.5 million was $18.6 million or 18.8% higher than the prior year. The increase was primarily due to higher marine affiliate earnings and the contribution from new operating lease assets acquired over the last two years, partially offset by lower other income. Asset remarketing income generated from both wholly-owned and affiliate owned assets, as well as the managed portfolios was comparable to 2006.
Gross Income
     Revenues of $87.7 million were $5.4 million higher than the prior year. Lease income increased primarily due to investments in operating lease assets made over the past two years and higher usage rents from pooled marine vessels. Asset remarketing for both 2007 and 2006 primarily reflects gains received in each period from sales of owned and managed assets and can be affected by discrete events. Specifically, in 2007, a lessee of barges exercised its purchase option, resulting in an $18.3 million gain and in 2006, significant residual sharing gains of $14.0 million and $8.3 million were received from two remarketing events in the managed portfolio. Other income decreased $5.4 million primarily due to lower securities gains recorded in the current year.
     Affiliate earnings of $74.4 million increased $21.0 million primarily as a result of increased operating earnings from the marine joint ventures. Asset remarketing income at the affiliate level was comparable in 2007 and 2006 as approximately $20 million of remarketing income was recognized in each year. In 2007, remarketing gains were primarily realized from the partial liquidation of a mixed asset joint venture comprised of rail, air and marine assets and the sale of a vessel by a marine affiliate. In 2006, gains were primarily realized from a residual value guarantee, the sale of engines in the aircraft engine leasing affiliate and the sale of marine vessels.
Ownership Costs
     Ownership costs of $31.5 million were $3.7 million higher primarily due to depreciation of new operating lease assets.
Operating Costs
     Asset impairment charges in both years primarily reflect the write downs of certain cost method investments. Other operating expenses include net bad debt recoveries of $3.1 million in 2006 versus a loss provision of $1.0 million in 2007. Excluding the bad debt activity, other operating expenses increased primarily due to higher operating expenses associated with increased vessel activity and higher fuel costs and a net decrease in the fair value of derivatives.
ASC
Segment Summary
     During 2008, ASC’s fleet of 18 vessels was operational throughout the majority of the year. Operating results for the year were favorable to the prior year primarily due to the impact of higher base freight rates. Additionally, weather conditions and water levels were improved over the prior year, leading to more optimal vessel loads and trip efficiencies. As a result, lower relative operating costs were incurred. However, during the fourth quarter of 2008, customer freight requirements dropped precipitously, particularly for shipments of iron ore and limestone, causing ASC to lay up 14 vessels during November and December. The remaining four vessels were laid up by January 6, 2009. This differs markedly from the 2007 sailing season, when all 18 vessels continued to operate well into January 2008.

Revision to GATX 2008 Annual Report
     Expectations for 2009 are uncertain at this point due to the fact that ASC does not operate in the first quarter and customers traditionally do not provide volume projections until late in the first quarter. However, it is likely that ASC’s 2009 volume will decline materially from 2008 levels. As a result, ASC will be cautious in deploying vessels until freight requirements are more certain. With the most versatile fleet operating on the Great Lakes, ASC is well positioned to manage its fleet to meet changing demand levels in 2009.
     ASC’s segment results are summarized below (in millions):

	Years Ended December 31
	2008	2007	2006
Gross Income
Marine operating revenues	$267.1	$228.7	$205.6
Lease income	4.2	4.2	4.2
Other income	0.2	0.1	—

	271.5	233.0	209.8
Ownership costs
Depreciation	13.2	12.6	10.2
Interest expense, net	9.6	9.9	8.1

	22.8	22.5	18.3

Operating costs
Maintenance expense	17.4	17.4	12.3
Marine operating expense	201.8	172.7	147.5
Other operating expenses	3.3	(0.3)	(0.3)

	222.5	189.8	159.5

Segment profit	$26.2	$20.7	$32.0

ASC’S Fleet Data
     The following table summarizes fleet activity for ASC’s Great Lakes fleet as of December 31:

	2008	2007	2006
Beginning balance	18	18	12
Vessels added	—	—	6
Ending balance	18	18	18

Revision to GATX 2008 Annual Report
Comparison of Year Ended December 31, 2008, to Year Ended December 31, 2007
Segment Profit
     ASC’s segment profit of $26.2 million in 2008 increased $5.5 million from the prior year. The results for 2008 were negatively impacted by a $3.3 million litigation loss (including legal costs). Excluding the impact of the litigation, the favorable variance of $8.8 million was primarily due to increased revenues resulting from higher base freight rates, partially offset by lower freight volume.
Gross Income
     Gross income in 2008 increased $38.5 million from the prior year. The increase was primarily due to base freight rate increases and higher fuel surcharges, which were offset in operating costs. In accordance with certain contract provisions, ASC is able to recover a large portion of fuel cost increases from its customers. Reduced freight volume due to the market downturn, largely in the fourth quarter, partially offset these increases. Total net tons carried in 2008 were 35.7 million compared to 37.3 million in 2007.
Ownership Costs
     Ownership costs of $22.8 million in 2008 were comparable to the prior year.
Operating Costs
     Operating costs increased $32.7 million in 2008, primarily due to higher fuel costs of $34.7 million. Excluding the impact of higher fuel, the variance to the prior year was favorable due to improved weather conditions and higher water levels, which enabled the fleet to operate more efficiently. Additionally, operating costs were lower due to fewer operating days than the prior year, particularly in the fourth quarter. As previously noted, other operating expenses in 2008 included a $3.3 million litigation loss (including legal costs).

Revision to GATX 2008 Annual Report
Labor Agreements
     Certain ASC employees belong to the United Steelworkers of America, whose collective bargaining agreement expires August 1, 2009.
Comparison of Year Ended December 31, 2007, to Year Ended December 31, 2006
Segment Profit
     ASC’s segment profit decreased $11.3 million or 35.3% compared to 2006. The decrease was primarily attributable to significant weather delays at the beginning and end of the 2007 sailing season, lower water levels and escalating fuel costs. Additionally, the recognition in 2007 of winter maintenance expense for the vessels acquired in 2006 contributed to the variance. Winter maintenance costs for these vessels were capitalized in 2006 in connection with the acquisition.
Gross Income
     ASC’s gross income increased $23.2 million from the prior year. The increase was primarily due to base freight rate increases and higher fuel cost recovery surcharges. The fuel surcharges were offset by higher fuel costs in operating expenses. While ASC benefited from a full year of operations from the vessels acquired in June of 2006, total net tons carried in 2007 showed only a marginal increase compared to the prior year due to the aforementioned weather delays and operating conditions. Net tons carried in 2007 were 37.3 million compared to 37.2 million in 2006.
Ownership Costs
     ASC’s ownership costs were $4.2 million higher than the prior year. Depreciation and interest expense increased $2.4 million and $1.8 million, respectively, primarily reflecting a full year of expense recognition for the acquired vessels compared to six months in the prior year.
Operating Costs
     ASC’s operating costs increased $30.3 million from the prior year. The variance was primarily due to a full year of operating costs for the acquired vessels compared to only six months in the prior year. Higher fuel expense as well as higher labor costs resulting from a new labor agreement executed in 2006 also contributed to the increase. Fuel prices increased approximately 10%; however, a portion of the increased fuel costs were recovered through fuel surcharges. Maintenance expense increased primarily as a result of winter maintenance costs for the acquired vessels. These costs were capitalized in 2006 in connection with the acquisition.
ASC Regulatory Issues
     During 2008, the United States Environmental Protection Agency (“EPA”) and various states that border the Great Lakes initiated rulemaking or proposed legislation to address discharges incidental to the normal operation of ships, including ballast water. The EPA, in response to a successful challenge to the exemption of such incidental discharges from the permitting requirements of the Clean Water Act (“CWA”), has adopted, effective December 19, 2008, a new Vessel General Permit (“VGP”) to regulate these discharges. In addition, many states have imposed additional state specific limitations and monitoring requirements which have become enforceable conditions of the VGP pursuant to Section 401(d) of the CWA. Some of these additional conditions are being challenged in the courts or in administrative proceedings. ASC will comply with the VGP, including additional conditions imposed by the states, by implementing the best management practices required by the VGP through revised vessel management plans, operational procedures and recordkeeping. New York and Minnesota will require the installation of a ballast treatment system on existing vessels by 2012 and 2016, respectively. To date no treatment systems have been approved that are capable of effectively treating ballast in the volumes and pumping rates for Great Lakes ships. Accordingly, at this time ASC cannot determine the impact on its operations of the installation of such systems. ASC is working with federal regulators to test ship-board delivery systems for ballast water treatment, and continues to offer its fleet to assist in educating state regulators on Great Lakes ship design and systems.

Revision to GATX 2008 Annual Report
Other
     Other is comprised of selling, general and administrative expenses (“SG&A”), unallocated interest expense, miscellaneous income and expense not directly associated with the reporting segments, and eliminations.
     Components of Other are outlined below (in millions):

	Years Ended December 31
	2008	2007	2006
Unallocated Expenses
Selling, general and administrative expenses	$168.0	$158.7	$146.7
Unallocated interest expense, net	1.8	(9.0)	11.8
Other income and expense, including eliminations	3.3	0.4	(0.6)
Income taxes	72.8	71.6	73.6
Effective income tax rate	27.2%	28.0%	33.3%
SG&A, Unallocated Interest and Other
     In 2008, SG&A expenses increased $9.3 million over 2007, primarily due to approximately $5.2 million of business development costs incurred related to the review and analysis of rail portfolio acquisitions that ultimately were not pursued, a $2.3 million impairment charge associated with a terminated IT project, higher compensation expense and stronger foreign currencies. In 2007, SG&A increased $12.0 million over 2006, primarily due to higher compensation expense, including severance costs related to corporate staff reductions following the sale of Air, stronger foreign currencies and, in 2006, the combination of favorable adjustments of certain accruals and the receipt of benefit claims refunds.
     Unallocated interest expense is the difference between actual external interest expense incurred (net of interest income earned on certain cash balances) and amounts allocated to the reporting segments in accordance with assigned leverage targets. The credit for unallocated interest expense in 2007 primarily reflects the impact of significantly lower consolidated leverage and higher cash balances following the sale of Air in December 2006. Interest income included in unallocated interest expense was $0.6 million, $6.1 million and $2.8 million for 2008, 2007 and 2006, respectively.
     Other income and expense in 2008 consisted primarily of a $3.8 million impairment loss on a money market fund investment, the net asset value of which fell below one dollar per share. The fund is in the process of liquidation, which is expected to be completed in 2009. Accordingly, GATX reclassified this investment on its consolidated balance sheet from cash and cash equivalents to other assets. As of December 31, 2008, the carrying amount of this investment was $38.3 million and no further material write-downs are expected. On January 30, 2009, GATX received a partial redemption of $27.3 million from the fund. Eliminations were immaterial for all periods presented.
Income Taxes
     GATX’s effective tax rate for 2008 was 27.2% compared to 28.0% in 2007 and 33.3% in 2006. In 2008, a tax benefit of $6.8 million was recognized attributable to the expiration of the statute of limitations on a state income tax position taken in a prior year. Additionally, GATX’s 2007 and 2006 effective tax rates reflect the recognition of favorable deferred tax adjustments due to reductions in statutory tax rates enacted in certain foreign jurisdictions. In 2007, reductions in the Canadian, United Kingdom and German statutory rates resulted in $20.1 million in benefits. In 2006, a reduction in the Canadian statutory rate resulted in a $5.9 million benefit. Excluding the reversals of the tax benefits noted herein, GATX’s effective tax rate was 29.7% in 2008, 35.9% in 2007 and 36.0% in 2006. GATX’s effective tax rate in 2008 was significantly lower than in prior years due to an increase in the contribution of lower taxed foreign source income. See Note 15 to the consolidated financial statements for additional information on income taxes.
Discontinued Operations
     During 2006 and 2007, GATX completed the sale of its aircraft leasing business to Macquarie Aircraft Leasing Limited (“MALL”). The sale was completed in two stages: the sale of wholly-owned aircraft closed on November 30, 2006, and the sale of partnered aircraft closed on January 17, 2007. Separately in 2006, GATX sold 26 wholly-owned and partnered aircraft and its interest in

Revision to GATX 2008 Annual Report
Pembroke Group, a 50% owned aircraft leasing affiliate. These events resulted in the complete disposition of GATX’s aircraft leasing operation (formerly the “Air” segment). Accordingly, Air has been segregated and classified as discontinued operations for all periods presented.
     Gross proceeds from these sales in 2006 totaled $1.3 billion, of which approximately $800 million was used to retire debt and pay transaction costs. The remaining proceeds, including $229.9 million received in 2007, were primarily used to fund new investments in rail, marine and industrial assets and to repurchase GATX common stock.
     The following table summarizes certain operating data for Discontinued Operations (in millions):

	Years Ended December 31
	2007	2006
Revenues	$0.6	$133.5
Loss before income taxes	(5.7)	(8.9)

(Loss) income from operations, net of taxes	$(0.8)	$32.1
Gain (loss) on disposal of segment, net of taxes	18.7	(70.9)

Net income (loss) from discontinued operations	$17.9	$(38.8)

     In 2007, gain on disposal of segment primarily consisted of a $20.9 million reversal of accrued income taxes resulting from an enacted change in federal income tax regulations and the finalization of the tax effects of the Air sale. In 2006, loss on disposal of segment was comprised of $60.3 million ($70.9 million including tax effects) of losses realized on the dispositions.
     Operating results of discontinued operations reflect directly attributable revenues, ownership, operating, interest and SG&A expenses and income taxes. Operating results also reflect intercompany allocations for interest and certain SG&A expenses. Interest expense allocated was zero and $16.4 million for 2007 and 2006, respectively. Interest was allocated consistent with GATX’s risk adjusted approach for continuing operations. SG&A allocated was zero and $6.1 million for 2007 and 2006, respectively. SG&A was allocated based on management’s best estimate and judgment of the direct cost of support services provided to discontinued operations and amounts allocated approximate the amounts expected to be eliminated from continuing operations.
     See Note 22 to the consolidated financial statements for additional information on discontinued operations.
BALANCE SHEET DISCUSSION
Assets
     Assets of continuing operations were $5.2 billion at December 31, 2008 compared to $4.7 billion at December 31, 2007. The increase was primarily attributable to investments in operating assets and joint ventures, partially offset by decreases in receivables.
     In addition to assets recorded on its balance sheet, GATX utilizes approximately $1.1 billion of other assets, primarily railcars, which are financed with operating leases and therefore are not recorded on the balance sheet. The off balance sheet assets represent the estimated present value of GATX’s committed future operating lease payments.
     The following table presents assets of continuing operations by segment as of December 31 (in millions):

	2008			2007
	On	Off		On	Off
	Balance	Balance		Balance	Balance
	Sheet	Sheet	Total	Sheet	Sheet	Total
Rail	$4,113.3	$1,056.5	$5,169.8	$3,768.2	$1,230.1	$4,998.3
Specialty	649.7	4.7	654.4	515.6	5.8	521.4
ASC	275.3	—	275.3	292.0	—	292.0
Other	152.1	—	152.1	147.4	—	147.4

	$5,190.4	$1,061.2	$6,251.6	$4,723.2	$1,235.9	$5,959.1

Revision to GATX 2008 Annual Report
Gross Receivables
     Receivables of $416.2 million at December 31, 2008, including leveraged leases net of nonrecourse debt, decreased $18.3 million from December 31, 2007.
Allowance for Possible Losses
     The purpose of the allowance is to provide an estimate of credit losses inherent in reservable assets. Reservable assets are divided into two categories: rent and other receivables, which represent short-term trade billings, and loans and finance lease receivables. Reserves for rent and other receivables are based on historical loss experience and judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX operates. In addition, GATX may establish specific reserves for known troubled accounts. Reserve estimates for loans and finance lease receivables are generally evaluated on a customer specific basis, considering the same factors as rent and other receivables as well as a regular assessment of each customer’s specific credit situation. There were no material changes in estimation methods or assumptions for the allowance during 2008. GATX believes that the allowance is adequate to cover losses inherent in its reservable assets as of December 31, 2008. Since the allowance is based on judgments and estimates, it is possible actual losses incurred will differ from the estimate.
     As of December 31, 2008, allowances for trade receivables were $3.9 million or 4.9% of rent and other receivables compared to $3.7 million or 4% at December 31, 2007. Specific allowances for finance leases were $14.7 million at December 31, 2008 compared to $7.3 million at December 31, 2007. The increase in the finance lease allowance in 2008 was primarily due to the previously discussed Rail customer bankruptcy.
     The following summarizes changes in GATX’s consolidated allowance for possible losses as of December 31 (in millions):

	2008	2007
Beginning balance	$11.0	$9.6
Provision for losses	7.5	0.1
Charges to allowance	(1.1)	(1.3)
Recoveries and other, including foreign exchange adjustments	1.2	2.6

Ending balance	$18.6	$11.0

Operating Assets and Facilities
     Net operating assets and facilities increased $412.2 million from 2007. The increase was primarily due to investment volume of $663.5 million and $144.8 million of purchases of leased in assets. Partially offsetting the increases were foreign exchange rate effects of $108.9 million, dispositions of $68.6 million and depreciation of $213.2 million.
Investments in Affiliated Companies
     Investments in affiliated companies increased $81.5 million in 2008, primarily due to new investments and equity earnings, net of distributions of $56.2 million. Distributions of capital from affiliates were $5.3 million in 2008.
     The following table shows GATX’s investment in affiliated companies by segment as of December 31 (in millions):

	2008	2007
Rail	$149.7	$135.4
Specialty	249.6	182.4

	$399.3	$317.8

     See Note 8 to the consolidated financial statements for additional information about investments in affiliated companies.
Debt
     Total debt increased $451.1 million from the prior year, primarily due to the issuance of $603.5 million of new debt and the assumption of $262.9 million of non-recourse debt associated with a Rail portfolio acquisition and Rail’s acquisition of previously leased in assets. Partially offsetting the increases were $64.1 million from conversions of convertible notes and principal repayments of $332.2 million.

Revision to GATX 2008 Annual Report
     The following table sets forth the details of GATX’s debt issuances in 2008:

Type of Debt	Term	Interest Rate	Principal Amount
Recourse Unsecured	10 Years	6.00% Fixed	$200 million
Recourse Unsecured	5 Year average life	2.53% Floating (a)	$150 million
Recourse Secured	5 Years	9.00% Fixed	$203 million
Recourse Secured	5 Years	5.25% Floating (a)	$ 50 million

(a)	Reflects interest rate at December 31, 2008
     The following table summarizes the debt of GATX and its subsidiaries by major component, including off balance sheet debt, as of December 31, 2008 (in millions):

	Secured	Unsecured	Total
Commercial paper and borrowings under bank credit facilities	$—	$125.1	$125.1
Convertible notes	—	41.9	41.9
Recourse debt	253.5	2,080.8	2,334.3
Nonrecourse debt	243.3	—	243.3
Capital lease obligations	64.7	—	64.7

Balance sheet debt	561.5	2,247.8	2,809.3
Recourse off balance sheet debt (a)	845.8	—	845.8
Nonrecourse off balance sheet debt (a)	215.4	—	215.4

	$1,622.7	$2,247.8	$3,870.5

(a)	Off balance sheet debt represents the estimated present value of committed operating lease payments and is equal to the amount reported as off balance sheet assets.
CASH FLOW DISCUSSION
     GATX generates a significant amount of cash from its operating activities and proceeds from its investment portfolio, which is used to service debt, pay dividends, and fund portfolio investments and capital additions. Cash flows from operations and portfolio proceeds are impacted by changes in working capital and the timing of asset dispositions. As a result, cash flow components will vary materially quarter to quarter. As of December 31, 2008, GATX had unrestricted cash balances of $102.2 million. The following discussion of cash flow activity is presented excluding the impact of discontinued operations.
Net Cash Provided by Operating Activities of Continuing Operations
     Net cash provided by continuing operations of $364.0 million increased $24.2 million compared to 2007. The increase was primarily due to higher lease income, lower operating lease payments and foreign tax payments and the timing of working capital items, partially offset by higher maintenance and SG&A expenses.
Portfolio Investments and Capital Additions
     Portfolio investments and capital additions primarily consist of purchases of operating assets, investments in joint ventures, loans and capitalized asset improvements. During 2008, Rail invested $587.4 million, including debt assumed of $188.2 million, acquiring approximately 7,500 railcars in North America and 400 railcars in Europe, compared to $487.2 million invested in 2007 for over 7,100 railcars. Specialty investments of $163.3 million in 2008 included $36.9 million of industrial equipment, $64.1 million of marine assets and $59.8 million of joint venture investments. Specialty investments in 2007 included $109.6 million of industrial equipment and $18.3 million of marine assets. ASC investments of $7.6 million in 2008 included structural and mechanical upgrades to the vessel fleet. In 2007, ASC investments were $4.4 million and related primarily to mechanical projects. Other investments of $23.0 million in 2008 primarily reflect information technology expenditures that support GATX’s operations and leasehold improvements related to the move of the Company’s headquarters. The timing of investments is dependent on purchase commitments, transaction opportunities and market conditions.

Revision to GATX 2008 Annual Report
     The following table presents the cash component of portfolio investments and capital additions by segment (in millions):

	2008	2007	2006
Rail(a)	$399.2	$487.2	$533.6
Specialty	163.3	141.0	94.1
ASC	7.6	4.4	127.7
Other	23.0	1.4	7.7

	$593.1	$634.0	$763.1

(a)	2008 excludes $188.2 million of assumed debt, which was a non-cash item.
Portfolio Proceeds
     Portfolio proceeds primarily consist of loan and finance lease receipts, proceeds from asset remarketing and sales of securities, and capital distributions from affiliates. Portfolio proceeds in 2008 and 2007 were favorably impacted by high levels of asset remarketing proceeds. This high level of proceeds is not expected to continue in 2009.
     Portfolio proceeds were as follows for the years ended December 31 (in millions):

	2008	2007	2006
Finance lease rents received, net of earned income and leveraged lease nonrecourse debt service	$13.8	$17.5	$17.8
Loan principal received	7.6	19.4	18.8
Proceeds from asset remarketing	128.4	135.8	40.3
Proceeds from sales and maturities of investment securities	0.9	42.3	7.2
Capital distributions from affiliates	5.4	31.8	38.6

	$156.1	$246.8	$122.7

Other Investing Activity
     In 2008, Rail acquired 3,628 previously leased in railcars for $70.1 million and the assumption of $74.7 million of related nonrecourse debt. In 2006, Rail exercised purchase options on two operating leases covering a total of 4,700 railcars for an aggregate cost of $260.9 million. Proceeds from sales of other assets were primarily related to the scrapping of railcars. Scrapping proceeds in North America were $36.8 million, $14.3 million and $12.8 million in 2008, 2007 and 2006, respectively. The considerable increase in scrapping proceeds in 2008 was due to both an increase in the number of cars scrapped as well as the price received. The recent trend in scrapping proceeds is not expected to continue in 2009 due to a significant drop in scrap steel prices at the end of 2008. Proceeds from sales of other assets in 2008 also included the proceeds from the sale of the office building in Poland. Other investing activity in 2008 of $42.1 million reflects the previously discussed balance sheet reclassification of the liquidating money market fund investment. On January 30, 2009, GATX received a partial redemption of $27.3 million from the fund.
Net Cash used in Financing Activities of Continuing Operations
     Net cash provided by financing activities of continuing operations was $122.1 million in 2008, compared to net cash used of $246.5 million in 2007. Debt proceeds in 2008 totaled $583.0 million (net of hedges and issuance costs). Repayments of $332.2 million of debt in 2008 primarily consisted of scheduled maturities, including commercial paper. Stock repurchases in 2008, made under the $200 million GATX common stock repurchase program, were $76.5 million for 2.1 million shares. This stock repurchase program is inactive at the present time. Stock repurchases in 2007 were $300.2 million for 6.3 million shares.
Cash Flows of Discontinued Operations
     Net cash provided by discontinued operations of $181.8 million in 2007 consisted primarily of proceeds received upon completion of the Air sale.

Revision to GATX 2008 Annual Report
Liquidity and Capital Resources
General
     GATX funds its investments and meets its debt, lease and dividend obligations through available cash balances, cash generated from continuing operating activities, portfolio proceeds (including proceeds from asset sales), commercial paper issuances, committed revolving credit facilities and the issuance of secured and unsecured debt. GATX utilizes both domestic and international capital markets and banks for its debt financing needs.
     Principal sources and uses of cash from continuing operations were as follows for the years ended December 31 (in millions):

	2008	2007	2006
Principal sources of cash (a)
Net cash provided by operating activities	$364.0	$339.8	$293.3
Portfolio proceeds	156.1	246.8	122.7
Proceeds from other asset sales	61.9	22.3	24.8
Proceeds from issuance of debt, commercial paper and credit facilities	583.0	302.3	572.4

	$1,165.0	$911.2	$1,013.2

Principal uses of cash
Portfolio investments and capital additions	$(593.1)	$(634.0)	$(763.1)
Stock repurchases	(76.5)	(300.2)	—
Repayments of debt, commercial paper and credit facilities	(332.2)	(204.7)	(440.5)
Purchase of leased in assets	(70.1)	(6.8)	(260.9)
Payments on capital lease obligations	(7.9)	(6.5)	(10.8)
Cash dividends	(51.7)	(47.6)	(43.4)

	$(1,131.5)	$(1,199.8)	$(1,518.7)

(a)	Additionally, net cash from discontinued operations, primarily proceeds from the sale of Air assets, was $181.8 million and $558.7 million for 2007 and 2006, respectively.
Shelf Registration Statement
     GATX maintains an effective shelf registration statement on file with the U.S. Securities and Exchange Commission (“SEC”) that enables it to issue public debt securities and pass-through certificates. The registration statement expires in August 2010.
Credit Lines and Facilities
     GATX has a $550 million unsecured revolving credit facility that matures in May of 2012. At December 31, 2008, availability under this facility was $428.9 million, with $108.6 million of commercial paper outstanding and $12.5 million of letters of credit issued, both of which are backed by the facility. Cash from operations and commercial paper issuances are the primary sources of cash used to fund daily operations. GATX also has revolving lines of credit totaling $65.7 million in Europe. At December 31, 2008, availability under these lines of credit was $49.3 million. On January 9, 2009, GATX closed on $100 million, 364-day, unsecured revolving credit facility, which was undrawn at that time.
Restrictive Covenants
     The $550 million revolving credit facility contains various restrictive covenants, including requirements to maintain a fixed charge coverage ratio and an asset coverage test. GATX’s ratio of earnings to fixed charges, as defined in this facility, was 2.2 for the period ended December 31, 2008, in excess of the minimum covenant ratio of 1.2. At December 31, 2008, GATX was in compliance with all covenants and conditions of the $550 million facility. The $100 million facility and certain of GATX’s other bank term loans have the same financial covenants as the $550 million facility.
     The indentures for GATX’s public debt also contain restrictive covenants, including limitations on loans, advances or investments in related parties and distributions of dividends. Some of the indentures also contain limitation on liens provisions that limit the amount of secured indebtedness that GATX may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and nonrecourse indebtedness. In addition to the other specified exceptions, GATX would be able to

Revision to GATX 2008 Annual Report
incur liens securing a maximum of $728.3 million of additional indebtedness as of December 31, 2008, based on the most restrictive limitation on liens provision. At December 31, 2008, GATX was in compliance with all covenants and conditions of the indentures.
     The loan agreements for certain of GATX’s wholly-owned European Rail subsidiaries (collectively, “GRE”) also contain restrictive covenants, including leverage and cash flow covenants specific to those subsidiaries, restrictions on making loans and limitations on the ability of those subsidiaries to repay loans to certain related parties (including GATX) and to pay dividends to GATX. The covenants relating to loans and dividends effectively limit the ability of GRE to transfer funds to GATX. At December 31, 2008, the maximum amount that GRE could transfer to GATX without violating its covenants was $13.7 million, implying that $369.7 million of subsidiary net assets were restricted. Restricted net assets are defined as equity less 50% of free cash flow. At December 31, 2008, GRE was in compliance with all covenants and conditions of these loan agreements.
     Another subsidiary’s financing, guaranteed by GATX, contains various restrictive covenants, including requirements for GATX to maintain a defined net worth and a fixed charge coverage ratio. This fixed charge coverage ratio covenant is less restrictive than that contained in the revolving credit facility.
     GATX does not anticipate any covenant violations nor does it anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.
     See Note 13 to the consolidated financial statements for detailed information on GATX’s credit facilities, debt obligations and related restrictive covenants.
Credit Ratings
     The availability of GATX’s funding options may be affected by certain factors, including the global capital market environment and outlook as well as GATX’s financial performance. GATX’s access to capital markets at competitive rates is dependent on its credit rating and rating outlook, as determined by rating agencies such as Standard & Poor’s (“S&P”) and Moody’s Investor Service (“Moody’s”). As of December 31, 2008, GATX’s long-term unsecured debt was rated BBB+ by S&P and Baa1 by Moody’s. GATX’s short-term unsecured debt was rated A-2 by S&P and P-2 by Moody’s. GATX’s rating outlook from both agencies was stable.
2009 Liquidity Position
     GATX expects that it will be able to meet its contractual obligations for 2009 through a combination of projected cash from continuing operations, portfolio proceeds and its revolving credit facilities as well as available cash at December 31, 2008.
Off Balance Sheet Arrangements and Other Contingencies
Contractual Commitments
     At December 31, 2008, GATX’s contractual commitments, including debt maturities, lease payments, and unconditional purchase obligations were (in millions):

	Payments Due by Period
	Total	2009	2010	2011	2012	2013	Thereafter
Recourse debt	$2,314.9	$430.4	$269.5	$235.9	$408.8	$335.2	$635.1
Nonrecourse debt	260.5	15.4	14.7	70.1	25.6	33.8	100.9
Convertible debt(a)	41.9	—	—	—	—	—	41.9
Commercial paper and credit facilities	125.1	125.1	—	—	—	—	—
Capital lease obligations	82.0	12.7	17.2	21.6	4.7	4.8	21.0
Operating leases — recourse	1,172.8	118.6	124.5	108.7	108.1	99.7	613.2
Operating leases — nonrecourse	314.0	26.5	27.8	27.8	28.0	28.4	175.5
Unconditional purchase obligations(b)	329.1	301.0	28.1	—	—	—	—
Loan from affiliate	61.0	54.7	6.3	—	—	—	—

	$4,701.3	$1,084.4	$488.1	$464.1	$575.2	$501.9	$1,587.6

(a)	Conversion price of $24.81 per share.

(b)	Primarily contractual railcar commitments.

Revision to GATX 2008 Annual Report
Contractual Cash Receipts
     The Company’s contractual cash receipts arising from minimum future lease payments from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases as of December 31, 2008, were as follows (in millions):

	Contractual Cash Receipts by Period
	Total	2009	2010	2011	2012	2013	Thereafter
Finance leases	$467.5	$44.3	$39.9	$42.3	$34.0	$27.0	$280.0
Operating leases	2,991.3	800.8	629.4	468.7	330.9	228.2	533.3

Total	$3,458.8	$845.1	$669.3	$511.0	$364.9	$255.2	$813.3

Commercial Commitments
     In connection with certain investments or transactions, GATX has entered into various commercial commitments, such as guarantees and standby letters of credit, which could require performance in the event of demands by third parties. Similar to GATX’s balance sheet investments, these guarantees expose GATX to credit, market and equipment risk; accordingly, GATX evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.
     GATX’s commercial commitments for continuing operations at December 31, 2008 were (in millions):

	Amount of Commitment Expiration by Period
	Total	2009	2010	2011	2012	2013	Thereafter
Affiliate guarantees	$47.6	$2.1	$32.7	$3.1	$2.3	$3.3	$4.1
Asset residual value guarantees	52.1	1.2	2.5	3.6	12.9	27.0	4.9
Lease payment guarantees	63.9	4.1	4.1	4.0	4.0	4.0	43.7
Other guarantees(a)	77.8	—	—	—	—	—	—

Total guarantees	241.4	7.4	39.3	10.7	19.2	34.3	52.7
Standby letters of credit and bonds	13.6	13.6	—	—	—	—	—

	$255.0	$21.0	$39.3	$10.7	$19.2	$34.3	$52.7

(a)	No specific maturity date.
     Affiliate guarantees generally involve guaranteeing repayment of the financing utilized to acquire or lease in assets and are in lieu of making direct equity investments in the affiliate. GATX is not aware of any event of default which would require it to satisfy these guarantees and expects the affiliates to generate sufficient cash flow to satisfy their lease and loan obligations.
     Asset residual value guarantees represent GATX’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Approximately 65% of the Company’s asset residual value guarantees are related to rail equipment. Based on known facts and current market conditions, management does not believe that the asset residual value guarantees will result in any negative financial impact to GATX. Historically, gains associated with the residual value guarantees have exceeded any losses incurred. GATX believes these asset residual value guarantees will likely generate future income in the form of fees and residual sharing proceeds.
     Lease payment guarantees represent GATX’s guarantees to financial institutions of finance and operating lease payments to unrelated parties in exchange for a fee. Any liability resulting from GATX’s performance pursuant to the lease payment guarantees will be reduced by the value realized from the underlying asset or group of assets.
     Other guarantees consist of GATX’s potential contractual reimbursement obligation to Airbus S.A.S (“Airbus”) for amounts Airbus may be required to pay under certain specified circumstances to GATX Flightlease Aircraft Ltd., a joint venture partially owned by GATX (“GFAC”), in connection with an aircraft purchase contract entered into by GFAC and Airbus in 2001. GATX’s limited reimbursement obligation is capped at approximately $77.8 million. No liability has been recorded with respect to this contractual provision as GATX believes that the likelihood of having to perform under it is remote. The aircraft purchase contract, and other agreements relating thereto, have been the subject of various litigation proceedings that are described in Note 18 to the consolidated financial statements.

Revision to GATX 2008 Annual Report
     GATX and its subsidiaries are also parties to standing letters of credit and bonds primarily related to workers’ compensation and general liability insurance coverages. No material claims have been made against these obligations. At December 31, 2008, GATX does not expect any material losses to result from these off balance sheet instruments because performance is not anticipated to be required.
Defined Benefit Plan Contributions
     In 2008, GATX contributed in aggregate $10.0 million to its funded and unfunded defined benefit plans and other post retirement benefits. In 2009, the Company expects to make contributions of approximately $19.4 million. Additional contributions will be dependent on a number of factors including plan asset investment returns and actuarial experience. Subject to the impact of these factors, the Company may make additional material plan contributions.
     During 2008, GATX’s funded pension plans became underfunded due to a significant decrease in the fair value of plans assets resulting from the downturn in the financial markets. This decrease may affect the timing or amount of future plan contributions, but it is not expected to have a material impact on GATX’s financial position or cash flows. See Note 16 to the consolidated financial statements for additional information on GATX’s pension plans.
Critical Accounting Policies and Estimates
     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to use judgment in making estimates and assumptions that affect reported amounts of assets, liabilities, revenues, expenses and related disclosures. The Company regularly evaluates its estimates and judgments based on historical experience, market indicators and other relevant factors and circumstances. Actual results may differ from these estimates under different assumptions or conditions.
     The Company considers the following as critical accounting policies:
•	Operating lease assets — Operating assets, including assets acquired under capital lease, are stated principally at historical cost and are depreciated using the straight-line method to an estimated residual value. Since the majority of GATX’s assets have useful lives in excess of 30 years, the residual value requires a projection of value significantly in the future. GATX periodically reviews the appropriateness of depreciable lives and residual value estimates based on physical and economic factors, as well as existing market conditions. Changes in these estimates could result in a change in depreciation expense.

•	Impairment of long-lived assets — In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, GATX performs a review for impairment of long-lived assets, such as operating assets and facilities, whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. GATX measures recoverability of assets to be held and used by comparing the carrying amount of an asset to estimated future net cash flows expected to be generated by it. Estimated future cash flows are based on a number of assumptions including lease rates, lease term, operating costs, life of the asset and disposition proceeds. If such assets are determined to be impaired, the impairment loss to be recognized is measured by the amount by which the carrying amount of the assets exceeds estimated fair value. Fair value is based on internal estimates supplemented with independent appraisals and/or market comparables when available and appropriate. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less selling costs.

•	Impairment of investments in affiliated companies — In accordance with Accounting Principles Board Opinion (“APB”) No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”), GATX reviews the carrying amount of its investments in affiliates annually, or whenever events or changes in circumstances indicate that a decline in value may have occurred.

If management determines that indicators of impairment are present for an investment, an analysis is performed to estimate the fair value of that investment. Fair value is the price that would be received to sell the asset in an orderly transaction between market participants at the measurement date. While quoted prices in active markets provide the best evidence of fair value, an active market does not exist for the majority of our affiliate investments. Thus, an estimate of their fair value must be made. Some examples of acceptable valuation techniques that GATX may use to estimate fair value are discounted cash flows at the investee level, capitalized earnings or the present value of expected distributable cash from the investee. Additionally, price/earnings ratios based on comparable businesses may also be acceptable in certain circumstances. Other valuation

Revision to GATX 2008 Annual Report
techniques that are appropriate for the particular circumstances of the affiliate and for which sufficient data are available may also be used. For all fair value estimates, GATX maximizes the use of observable inputs whenever possible and appropriate.

Once an estimate of fair value is made, it is compared to the investment’s carrying value. If the investment’s estimated fair value is less than its carrying value, then the investment is deemed impaired. If an investment is deemed impaired, then a determination is made as to whether the impairment is other-than-temporary. Factors that management considers in making this determination include expected operating results for the near future, the length of the economic life cycle of the underlying assets of the investee and the ability of GATX to hold the investment through the end of the underlying assets’ useful life. Anticipated actions that are probable of being taken by investee management that may improve its business prospects are also considered.

If management reasonably determines an investment to be only temporarily impaired, no impairment loss is recorded. Alternatively, if management determines that an investment is impaired on an other-than-temporary basis, a loss equal to the difference between the estimated fair value of the investment and its carrying value is recorded in the period of identification.

•	Impairment of goodwill — In accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), GATX reviews the carrying amount of its recorded goodwill annually or in interim periods if circumstances indicate an impairment may have occurred. The impairment review is performed at the reporting unit level, which is one level below an operating segment. The goodwill impairment test is a two-step process and requires management to make certain judgments in determining what assumptions to use in the calculation. The first step in the process consists of estimating the fair value of each reporting unit based on a discounted cash flow model using revenue and profit forecasts. Management then compares its estimate of the fair value of the reporting unit with the reporting unit’s carrying amount, which includes goodwill. If the estimated fair value is less than the carrying amount, an additional step is performed that compares the implied fair value of the reporting unit’s goodwill with the carrying amount of the goodwill. The determination of a reporting unit’s implied fair value of the goodwill requires management to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of the goodwill. To the extent that the carrying amount of the goodwill exceeds its implied fair value, an impairment loss is recorded in the period of identification.

•	Pension and Post-Retirement Benefits Assumptions — GATX’s pension and other post-retirement benefit obligations and related costs are calculated using actuarial assumptions. Two critical assumptions, the discount rate and the expected return on plan assets, are important elements of plan expense and liability measurement. Other assumptions involve demographic factors such as expected retirement age, mortality, employee turnover, health care cost trends and rate of compensation increases.

The discount rate is used by GATX to calculate the present value of expected future pension and post-retirement cash flows as of the measurement date. The guideline for establishing this rate is high-quality, long-term bond rates, matched with the expected duration of the future benefit obligation. The expected long-term rate of return on plan assets is based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. GATX evaluates these critical assumptions annually and makes adjustments as required in accordance with changes in underlying market conditions, valuation of plan assets, or demographics. As a result, changes in these assumptions may increase or decrease periodic benefit plan expense as well as the carrying value of benefit plan assets or obligations. See Note 16 to the consolidated financial statements for additional information regarding these assumptions.

•	Share-Based Compensation — GATX provides equity awards to certain employees and directors in the form of stock options, stock appreciation rights (SARs), restricted stock, performance share awards and phantom stock awards. Compensation expense for these awards is recognized on a pro-rata basis over the applicable vesting period based on the award’s grant date fair value. GATX uses the Black-Scholes options valuation model to calculate the grant date fair value of stock options and SARs. This model requires the input of assumptions, some of which are highly subjective, which will affect the amount of compensation expense recorded. Assumptions used in the model include expected stock price volatility (based on the historical volatility of GATX’s stock price), the risk free interest rate (based on the treasury yield curve), the expected life of the equity award (based on historical exercise patterns and post-vesting termination behavior) and the expected dividend equivalents to be paid during the estimated life of the equity award (since GATX’s options/SARs are dividend participating). Changes in the assumptions may impact the amount of compensation expense. The fair value of other equity awards is based on GATX’s stock price on the grant date. See Note 21 to the consolidated financial statements for additional information on share-based compensation.

•	Income Taxes — GATX’s operations are subject to taxes in the U.S., various states and foreign countries and as result, may be subject to audit in all of these jurisdictions. Tax audits may involve complex issues and disagreements with taxing authorities could require several years to resolve. GATX adopted FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of

Revision to GATX 2008 Annual Report
FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), effective January 1, 2007. FIN 48 defines criteria that an individual tax position must meet for any tax benefit to be recognized in an enterprise’s financial statements. Under FIN 48, GATX must presume that uncertain income taxes positions will be examined by the relevant tax authority and determine whether it is more-likely-than-not that the income tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. An income tax position that meets the more-likely-than-not recognition threshold is then evaluated to determine the probable amount of benefit recognized in the financial statements. Establishing accruals for uncertain tax benefits requires management to make estimates and assessments with respect to the ultimate outcome of tax audit issues and amounts recorded in the financial statements. The ultimate resolution of such uncertain tax benefits may differ from management’s estimate, potentially impacting the Company’s results of operations, cash flows, or financial position.

GATX evaluates the need for a deferred tax asset valuation allowance by assessing the likelihood of whether deferred tax assets, including net operating loss carryforward benefits, will be realized in the future. The assessment of whether a valuation allowance is required involves judgment, including the forecast of future taxable income and the evaluation of tax planning initiatives, if applicable.

Taxes have not been provided on undistributed earnings of foreign subsidiaries as the Company has historically maintained that undistributed earnings of its foreign subsidiaries and affiliates were intended to be permanently reinvested in those foreign operations. If, in the future, these earnings are repatriated to the U.S., or if the Company expects such earnings will be remitted in the foreseeable future, a provision for additional taxes would be required.

See Note 15 to the consolidated financial statements for additional information on income taxes.
New Accounting Pronouncements
     See Note 3 to the consolidated financial statements for a summary of new accounting pronouncements that may impact GATX’s business.
Non-GAAP Financial Measures
     This report includes certain financial performance measures computed using non-Generally Accepted Accounting Principles (“GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). These measures are return on equity, return on assets, income from continuing operations excluding tax benefits and other items, and diluted earnings per share excluding tax benefits and other items. As required under SEC rules, GATX has provided a reconciliation of those non-GAAP components to the most directly comparable GAAP components. Financial performance measures disclosed in this report are meant to provide additional information and insight into the historical operating results and financial position of the business. Management uses these performance measures to assist in analyzing GATX’s underlying financial performance from period to period and to establish criteria for compensation decisions. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.
GLOSSARY OF KEY TERMS
•	Non-GAAP Financial Measures — Numerical or percentage based measures of a company’s historical performance, financial position or liquidity calculated using a component different from that presented in the financial statements as prepared in accordance with GAAP.

•	Off Balance Sheet Assets — Assets, primarily railcars, which are financed with operating leases and therefore not recorded on the balance sheet. GATX estimates the off balance sheet asset amount by calculating the present value of committed future operating lease payments using the interest rate implicit in each lease.

•	On Balance Sheet Assets — Total assets as reported on the balance sheet excluding assets of discontinued operations.

•	Return on Equity — Income from continuing operations divided by average total shareholders’ equity.

•	Return on Assets — Income from continuing operations divided by average total on and off balance sheet assets.

Revision to GATX 2008 Annual Report
•	Return on Equity Excluding Tax Benefits and Other Items — Income from continuing operations excluding tax benefits and other items divided by average total shareholders equity.

•	Return on Assets Excluding Tax Benefits and Other Items — Income from continuing operations excluding tax benefits and other items divided by average total on and off balance sheet assets.
     Reconciliation of the Non-GAAP components used in the computation of certain Financial Measures (in millions):

	2008	2007	2006	2005
Total Assets, as reported	$5,190.4	$4,723.2	$4,644.7	$5,245.6
Less: Assets of Discontinued Operations	—	—	232.2	1,706.8

On Balance Sheet Assets	$5,190.4	$4,723.2	$4,412.5	$3,538.8
Off Balance Sheet Assets	1,061.2	1,235.9	1,321.0	1,453.5

Total On and Off Balance Sheet Assets(a)	$6,251.6	$5,959.1	$5,733.5	$4,992.3

Shareholders’ Equity	$1,124.5	$1,149.0	$1,169.2	$1,031.8

	2008	2007	2006
Income from Continuing Operations, as reported	$194.8	$183.8	$147.3
Tax Benefits (b)	(6.8)	(20.1)	(5.9)
Other Items (c)	(16.4)	—	—

Income from Continuing Operations, excluding Tax Benefits and Other Items	$171.6	$163.7	$141.4

Diluted Earnings Per Share, as reported	$3.88	$3.43	$2.64
Tax Benefits (b)	(0.13)	(0.36)	(0.10)
Other Items (c)	(0.32)	—	—

Diluted Earnings Per Share, excluding Tax Benefits and Other Items	$3.43	$3.07	$2.54

(a)	Total on and off balance sheet assets are used in the calculation of return on assets which is income from continuing operations divided by average total on and off balance sheet assets.

(b)	In 2008, the statute of limitations on a state income tax position taken in a prior period expired, resulting in the recognition of previously unrecognized tax benefits. In 2007 and 2006, enacted reductions in statutory tax rates in foreign jurisdictions resulted in the recognition of deferred tax benefits.

(c)	Combined effects of a $9.8 million gain (after-tax) from the sale of an office building and $6.6 million of income (after-tax) from the reversal of an environmental reserve, both in Poland.

Revision to GATX 2008 Annual Report
Item 8. Financial Statements and Supplementary Data.
Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of GATX Corporation
     We have audited the accompanying consolidated balance sheets of GATX Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, cash flows, and comprehensive income (loss) for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GATX Corporation and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
     As discussed in Note 27 to the financial statements, in 2009 the Company changed its method of accounting for convertible debt and applied the change retrospectively to previously reported financial statements. As discussed in Note 2 to the financial statements, in 2007 the Company changed its method of accounting for leveraged lease transactions and unrecognized tax benefits and in 2006 the Company changed its method of accounting for pension and other post-retirement benefits and adopted Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), GATX Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2009 expressed an unqualified opinion thereon.
Ernst & Young LLP
Chicago, Illinois
February 24, 2009
except for Note 27, as to which the date is
May 7, 2009

Revision to GATX 2008 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31
	2008	2007
	In millions
Assets
Cash and Cash Equivalents	$102.2	$104.4
Restricted Cash	41.1	44.7
Receivables
Rent and other receivables	79.5	91.1
Finance leases	331.8	334.6
Loans	4.9	8.8
Less: allowance for possible losses	(18.6)	(11.0)

	397.6	423.5

Operating Assets and Facilities
Rail	5,232.3	4,908.5
Specialty	271.4	209.7
ASC	373.1	365.6
Less: allowance for depreciation	(1,955.2)	(1,974.4)

	3,921.6	3,509.4
Investments in Affiliated Companies	399.3	317.8
Goodwill	95.7	104.4
Other Assets	232.9	219.0

Total Assets	$5,190.4	$4,723.2

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$146.6	$119.6
Debt
Commercial paper and borrowings under bank credit facilities	125.1	247.3
Recourse	2,376.2	2,038.4
Nonrecourse	243.3	—
Capital lease obligations	64.7	72.5

	2,809.3	2,358.2
Deferred Income Taxes	710.9	722.4
Other Liabilities	399.1	374.0

Total Liabilities	4,065.9	3,574.2
Shareholders’ Equity
Preferred stock ($1.00 par value, 5,000,000 shares authorized, 17,428 and 18,216 shares of Series A and B $2.50 Cumulative Convertible Preferred Stock issued and outstanding, aggregate liquidation preference of $1.0 and $1.1 million as of December 31, 2008 and 2007, respectively,)
	*	*
Common stock ($0.625 par value, 120,000,000 authorized, 65,051,639 and 62,171,716 shares issued and 48,725,953 and 47,899,897 shares outstanding as of December 31, 2008 and 2007, respectively)	40.6	38.7
Additional paid in capital	611.7	531.9
Retained earnings	1,062.6	920.9
Accumulated other comprehensive (loss) income	(85.2)	86.2
Treasury stock at cost (16,325,686 and 14,271,819 shares at December 31, 2008 and 2007, respectively)	(505.2)	(428.7)

Total Shareholders’ Equity	1,124.5	1,149.0

Total Liabilities and Shareholders’ Equity	$5,190.4	$4,723.2

*	Less than $0.1 million.
The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2008 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31
	2008	2007	2006
	In millions, except per
	share data
Gross Income
Lease income	$935.3	$895.2	$826.2
Marine operating revenue	267.1	228.7	205.6
Asset remarketing income	54.6	61.4	47.6
Other income	95.5	67.5	73.6

Revenues	1,352.5	1,252.8	1,153.0
Share of affiliates’ earnings	90.6	93.2	76.1

Total Gross Income	1,443.1	1,346.0	1,229.1
Ownership Costs
Depreciation	208.7	191.4	163.3
Interest expense, net	148.5	130.7	135.4
Operating lease expense	145.2	155.8	166.6

Total Ownership Costs	502.4	477.9	465.3
Other Costs and Expenses
Maintenance expense	257.2	236.1	214.1
Marine operating expenses	201.8	172.7	147.5
Selling, general and administrative	168.0	158.7	146.7
Other expense	46.1	45.2	34.6

Total Other Costs and Expenses	673.1	612.7	542.9

Income from Continuing Operations before Income Taxes	267.6	255.4	220.9
Income Taxes	72.8	71.6	73.6

Income from Continuing Operations	194.8	183.8	147.3
Income (Loss) from Discontinued Operations, net of taxes	—	17.9	(38.8)

Net Income	$194.8	$201.7	$108.5

Per Share Data
Basic:
Income from continuing operations	$4.09	$3.69	$2.89
Income (Loss) from discontinued operations	—	0.36	(0.77)

Total	$4.09	$4.05	$2.12

Average number of common shares	47.6	49.9	51.0

Diluted:
Income from continuing operations	$3.88	$3.43	$2.64
Income (Loss) from discontinued operations	—	0.33	(0.63)

Total	$3.88	$3.76	$2.01

Average number of common shares and common share equivalents	51.0	55.4	62.1

Dividends declared per common share	$1.08	$0.96	$0.84

The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2008 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2008	2007	2006
	In millions
Operating Activities
Net income	$194.8	$201.7	108.5
Less: Income (loss) from discontinued operations	—	17.9	(38.8)

Income from continuing operations	194.8	183.8	147.3
Adjustments to reconcile income from continuing operations to net cash provided by operating activities of continuing operations:
Gains on sales of assets and securities	(76.8)	(55.0)	(22.3)
Depreciation	219.2	200.8	173.7
Provision (reversal) for possible losses	7.5	0.1	(2.1)
Asset impairment charges	4.7	2.3	5.5
Deferred income taxes	56.8	56.9	58.4
Share of affiliates’ earnings, net of dividends	(34.4)	(36.3)	(39.9)
Decrease (increase) in recoverable income taxes	9.0	(8.7)	(0.9)
Decrease in operating lease payable	(8.9)	(6.7)	(16.5)
Defined benefit plans	(10.4)	(2.3)	(0.8)
Other	2.5	4.9	(9.1)

Net cash provided by operating activities of continuing operations	364.0	339.8	293.3
Investing Activities
Additions to operating assets, net of nonrecourse financing for leveraged leases, and facilities	(527.3)	(611.6)	(733.7)
Loans extended	—	(7.0)	(19.2)
Investments in affiliates	(59.8)	(12.0)	(8.2)
Other	(6.0)	(3.4)	(2.0)

Portfolio investments and capital additions	(593.1)	(634.0)	(763.1)
Purchases of leased in assets	(70.1)	(6.8)	(260.9)
Portfolio proceeds	156.1	246.8	122.7
Proceeds from sales of other assets	61.9	22.3	24.8
Net decrease in restricted cash	3.6	3.3	0.6
Other	(42.1)	—	(0.5)

Net cash used in investing activities of continuing operations	(483.7)	(368.4)	(876.4)
Financing Activities
Proceeds from issuances of debt (original maturities longer than 90 days)	583.0	77.8	572.4
Repayments of debt (original maturities longer than 90 days)	(210.4)	(204.7)	(405.8)
Net (decrease) increase in debt with original maturities of 90 days or less	(121.8)	224.5	(34.7)
Payments on capital lease obligations	(7.9)	(6.5)	(10.8)
Stock repurchases	(76.5)	(300.2)	—
Employee exercises of stock options	7.4	21.9	31.3
Cash dividends	(51.7)	(47.6)	(43.4)
Derivative settlements	—	(20.7)	3.6
Excess tax benefits from share-based compensation	—	9.0	—

Net cash provided by (used in) financing activities of continuing operations	122.1	(246.5)	112.6
Effect of Exchange Rates on Cash and Cash Equivalents	(4.6)	1.5	2.0
Cash Flows of Discontinued Operations (see Note 22)
Net cash (used in) provided by operating activities	—	(48.1)	91.4
Net cash provided by investing activities	—	229.9	1,263.3
Net cash used in financing activities	—	—	(796.0)

Net (decrease) increase in cash and cash equivalents during the period	(2.2)	(91.8)	90.2
Cash and Cash Equivalents at beginning of period	104.4	196.2	106.0

Cash and Cash Equivalents at end of period	$102.2	$104.4	$196.2

The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2008 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	December 31
	2008	2007	2006	2008	2007	2006
	Dollars	Dollars	Dollars	Shares	Shares	Shares
	In millions
Preferred Stock
Balance at beginning of period	$ *	$ *	$ *	*	*	*
Conversion of preferred stock into common stock	*	*	*	*	*	*

Balance at end of period	*	*	*	*	*	*
Common Stock
Balance at beginning of period	38.7	37.4	36.5	62.2	60.0	58.6
Issuance of common stock	0.3	0.5	0.7	0.3	0.8	1.0
Convertible debt conversions	1.6	0.8	0.2	2.6	1.4	0.4
Conversion of preferred stock into common stock	*	*	*	*	*	*

Balance at end of period	40.6	38.7	37.4	65.1	62.2	60.0
Treasury Stock
Balance at beginning of period	(428.7)	(128.5)	(128.5)	(14.2)	(7.9)	(7.9)
Stock repurchases	(76.5)	(300.2)	—	(2.1)	(6.3)	—

Balance at end of period	(505.2)	(428.7)	(128.5)	(16.3)	(14.2)	(7.9)
Additional Capital
Balance at beginning of period	531.9	491.9	424.6
Cumulative effect of adjustments from the adoption of FSP APB 14-1, net of taxes	—	—	17.7

Adjusted balance at beginning of period	531.9	491.9	442.3
Convertible debt conversions	63.1	2.0	(0.3)
Share-based compensation effects	9.4	7.6	19.3
Excess tax benefits from share-based compensation	—	9.0	—
Issuance of common stock	7.3	21.4	30.6

Balance at end of period	611.7	531.9	491.9
Retained Earnings
Balance at beginning of period	920.9	771.8	699.8
Cumulative effect of adjustments from the adoption of FSP APB 14-1, net of taxes	—	—	(12.0)
Cumulative effect of adjustments from the adoption of FSP FAS 13-2, net of taxes	—	(15.0)	—
Cumulative effect of adjustments from the adoption of FASB Interpretation No. 48	—	11.0	—
Cumulative effect of adjustments from the adoption of SAB No. 108, net of taxes	—	—	19.2

Adjusted balance at beginning of period	920.9	767.8	707.0
Net income	194.8	201.7	108.5
Dividends declared	(53.1)	(48.6)	(43.7)

Balance at end of period	1,062.6	920.9	771.8
Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	86.2	(3.4)	(6.3)
Foreign currency translation (loss) gain	(78.4)	70.0	33.0
Unrealized (loss) gain on securities	(1.4)	0.6	(1.2)
Unrealized (loss) gain on derivative instruments	(24.6)	(1.1)	8.2
Post retirement benefit plans	(67.0)	20.1	(37.1)

Balance at end of period	(85.2)	86.2	(3.4)

Total Shareholders’ Equity	$1,124.5	$1,149.0	$1,169.2

*	Less than $0.1 million.
The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2008 Annual Report
GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
	2008	2007	2006
	In millions
Net income	$194.8	$201.7	$108.5
Other comprehensive (loss) income, net of tax:
Foreign currency translation (loss) gain	(78.4)	70.0	33.0
Unrealized (loss) gain on securities	(1.4)	0.6	(1.2)
Unrealized (loss) gain on derivative instruments	(24.6)	(1.1)	8.2
Post retirement benefit plans	(67.0)	20.1	(2.3)

Other comprehensive (loss) income	(171.4)	89.6	37.7

Comprehensive Income	$23.4	$291.3	$146.2

The accompanying notes are an integral part of these consolidated financial statements.

Revision to GATX 2008 Annual Report
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note: As a result of the retrospective application of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), GATX Corporation revised its Consolidated Financial Statements and the accompanying notes thereto. The notes affected by the application of FSP APB 14-1 are listed immediately below. The revisions to GATX’s previously issued financial statements are detailed in Note 27, which has been added.
•	Note 2, Accounting Changes — A paragraph discussing the accounting requirements of FSP APB 14-1 has been added.

•	Note 3, Significant Accounting Policies — Convertible debt and interest expense, net accounting policies have been revised and the New Accounting Pronouncements paragraph relating to FSP APB 14-1 has been deleted.

•	Note 12, Other Assets and Other Liabilities — Applicable line items have been revised.

•	Note 13, Debt — Applicable line items have been revised and new required disclosures have been added.

•	Note 15, Income Taxes — Components of domestic income, as well as disclosures for deferred tax assets, income tax expense and the difference between the effective and statutory income tax rates have been revised.

•	Note 19, Shareholders’ Equity — Debt conversion disclosure has been revised.

•	Note 23, Earnings per Share — Applicable line items have been revised.

•	Note 24, Foreign Operations — Identifiable assets have been revised.

•	Note 25, Financial Data of Business Segments — Applicable line items have been revised.

•	Note 26, Selected Quarterly Financial Data (unaudited) — Quarterly results have been revised.
NOTE 1. Description of Business
     GATX Corporation (“GATX” or the “Company”) leases, operates and manages long-lived, widely used assets in the rail, marine and industrial equipment markets. GATX also invests in joint ventures that complement existing business activities. Headquartered in Chicago, Illinois, GATX has three financial reporting segments: Rail, Specialty and American Steamship Company (“ASC”). During 2006 and 2007, GATX sold its aircraft leasing business (formerly the “Air” segment). Accordingly, Air has been segregated and classified as discontinued operations for all periods presented.
NOTE 2. Accounting Changes
     Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) APB 14-1 — As of January 1, 2009, GATX adopted the provisions of FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), for its 5% convertible notes due 2023 and its previous 7.25% convertible notes that matured in February 2007. Upon adoption, the Company was required to retrospectively apply the provisions of FSP APB 14-1 to all periods presented. See Notes 3, 13 and 27 for additional information.

Revision to GATX 2008 Annual Report
     FSP FAS 13-2 — As of January 1, 2007, GATX adopted FSP FAS 13-2, Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction. This guidance applies to all transactions classified as leveraged leases in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13 and provides that if the expected timing of income tax cash flows generated by a leveraged lease transaction changes, then the rate of return and the allocation of income among reporting periods should be recalculated, which may result in a one-time, non-cash charge to earnings in the period of changed expectations. As a result of the implementation of this FSP, GATX reduced the carrying value of two leveraged lease investments and recorded a corresponding reduction of $15.0 million, net of taxes, to the 2007 opening balance of retained earnings. This amount will be recognized as income over the remaining terms of the affected leases, 2007 to 2021, and is not expected to be material in any year.
     FASB Interpretation No. 48 (“FIN 48”) — As of January 1, 2007, GATX adopted FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes. SFAS No. 109 did not prescribe a recognition threshold or measurement attribute for the financial statement recognition and measurement of a tax position taken in a tax return. FIN 48 clarifies the application of SFAS No. 109 by defining criteria that an individual tax position must meet for any tax benefit to be recognized in an enterprise’s financial statements. As a result of the implementation of FIN 48, GATX recorded an $11.0 million decrease in the liability for unrecognized tax benefits and a corresponding increase to the 2007 opening balance of retained earnings. See Note 15 for additional information.
     Staff Accounting Bulletin No. 108 (“SAB 108”) — As of January 1, 2006, GATX adopted SAB 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. The Securities and Exchange Commission issued SAB 108 in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. This bulletin provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Specifically, SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. Prior practice allowed the evaluation of materiality on the basis of either the income statement or the balance sheet approach, but did not require both. In years prior to 2002, GATX recorded accruals in connection with the sale of multiple business segments reported as discontinued operations. These accruals were for post-retirement employment benefits on an undiscounted basis for severed employees and retirees of the sold business, the liability for which was retained by GATX. In subsequent years, the periodic expenses for post-retirement employment benefits related to former employees of the sold businesses were charged against the accruals. The Company now believes that these liabilities were determined in error. These errors were deemed to be immaterial prior to 2006, but after applying the guidance under SAB 108, the cumulative effect of these errors was determined to be material to 2006. In evaluating materiality and determining the appropriateness of applying SAB 108 to these errors, the Company considered materiality both qualitatively and quantitatively as prescribed by the SEC’s Staff Accounting Bulletin No. 99, Materiality. As a result, an after-tax adjustment of $19.2 million was made to increase the opening balance of retained earnings as of January 1, 2006.
     SFAS No. 158 — GATX adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS 158”), as of December 31, 2006. SFAS 158 requires that a company’s balance sheet reflect the funded status of its pension and postretirement plans. The funded status of the plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. GATX recognized the aggregate overfunding of any plans in Other Assets, the aggregate underfunding of any plans in Other Liabilities and the corresponding adjustments to accumulated other comprehensive income, net of related taxes. At December 31, 2006, previously unrecognized differences in the funding status of plans were recognized in accumulated other comprehensive income in the balance sheet as required by SFAS No. 158. The adoption of SFAS No. 158, resulted in adjustments to the carrying amount of pension and other post retirement plan balances and a corresponding decrease in shareholders’ equity of $34.8 million net of taxes. See Note 16 for additional information.
     SFAS No. 157 — GATX adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), effective January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” The application of the provisions of SFAS 157 had no effect on GATX’s consolidated financial position, results of operations or cash flows. In February 2008, the FASB issued FASB Staff Position No. 157-2 (“FSP FAS 157-2”), which delays the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those recognized or disclosed at fair value on a recurring basis. Accordingly, GATX did not apply the provisions of SFAS 157 to nonrecurring fair value measurements of nonfinancial assets and liabilities. See Note 14 for a complete discussion of SFAS 157.

Revision to GATX 2008 Annual Report
     FSP FAS 140-4 and FIN 46(R)-8 — As of December 31, 2008, GATX adopted FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). This FSP requires additional disclosures about GATX’s involvement with Variable Interest Entities (“VIEs”) but does not change the accounting for VIEs. The application of the provisions of FSP FAS 140-4 and FIN 46(R)-8 had no effect on GATX’s consolidated financial position, results of operations or cash flows. See Note 9 for a complete discussion of VIEs, including the new disclosures required by this FSP.
     FSP FAS 133-1 and FIN 45-4 — As of December 31, 2008, GATX adopted FSP FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees (“FSP FAS 133-1 and FIN 45-4”). This FSP requires disclosures by sellers of credit derivatives, including credit derivatives embedded in hybrid instruments, requires an additional disclosure about the current status of the payment/performance risk of a guarantee, and clarifies the effective date of SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). GATX has certain guarantees that are subject to this FSP. The application of the provisions of this FSP had no effect on GATX’s consolidated financial position, results of operations, or cash flows. See Note 17 for a complete discussion of guarantees.
     SFAS No. 159 — SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”), permits entities to elect to measure financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The statement was effective as of January 1, 2008, and GATX did not elect to apply its provisions.
NOTE 3. Significant Accounting Policies
     Consolidation — The consolidated financial statements include the accounts of GATX and its wholly-owned subsidiaries. Investments in affiliated companies (discussed herein) are not consolidated. The consolidated financial statements reflect the operations of the former Air segment as discontinued operations for all periods presented. GATX has investments that are considered VIEs in accordance with FASB Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”). GATX is not the primary beneficiary with respect to any of the VIEs. As a result, GATX does not consolidate these VIEs. See Note 9 for a complete discussion of VIEs.
     Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) necessarily requires management to make estimates and assumptions that affect the amounts reported in the financial statements. The Company regularly evaluates estimates and judgments based on historical experience and other relevant facts and circumstances. Actual amounts could differ from those estimates.
     Reclassification — Certain amounts in the 2006 and 2007 financial statements have been reclassified to conform to the 2008 presentation.
     Cash and Cash Equivalents — GATX considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.
     Restricted cash — Restricted cash represents cash and cash equivalents that are restricted as to withdrawal and usage. GATX’s restricted cash primarily relates to amounts maintained, as required by contract, for seven wholly-owned bankruptcy remote, special-purpose corporations.
     Loans — GATX records loans at the principal amount outstanding plus accrued interest. The loan portfolio is reviewed regularly and a loan is classified as impaired when it is probable that GATX will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount by which the carrying value of the loan exceeds expected repayments plus the fair value of the underlying collateral. Generally, interest income is not recognized on impaired loans until the loan has been paid up to contractually current status or as conditions warrant.

Revision to GATX 2008 Annual Report
     Operating Assets and Facilities — Operating assets and facilities are stated principally at cost. Assets acquired under capital leases are included in operating assets and the related obligations are recorded as liabilities. Provisions for depreciation include the amortization of capital lease assets. Operating assets and facilities are depreciated over their estimated useful lives or lease terms to estimated salvage values using the straight-line method. The estimated useful lives of depreciable assets are as follows:

Railcars	30 - 38 years
Locomotives	12 - 20 years
Buildings	40 - 50 years
Leasehold improvements	5 - 15 years
Marine vessels	40 - 50 years
     Impairment of Long-Lived Assets — A review for impairment of long-lived assets, such as operating assets and facilities, is performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If an asset is determined to be impaired, the impairment loss to be recognized is the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are classified as held for sale and reported at the lower of their carrying amount or fair value less costs to sell.
     Investments in Affiliated Companies — GATX has investments in 20 to 50 percent-owned companies and joint ventures and other investments in which GATX does not have effective or voting control (collectively “affiliates”). These affiliates are accounted for using the equity method in accordance with Accounting Principles Board (“APB”) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”). Investments in affiliated companies are initially recorded at cost, including goodwill. In certain instances, GATX’s cost basis may be different from its share of the affiliates’ underlying net assets. These differences are primarily attributable to loans to and from affiliates and purchase accounting adjustments. Income/expense on these loans offsets GATX’s proportional share of the affiliates’ earnings. The carrying amount of GATX’s investments in affiliated companies is affected by GATX’s share of the affiliates’ undistributed earnings and losses, distributions of dividends and capital, and loan payments to or from the affiliate. See Note 8 for additional information.
     Impairment of investments in affiliated companies — In accordance with APB 18, GATX reviews the carrying amount of its investments in affiliates annually, or whenever events or changes in circumstances indicate that a decline in value may have occurred. If an investment is determined to be impaired on an other-than-temporary basis, a loss equal to the difference between the fair value of the investment and its carrying value is recorded in the period of identification.
     Lease Classification — GATX determines lease classification at lease inception in accordance with SFAS No. 13, Accounting for Leases (“SFAS 13”). If the provisions of the lease are changed, other than by renewing the lease or extending its term, in a manner that would have resulted in a different classification of the lease had the changed terms been in effect at the inception of the lease, the revised agreement is considered a new lease for purposes of determining lease classification. See Note 5 for additional information.
     Finance Leases — Finance leases represent net unpaid rentals and the estimated unguaranteed residual value of leased equipment, less related unearned income. Finance leases that are financed principally with nonrecourse borrowings at lease inception and that meet certain criteria are accounted for as leveraged leases. Leveraged lease receivables are stated net of the related nonrecourse debt. See Note 5 for additional information.
     Operating Lease Expense— GATX leases in certain railcars under sale-leaseback arrangements as well as other facilities and assets closely associated with its revenue generating operations (e.g. maintenance facilities & equipment). These leases are classified as operating leases in accordance with SFAS 13 and the associated lease expense is recorded in operating lease expense. Gains as well as financing costs associated with sale-leasebacks are deferred and amortized as a component of operating lease expense over the related leaseback term. GATX also leases in certain office facilities and related administrative assets. These leases are also classified as operating leases and the associated expense is recorded in selling, general, and administrative expense. See Note 5 for additional information.
     Inventory — GATX has inventory that consists of railcar and locomotive repair components and marine vessel spare parts. All inventory balances are stated at lower of cost or market. Railcar repair components are valued using the average cost method. Vessel spare parts inventory is valued using the first-in, first-out method. Inventory is included in other assets on the balance sheet.

Revision to GATX 2008 Annual Report
     Goodwill — SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), established accounting and reporting standards for goodwill. Under these standards, goodwill is no longer amortized, but rather is subject to an annual impairment test. Goodwill is tested for impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill. Goodwill arising from individual business combinations are assigned to the same reporting unit as the assets and liabilities of the acquired businesses. Reporting units are determined based on the composition of GATX’s operating segments, taking into consideration whether the operating segments consisted of more than one business and, if so, whether the businesses operate in different economic environments. If the fair value of the reporting unit exceeds its carrying amount, then the goodwill of the reporting unit is considered not impaired. If the carrying amount of the reporting unit exceeds its fair value, an additional step is performed that compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS 142) with the carrying amount of the goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. Fair values of the reporting units are estimated using discounted cash flow models. GATX’s impairment review is performed at the reporting unit level, which is one level below the operating segment level. The impairment test is performed annually in the fourth quarter or in interim periods if events or circumstances indicate a potential impairment. See Note 10 for additional information.
     Maintenance and Repair Costs — Maintenance and repair costs are expensed as incurred. Costs incurred by GATX in connection with planned major maintenance activities that improve or extend the useful life of an asset are capitalized and depreciated over their estimated useful life. Required five-year regulatory survey costs for ASC’s vessels are capitalized and depreciated over the requisite survey period.
     Allowance for Possible Losses — The purpose of the allowance is to provide an estimate of credit losses inherent in reservable assets. Reservable assets are divided into two categories: rent and other receivables, which represent short-term trade billings, and loans and finance lease receivables. Reserves for rent and other receivables are based on historical loss experience and judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX operates. In addition, GATX may establish specific reserves for known troubled accounts. Reserve estimates for loans and finance lease receivables are generally evaluated on a customer specific basis, considering the same factors as rent and other receivables as well as a regular assessment of each customer’s specific credit situation. There were no material changes in estimation methods or assumptions for the allowance during 2008. GATX believes that the allowance is adequate to cover losses inherent in its reservable assets as of December 31, 2008. Since the allowance is based on judgments and estimates, it is possible actual losses incurred will differ from the estimate.
     Convertible Debt — FSP APB 14-1 clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion and requires issuers of such instruments to account separately for the liability (debt) and equity (conversion option) components in a manner that reflects the issuer's nonconvertible debt (unsecured debt) borrowing rate. At issuance, FSP APB 14-1 requires bifurcation of a component of the convertible debt, classification of that component as equity, and then amortization of the resulting discount on the debt as additional interest expense over the expected term of the debt. FSP APB 14-1 also requires convertible debt issuance costs to be allocated between debt and equity issuance costs on the same basis as the debt and equity components. Convertible debt equity issuance costs are immediately recognized as a reduction of shareholders' equity.
     Upon conversion, GATX measures the fair value of the consideration transferred in settlement of the notes and allocates the portion of the consideration equal to the fair value of the liability at the conversion date to the extinguishment of the liability. The difference between the amount allocated and the net carrying amount of the liability component is recognized as a gain or loss. The remaining settlement consideration is attributed to the reacquisition of the equity component and is recognized as a reduction of shareholders' equity. Accrued but unpaid interest as of the conversion date is recorded as an adjustment to additional paid in capital in accordance with EITF No. 85-17, Accrued Interest upon Conversion of Convertible Debt.
      The conversion options embedded in GATX’s convertible debt issuances are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”), Emerging Issues Task Force Issue (“EITF”) No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock and EITF No. 01-6, The Meaning of “Indexed to a Company’s Own Stock”. The conversion options qualify for equity treatment, thus bifurcation and separate accounting treatment of the options as embedded derivatives is not required. All other features of GATX’s convertible notes, including conversion contingencies and registration rights provisions, are either not derivatives requiring bifurcation and separate accounting or are derivatives, but were determined to have a zero value at the date of issuance. GATX regularly reviews changes in the potential value of these other features and recognizes any such changes in current earnings, as applicable.
      See Note 13 for additional information.

     Income Taxes — Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). Provisions for federal, state and foreign income taxes are calculated on reported income before income taxes based on current tax law. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. The cumulative effect of any changes in tax rates from those previously used in determining deferred tax assets and liabilities is reflected in the provision for income taxes in the period of change. Provisions for income taxes in any given period differ from those currently payable or receivable because certain items of income and expense are recognized in different time periods for financial reporting purposes than they are for income tax purposes. United States (“U.S.”) income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GATX intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $502.4 million at December 31, 2008. See Note 15 for additional information.

Revision to GATX 2008 Annual Report
     Derivatives — SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those derivatives at fair value. GATX records the fair value of all derivatives as either other assets or other liabilities in the balance sheet. Classification of derivative activity in the statements of operations and cash flows is generally determined by the nature of the hedged item. Gains and losses on derivatives that are not accounted for as hedges are classified as other operating expenses and related cash flows are included in cash flows from operating activities.
     Instruments that meet established accounting criteria are formally designated as qualifying hedges at the inception of the contract. These criteria demonstrate that the derivative is expected to be highly effective at offsetting changes in the fair value or expected cash flows of the underlying exposure both at the inception of the hedging relationship and on an ongoing basis. GATX primarily uses derivatives, such as interest rate swap agreements, Treasury rate locks, options and currency forwards, as hedges to manage its exposure to interest rate and foreign currency exchange rate risk on existing and anticipated transactions. For qualifying derivatives designated as fair value hedges, changes in both the derivative and the hedged item attributable to the risk being hedged are recognized in earnings. For qualifying derivatives designated as cash flow hedges, the effective portion of the derivative’s gain or loss is recorded as part of other comprehensive income (loss) in shareholders’ equity and subsequently recognized in earnings when the hedged transaction affects earnings. The change in fair value of the ineffective portion of all hedges is immediately recognized in earnings. Although GATX does not hold or issue derivative financial instruments for purposes other than hedging, certain derivatives may not meet the established criteria to qualify as hedges. Changes in the fair value of these derivatives are recognized in earnings immediately. See Note 14 for further information.
     Environmental Liabilities — Expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and which do not contribute to current or future revenue generation are charged to environmental reserves. Reserves are recorded in accordance with accounting guidelines to cover work at identified sites when GATX’s liability for environmental cleanup is probable and a reasonable estimate of associated costs can be made. Adjustments to initial estimates are recorded as required. See Note 18 for additional information.
     Revenue Recognition — Gross income includes rents on operating leases, accretion of income on direct finance leases, interest on loans, marine operating revenue, fees, asset remarketing gains and losses, gains and losses on the sale of portfolio investments and equity securities and share of affiliates’ earnings. Operating lease income is recognized on a straight-line basis over the term of the underlying leases. Finance lease income is recognized on the basis of the interest method, which produces a constant yield over the term of the lease. Marine operating revenue is recognized as shipping services are performed and revenue is allocated among reporting periods based on the relative transit time in each reporting period for shipments in process at any month end. Asset remarketing income includes gains and losses from the sale of assets from GATX’s portfolio as well as residual sharing fees from the sale of managed assets. Asset remarketing income is recognized upon completion of the sale of assets. Fee income, including management fees received from joint ventures, is recognized as services are performed, which may be over the period of a management contract or as contractual obligations are met.
     Interest expense, net — Interest expense represents interest accrued on indebtedness and amortization of debt issue costs and debt discounts. Debt issuance costs are deferred and amortized over the applicable term of the related debt. Interest expense is reported net of interest income on bank deposits, which was $3.1 million, $10.8 million and $8.4 million for 2008, 2007 and 2006, respectively.
     Marine Operating and Maintenance Expenses — Marine operating expenses are categorized as either direct or indirect. Direct expenses, consisting primarily of crewing costs, fuel, tugs, vessel supplies, running repairs and insurance costs are recognized as incurred. Indirect expenses consist of repairs and maintenance and depreciation. Indirect expenses incurred prior to the beginning of the sailing season are deferred and amortized ratably over the anticipated sailing season, generally April 1 — December 31. Indirect expenses incurred during the sailing season are recognized as incurred.
     Lease and Loan Origination Costs — Initial direct costs of leases are deferred and amortized over the lease term, either as an adjustment to the yield for direct finance leases or on a straight-line basis for operating leases. Loan origination fees and related direct loan origination costs for a given loan are offset, and the net amount is deferred and amortized over the term of the loan as an adjustment to interest income.
     Residual Values — Residual values are a component of GATX’s investment in finance leases. Residual values represent the estimate of the value of the asset at the end of the finance lease contract. Residual values are initially recorded based on appraisals and estimates. Realization of residual values is dependent on GATX’s ability to market the assets under future market conditions. GATX

Revision to GATX 2008 Annual Report
reviews its estimates of residual value annually or whenever events or changes in circumstances indicate that a decline in value may have occurred. Any other-than-temporary declines in value are immediately recognized as impairments.
     Investment Securities — Investment securities include warrants received in connection with the financing of non-public, venture-backed companies, and common stock. Equity securities are classified as available-for-sale in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The securities are carried at fair value and unrealized gains and losses arising from remeasuring securities to fair value are included on an after tax basis as a separate component of accumulated other comprehensive income (loss). The Company uses specific identification as the basis to determine the amount reclassified from accumulated other comprehensive income (loss) upon sale of the securities. Under the provisions of SFAS 133, warrants are accounted for as derivatives, with changes in fair value recorded in current earnings. Upon conversion of the warrants to shares of common stock, the warrants are reclassified on the balance sheet as investment securities.
     Foreign Currency — GATX accounts for foreign currency effects on its financial statements in accordance with SFAS No. 52, Foreign Currency Translation. The assets and liabilities of GATX’s operations having non-U.S. dollar functional currencies are translated at exchange rates in effect at year end. Statements of Income and Cash Flows are translated monthly, using average exchange rates. Gains and losses resulting from the translation of foreign currency financial statements are deferred and recorded as a separate component of accumulated other comprehensive income or loss in the shareholders’ equity section of the balance sheet. Gains and losses resulting from foreign currency transactions are recorded in Other Expense during the period in which they occur. The aggregate transaction gain (loss), net of related hedges, was $8.6 million, $(2.7) million and $1.3 million for 2008, 2007, and 2006, respectively.
     Share-Based Compensation — GATX accounts for share-based compensation in accordance with the provisions of FASB Statement No. 123(R), Share-Based Payments (“SFAS 123(R)”). Under SFAS 123(R), GATX measures share-based expense based on the grant date fair value of an award and recognizes that expense in earnings over the service period of each award. See Note 21 for additional information.
New Accounting Pronouncements
     In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree at the acquisition date, measured at their fair values as of that date; the immediate expense recognition of transaction costs and the accounting for restructuring costs separately from the business combination. This Statement also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. SFAS 141(R) is effective for the Company’s fiscal year beginning January 1, 2009 on a prospective basis.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 requires entities to report noncontrolling (minority) interests of consolidated subsidiaries as a component of shareholders’ equity on the balance sheet; include all earnings of a consolidated subsidiary in consolidated results of operations; and treat all transactions between an entity and the noncontrolling interest as equity transactions between the parties. SFAS 160 is effective for the Company’s fiscal year beginning January 1, 2009, and adoption is prospective only; however, the presentation and disclosure requirements must be applied retrospectively. The Company does not consolidate any partially owned subsidiaries and therefore does not expect the application of this standard to have a material impact on its consolidated financial position, cash flows or results of operations.
     In March 2008, the FASB issued SFAS 161, which requires enhanced disclosures on a company’s use of derivative instruments, its applicable accounting policies related to derivatives, and the effect of those derivatives on a company’s financial position, results of operations and cash flows. This statement is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. Adoption of SFAS 161 will have no impact on GATX’s financial position, results of operations or cash flows.

Revision to GATX 2008 Annual Report
NOTE 4. Supplemental Cash Flow and Noncash Investing and Financing Transactions

	2008	2007	2006
Supplemental Cash Flow Information for Continuing Operations

Interest paid (a)	$136.6	$132.8	$142.0
Income taxes paid	$7.0	$23.8	$16.1

(a)	Interest paid for continuing operations consisted of interest on debt obligations, interest rate swaps (net of interest received) and capital lease interest. Interest expense capitalized as part of the cost of construction of major assets was immaterial for all periods presented.
Noncash Investing and Financing Transactions

Capital lease obligations assumed	$—	$27.6	$0.1
Nonrecourse debt assumed	$262.9	$—	$—
NOTE 5. Leases
     The following information pertains to GATX as a lessor:
     Finance Leases — GATX’s finance leases are comprised of direct financing leases and leveraged leases. Investment in direct finance leases consists of lease receivables, plus the estimated residual value of the equipment at the lease termination dates, less unearned income. Lease receivables represent the total rent to be received over the term of the lease reduced by rent already collected. Initial unearned income is the amount by which the original sum of the lease receivable and the estimated residual value exceeds the original cost of the leased equipment. Unearned income is amortized to lease income over the lease term in a manner that produces a constant rate of return on the net investment in the lease.
     Finance leases that are financed principally with nonrecourse borrowings at lease inception and that meet certain criteria are accounted for as leveraged leases. Leveraged lease receivables are stated net of the related nonrecourse debt. Initial unearned income represents the excess of anticipated cash flows (including estimated residual values, net of the related debt service) over the original investment in the lease. The Company recognized income from leveraged leases (net of taxes) of $3.0 million, $3.1 million and $3.8 million in 2008, 2007 and 2006, respectively.
     The components of the investment in finance leases at December 31 were (in millions):

	Leveraged		Direct		Total
	Leases		Financing		Finance Leases
	2008	2007	2008	2007	2008	2007
Total minimum lease payments receivable	$688.1	$725.1	$369.1	$382.6	$1,057.2	$1,107.7
Principal and interest on third-party nonrecourse debt	(589.7)	(622.9)	—	—	(589.7)	(622.9)

Net minimum future lease receivable	98.4	102.2	369.1	382.6	467.5	484.8
Estimated non-guaranteed residual value of leased assets	29.1	49.4	87.0	68.1	116.1	117.5
Unearned income	(46.2)	(50.8)	(205.6)	(216.9)	(251.8)	(267.7)

Investment in finance leases	81.3	100.8	250.5	233.8	331.8	334.6
Allowance for possible losses	(7.8)	(7.3)	(6.9)	—	(14.7)	(7.3)
Deferred taxes	(130.6)	(88.0)	—	—	(130.6)	(88.0)

Net investment	$(57.1)	$5.5	$243.6	$233.8	$186.5	$239.3

     Operating Leases — Rental income from operating leases is generally reported on a straight-line basis over the term of the lease. Rental income on certain leases is based on equipment usage. Rental income from usage rents was $25.5 million, $22.7 million and $20.7 million, in 2008, 2007 and 2006, respectively.

Revision to GATX 2008 Annual Report
     Minimum Future Receipts — Minimum future lease receipts from finance leases, net of debt payments for leveraged leases, and minimum future rental receipts from noncancelable operating leases at December 31, 2008, were (in millions):

	Finance	Operating
	Leases	Leases	Total
2009	$44.3	$800.8	$845.1
2010	39.9	629.4	669.3
2011	42.3	468.7	511.0
2012	34.0	330.9	364.9
2013	27.0	228.2	255.2
Years thereafter	280.0	533.3	813.3

	$467.5	$2,991.3	$3,458.8

     The following information pertains to GATX as a lessee:
     Capital Leases — GATX assets that are financed with capital lease obligations and subsequently leased to customers under either operating or finance leases, or otherwise utilized in operations at December 31 were (in millions):

	2008	2007
Railcars and other equipment	$72.5	$72.6
Marine vessels	98.0	98.0

	170.5	170.6
Less: allowance for depreciation	(117.2)	(111.3)

	$53.3	$59.3

     Operating Leases — GATX has financed railcars and other operating assets through sale-leasebacks that are accounted for as operating leases. GATX also leases non-operating assets, such as office facilities and certain related administrative assets. Operating lease expense related to non-operating assets is included in selling, general and administrative expense. Total operating lease expense was $150.9 million, $162.5 million and $173.9 million, in 2008, 2007 and 2006, respectively. Certain operating leases provide options for GATX to renew the leases or purchase the assets at the end of the lease term. The specific terms of the renewal and purchase options vary.
     Future Minimum Rental Payments — Future minimum rental payments due under noncancelable operating leases at December 31, 2008, were (in millions):

		Recourse	Nonrecourse
	Capital	Operating	Operating
	Leases	Leases	Leases
2009	$12.7	$118.6	$26.5
2010	17.2	124.5	27.8
2011	21.6	108.7	27.8
2012	4.7	108.1	28.0
2013	4.8	99.7	28.4
Years thereafter	21.0	613.2	175.5

	82.0	$1,172.8	$314.0

Less: amounts representing interest	(17.3)

Present value of future minimum capital lease payments	$64.7

     The future minimum rental payments due under recourse operating leases were reduced by $10.0 million of minimum sublease rentals to be received in the future. The minimum rental payments do not include the costs of licenses, taxes, insurance, and maintenance, for which GATX is required to pay. The amounts shown for nonrecourse operating leases primarily reflect the rental payments of two wholly-owned bankruptcy remote, special-purpose corporations. These rentals are consolidated for accounting purposes, but do not represent legal obligations of GATX.
NOTE 6. Loans
     Loans are recorded at the principal amount outstanding plus accrued interest. The loan portfolio, which consists primarily of equipment related loans, is reviewed regularly and a loan is classified as impaired when it is probable that GATX will be unable to collect all amounts due under the loan agreement. Since most loans are collateralized, impairment is generally measured as the amount

Revision to GATX 2008 Annual Report
by which the recorded investment in the loan exceeds expected repayments plus the fair value of the underlying collateral. Generally, interest income is not recognized on impaired loans until the loan has been paid up to contractually current status or conditions warrant.
     Total loans of $4.9 million and $8.8 million were outstanding at December 31, 2008 and 2007. No loans were impaired at December 31, 2008 and 2007. During 2006, the average balance of impaired loans was $4.5 million and interest income recognized related to impaired loans was $1.0 million.
     At December 31, 2008, scheduled loan principal due by year was as follows (in millions):

Loan Principal
2009	$4.1
2010	0.3
2011	0.2
2012	0.2
2013	0.1
Years thereafter	—

$4.9

NOTE 7. Allowance for Possible Losses
     The purpose of the allowance is to provide an estimate of credit losses inherent in reservable assets. Reservable assets are divided into two categories: rent and other receivables, which represent short-term trade billings, and loans and finance lease receivables. Reserves for rent and other receivables are based on historical loss experience and judgments about the impact of present economic conditions, collateral values, and the state of the markets in which GATX operates. In addition, GATX may establish specific reserves for known troubled accounts. Reserve estimates for loans and finance lease receivables are generally evaluated on a customer specific basis, considering the same factors as rent and other receivables as well as a regular assessment of each customer’s specific credit situation. There were no material changes in estimation methods or assumptions for the allowance during 2008. Since the allowance is based on judgments and estimates, it is possible actual losses incurred will differ from the estimate.
     The following summarizes changes in the allowance for possible losses at December 31 (in millions):

	2008	2007	2006
Beginning balance	$11.0	$9.6	$12.7
Provision (reversal) for losses	7.5	0.1	(2.1)
Charges to allowance	(1.1)	(1.3)	(1.9)
Recoveries and other, including foreign exchange adjustments	1.2	2.6	0.9

Ending balance	$18.6	$11.0	$9.6

     The provision for losses in 2008 includes a $6.9 million provision on a direct finance lease to a large Rail customer that declared bankruptcy. The reversal of provision for losses in 2006 was primarily due to favorable credit experience.
NOTE 8. Investments in Affiliated Companies
     Investments in affiliated companies represent investments in, and loans to and from, domestic and foreign companies and joint ventures that are in businesses similar to those of GATX, such as lease financing and related services for customers operating rail, marine and industrial equipment assets, as well as other business activities, including ventures that provide asset residual value guarantees in both domestic and foreign markets. At December 31, 2008 and 2007, these investments included net loans to affiliated companies of $7.7 million and $2.7 million, respectively, and net loans from affiliated companies of $63.0 million and $56.0 million, respectively. In 2009 and 2010, GATX will make shareholder loan repayments of $54.7 million and $6.3 million, respectively. Distributions received from affiliates were $61.6 million, $93.4 million and $74.8 million in 2008, 2007 and 2006, respectively.
     The following table shows GATX’s investments in affiliated companies by segment at December 31 (in millions):

	2008	2007
Rail	$149.7	$135.4
Specialty	249.6	182.4

	$399.3	$317.8

Revision to GATX 2008 Annual Report
     The table below provides detail on the five largest investments in affiliates at December 31 ($’s in millions):

			GATX’s
		GATX’s	Percentage
	Segment	Investment	Ownership
AAE Cargo AG	Rail	$123.8	37.5%
Rolls-Royce & Partners Finance (US) LLC	Specialty	49.6	50.0%
Cardinal Marine Investments, LLC	Specialty	47.3	50.0%
Enerven Compression, LLC	Specialty	39.6	45.6%
Clipper Fourth Ltd	Specialty	34.4	45.0%
     The following table shows GATX’s pre-tax share of affiliates’ earnings by segment for the years ending December 31 (in millions):

	2008	2007	2006
Rail	$17.8	$18.8	$22.7
Specialty	72.8	74.4	53.4

	$90.6	$93.2	$76.1

     Operating results for all affiliated companies held at December 31, assuming GATX held a 100% interest, would be (in millions):

	2008	2007	2006
Revenues	$703.9	$665.3	$559.2
Pre-tax income reported by affiliates	189.9	210.5	199.7
     Summarized balance sheet data for all affiliated companies held at December 31, assuming GATX held a 100% interest, would be (in millions):

	2008	2007
Total assets	$4,205.7	$3,557.2
Long-term liabilities	2,915.6	2,408.8
Other liabilities	375.0	390.3
Shareholders’ equity	915.1	758.2
     The following guarantees, as described in Note 17, related to affiliated companies and were outstanding as of December 31 (in millions):

	2008	2007
Lease payment guarantees	$17.6	$20.7
Asset residual value guarantees	14.8	60.7
NOTE 9. Variable Interest Entities
     GATX has investments that are considered VIEs in accordance with FIN 46(R). GATX determines whether an entity is a VIE based on the sufficiency of the entity’s equity and the correlation between economic and voting rights of the entity’s investors. The determination of whether GATX is the primary beneficiary of a VIE is based on an analysis of the variable interests held by GATX and the level to which those variable interests will absorb expected losses or receive the expected residual returns in the VIE. These determinations are both qualitative and quantitative in nature and require certain judgments and assumptions about the VIE’s forecasted financial performance and the volatility inherent in those forecasted results.
     GATX’s investments in VIEs primarily consist of leveraged leases and certain investments in affiliates that were acquired or entered into between 1994 and 2002. These VIEs are involved in railcar and equipment leasing activities and are typically financed through a mix of equity investments, debt from equity investors and third party lending arrangements. GATX determined that it is not the primary beneficiary of these VIEs because it does not absorb the majority of expected losses or receive the majority of expected residual returns associated with them. As a result, GATX does not consolidate these VIEs. GATX continues to evaluate new investments for the application of FIN 46(R) and regularly reviews all existing entities in connection with any reconsideration events (as defined in FIN 46(R)) that may result in an entity becoming a VIE or in GATX becoming the primary beneficiary of an existing VIE.

Revision to GATX 2008 Annual Report
     At December 31, 2008, the carrying amount and maximum exposure to loss with respect to GATX’s VIEs was as follows:

	Net Carrying	Maximum Exposure
	Amount	to Loss
Investments in affiliates (a)	$23.7	$41.3
Leveraged leases	81.4	81.4

Total	$105.1	$122.7

(a)	The difference between the carrying value and maximum loss exposure relates to GATX’s guarantee of an affiliate’s lease obligation that runs through 2018.
NOTE 10. Goodwill
     Goodwill was $95.7 million and $104.4 million as of December 31, 2008 and 2007, respectively. In accordance with SFAS No. 142, GATX performed its annual review for impairment of goodwill in the fourth quarter of 2008 and 2007, concluding that its goodwill was not impaired. For 2008, 2007, and 2006, all changes in the carrying amount of GATX’s goodwill, all of which pertains to Rail, were the result of changes in foreign currency exchange rates.
NOTE 11. Investment Securities
     The following table summarizes the carrying value of GATX’s investment securities as of December 31 (in millions):

	2008	2007
Available-for-sale securities	$3.0	$1.4
Warrants	0.9	2.2

	$3.9	$3.6

     Proceeds from sales of available-for-sale securities totaled $0.9 million in 2008, $0.7 million in 2007, and $7.2 million in 2006.
NOTE 12. Other Assets and Other Liabilities
     The following table summarizes the components of Other Assets reported on the consolidated balance sheets (in millions):

	December 31
	2008	2007
Investment securities	$3.9	$3.6
Other investments	53.5	27.4
Derivatives	20.1	8.3
Deferred financing costs	19.8	22.1
Pension asset	—	53.1
Prepaid items	16.2	14.3
Office furniture, fixtures and other equipment, net of accumulated depreciation	29.0	15.2
Inventory	32.6	41.3
Other	57.8	33.7

	$232.9	$219.0

     The following table summarizes the components of Other Liabilities reported on the consolidated balance sheets (in millions):

	December 31
	2008	2007
Accrued operating lease expense	$95.4	$106.5
Pension and OPEB liabilities	127.2	82.5
Environmental reserves	27.3	34.7
Deferred gain on sale-leasebacks	27.1	28.9
Deferred income	11.5	14.0
Derivatives	28.8	27.6
Other	81.8	79.8

	$399.1	$374.0

Revision to GATX 2008 Annual Report
NOTE 13. Debt
Commercial Paper and Borrowings Under Bank Credit Facilities

	December 31
	2008	2007
Balance	$125.1	$247.3
Weighted average interest rate	5.70%	5.35%
Recourse and Nonrecourse Debt Obligations
     Outstanding balances of debt obligations and the applicable interest rates as of ($ in millions):

				December 31
Type	Date of Issue	Maturity	Interest Rate	2008	2007

Recourse Fixed Rate Debt
Unsecured	05/29/02	06/01/09	8.88%	$250.0	$250.0
Unsecured	04/14/05	04/15/10	5.13%	230.0	230.0
Secured	11/06/08	11/15/13	9.00%	203.5	—
Unsecured	03/03/06	03/01/16	5.80%	200.0	200.0
Unsecured	10/11/06	02/15/12	5.50%	200.0	200.0
Unsecured	02/06/08	02/15/18	6.00%	200.0	—
Unsecured	06/22/04	06/15/11	6.27%	181.8	181.8
Unsecured	12/22/05	12/22/15	5.75%	150.0	160.0
Unsecured	11/19/03	11/19/08	6.00%	—	150.0
Unsecured	05/03/99	05/01/09	6.75%	120.0	120.0
Unsecured	04/14/05	04/15/15	5.70%	100.0	100.0
Convertible unsecured	08/15/03	08/15/23	5.00%	41.9	106.8
Unsecured	03/31/06	12/11/12	3.49%	43.5	45.5
Unsecured	12/18/07	11/30/12	4.70%	29.3	30.7
Unsecured	06/30/07	05/31/12	4.25%	24.4	25.5
Unsecured	09/30/06	08/31/11	3.45%	19.6	20.4
Unsecured	01/31/04	07/31/12	5.73%	3.1	3.9
Unsecured	01/31/04	01/31/12	5.83%	2.7	3.6
Unsecured	12/31/03	12/31/10	4.45%	2.1	3.3
Unsecured	01/31/04	07/31/08	5.16%	—	1.5
Unsecured	12/29/03	10/19/08	5.25%	—	0.4

Total recourse fixed rate debt				$2,001.9	$1,833.4

Recourse Floating Rate Debt (a)
Unsecured	03/18/08	03/18/14	2.53%	$150.0	$—
Unsecured	06/30/06	06/28/13	2.05%	100.0	100.0
Secured	12/19/08	12/19/13	5.25%	50.0	—
Unsecured	12/18/07	06/30/09	6.20%	12.6	13.1
Unsecured	12/31/03	09/30/13	5.92%	12.4	15.7
Unsecured	12/31/03	12/31/10	6.09%	9.3	10.1
Unsecured	Various	12/31/09	5.92%	9.1	10.7
Unsecured	12/15/03	12/15/12	5.81%	5.2	6.9
Unsecured	Various	12/31/09	5.92%	4.9	6.0
Unsecured	12/29/03	10/19/08	N/A	—	14.9
Unsecured	06/30/07	12/31/08	N/A	—	10.9
Unsecured	09/30/08	03/31/08	N/A	—	8.8
Unsecured	12/29/03	10/19/08	N/A	—	1.9
Unsecured	12/31/03	12/31/12	5.72%	1.4	1.8

Total recourse floating rate debt				$354.9	$200.8

Nonrecourse Fixed Rate Debt
Secured	09/30/97	09/20/16	6.69%	$72.5	$—

				December 31
Type	Date of Issue	Maturity	Interest Rate	2008	2007
Secured	06/13/06	12/31/13	6.26%	24.2	—
Secured	10/10/06	09/30/11	5.98%	12.7	—
Secured	06/28/07	03/05/11	6.34%	12.6	—
Secured	09/30/08	08/31/11	5.37%	11.9	—
Secured	12/21/06	03/31/11	5.89%	9.9	—
Secured	12/21/06	08/01/11	5.89%	6.4	—
Secured	06/29/07	07/31/12	6.54%	5.7	—
Secured	10/01/07	02/05/11	5.62%	4.8	—
Secured	03/15/07	03/31/09	5.72%	4.8	—
Secured	05/29/07	05/31/12	5.84%	3.8	—
Secured	08/01/07	07/31/17	6.78%	3.6	—
Secured	06/01/07	05/31/12	6.27%	2.6	—
Secured	05/11/07	05/31/12	6.06%	1.6	—
Secured	06/16/06	04/29/16	6.80%	1.4	—

Total nonrecourse fixed rate debt				$178.5	$—

Nonrecourse Floating Rate Debt(a)
Secured	Various	05/08/14	2.45%	$55.3	$—
Secured	Various	01/15/15	2.45%	26.7	—

Total nonrecourse floating rate debt				$82.0	$—

Total debt principal				$2,617.3	$2,034.2
Debt discount				(17.2)	(1.5)
Debt adjustment for fair value hedges				19.4	5.7

Total Debt				$2,619.5	$2,038.4

(a)	Floating rates as of December 31, 2008.
     Maturities of GATX’s debt obligations as of December 31, 2008, were as follows (in millions):

Debt
Principal
2009	$445.8
2010	284.2
2011	306.0
2012	434.4
2013	369.0
Thereafter	777.9

Total debt principal	$2,617.3

     At December 31, 2008, $647.8 million of GATX’s assets were pledged as collateral for notes or other obligations.
Shelf Registration Statement
     GATX maintains an effective shelf registration statement on file with the Securities and Exchange Commission (“SEC”) that enables it to issue public debt securities and pass-through certificates. The registration statement expires in August 2010.
Credit Lines and Facilities
     GATX has a $550 million unsecured revolving facility that matures in May 2012. At December 31, 2008, availability under this facility was $428.9 million, with $108.6 million of commercial paper outstanding and $12.5 million of letters of credit issued, both backed by the facility. Annual commitment fees for the revolving credit facility are based on a percentage of the commitment and were $0.4 million, $0.5 million and $0.7 million for 2008, 2007 and 2006, respectively. GATX also has revolving lines of credit totaling $65.7 million in Europe. At December 31, 2008, availability under these lines of credit was $49.3 million.
     On January 9, 2009, GATX closed on a $100 million, 364-day, unsecured revolving credit facility, which was undrawn at that time.

Revision to GATX 2008 Annual Report
Restrictive Covenants
     The $550 million revolving credit facility contains various restrictive covenants, including requirements to maintain a fixed charge coverage ratio and an asset coverage test. GATX’s ratio of earnings to fixed charges, as defined in the $550 million facility, was 2.2 for the period ended December 31, 2008, in excess of the minimum covenant ratio of 1.2. At December 31, 2008, GATX was in compliance with all covenants and conditions of the $550 million facility. The $100 million facility and certain of GATX’s other bank term loans have the same covenants as the $550 million facility.
     The indentures for GATX’s public debt also contain restrictive covenants, including limitations on loans, advances or investments in related parties and dividends it may distribute. Some of the indentures also contain limitation on liens provisions that limit the amount of secured indebtedness that GATX may incur, subject to several exceptions, including those permitting an unlimited amount of purchase money indebtedness and nonrecourse indebtedness. In addition to the other specified exceptions, GATX would be able to incur liens securing a maximum of $728.3 million of additional indebtedness as of December 31, 2008, based on the most restrictive limitation on liens provision. At December 31, 2008, GATX was in compliance with all covenants and conditions of the indentures.
     The loan agreements for certain of GATX’s wholly-owned European subsidiaries (collectively, “GRE”) also contain restrictive covenants, including leverage and cash flow covenants specific to those subsidiaries, restrictions on making loans and limitations on the ability of these subsidiaries to repay loans to certain related parties (including GATX) and to pay dividends to GATX. The covenants relating to loans and dividends effectively limit the ability of GRE to transfer funds to GATX. At December 31, 2008, the maximum amount that GRE could transfer to GATX without violating its covenants was $13.7 million, implying that $369.7 million of subsidiary net assets were restricted. Restricted net assets are defined as equity less 50% of free cash flow. At December 31, 2008, GRE was in compliance with all covenants and conditions of these loan agreements.
     Another subsidiary’s financing, guaranteed by GATX, contains various restrictive covenants, including requirements for GATX to maintain a defined net worth and a fixed charge coverage ratio. This fixed charge coverage ratio covenant is less restrictive than that contained in the revolving credit facility.
     GATX does not anticipate any covenant violations nor does it anticipate that any of these covenants will restrict its operations or its ability to procure additional financing.
Convertible Securities
     2002 Convertible Notes — In February 2002, GATX issued $175.0 million long-term, 7.5% senior unsecured convertible notes (the “2002 Notes”), of which a balance of $124.3 million was outstanding as of December 31, 2006. The notes matured in February 2007.
     2003 Convertible Notes — In August 2003, GATX issued $125.0 million, 5.0% senior unsecured notes, due in August 2023, which are contingently convertible into GATX common stock (the “2003 Notes”). GATX has the right, at any time to call the notes at 100% of the principal amount plus accrued and unpaid interest. If GATX provides notice of redemption, the holders of the notes may elect to exercise their conversion privilege. Upon conversion, GATX may elect, at its option, to deliver cash, shares of GATX common stock or any combination thereof. A summary of the various terms and contingencies contained in the 2003 Notes follows.
     Holders of the 2003 Notes have the right to require all or a portion of the notes to be purchased at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest in August 2013 and August 2018. Any required purchases may be paid in cash or shares of GATX common stock or any combination thereof, at GATX’s option.
     The 2003 Notes are convertible into GATX common stock upon the resolution of any of five contingencies: (1) during any applicable conversion period in which the trading price of GATX common stock is greater than or equal to 120% of the conversion price, (2) upon specified negative credit rating agency actions, (3) if GATX calls the notes for redemption, (4) if the trading price of the notes is less than 95% of the conversion value (subject to certain conditions), (5) upon specified corporate events such as certain distributions of stock rights or assets or in the event of a merger or consolidation. Upon conversion, GATX may elect, at its option, to deliver cash, shares of GATX common stock or any combination thereof.
     The 2003 Notes carry a contingent interest provision such that beginning in August 2008, for any measurement period, if the average trading price of the 2003 Notes equals 120% or more of the principal amount of the notes, for the succeeding six month interest period, GATX may be required to pay additional interest. The amount of additional interest is equal to 0.25% of the trading price of $1,000 principal amount of the notes. GATX may avoid paying this contingent interest by calling the notes prior to the record

Revision to GATX 2008 Annual Report
date for any contingent interest period. GATX was impacted by this provision in 2008; however, additional interest costs incurred were immaterial.
     The following table sets forth certain information relating to GATX’s convertible securities as of:

	December 31 2008	December 31 2007

Principal balance (in millions)	$41.9	$106.8
Carrying amount of equity component (in millions)	$4.3	$11.0
Intrinsic value (in millions)	$10.4	$51.1
GATX common stock price	$30.97	$36.68
Conversion price	$24.81	$24.81

Potential number of shares issued upon conversion (in millions)	1.7	4.3
     As of December 31, 2008, the discount on the liability component was fully amortized.
     The following table sets forth certain information relating to GATX’s convertible securities for the years ended:

	December 31 2008	December 31 2007	December 31 2006

Total interest costs recognized (in millions)	$4.7	$9.0	$24.8
Effective interest rate on 2002 Notes	n/a	11.0%	10.9%
Effective interest rate on 2003 Notes	6.4%	7.0%	7.4%
     Maturities and Conversions of Convertible Notes — During 2008, holders of GATX’s 5.0% senior unsecured notes converted $64.8 million of notes, of which $0.7 million was settled with cash and $64.1 million was settled with shares. A total of 2.6 million common shares were issued as a result. During 2007, the remaining balance of the 2002 Notes was settled with a cash payment of $124.3 million for the principal balance and the issuance of 1.0 million shares of GATX common stock for the difference between GATX’s stock price at the time of conversion and the conversion price (the “conversion premium”). Additionally in 2007, certain of the 2003 Notes were converted, resulting in a cash payment of $18.2 million for the principal balance and 0.4 million shares issued for the conversion premium. In 2008 and 2007, respectively, accrued interest of $1.0 million ($0.7 million after tax) and $4.8 million ($2.8 million after tax) was forfeited upon conversion and reclassified to additional paid in capital.
NOTE 14. Fair Value of Financial Instruments
     The Company adopted SFAS 157 on January 1, 2008. SFAS 157 applies to all financial instruments being measured and reported on a fair value basis. In accordance with FSP FAS 157-2, GATX did not apply SFAS 157 to nonrecurring fair value measurements of nonfinancial assets or liabilities.
     SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:
     Level 1 — Quoted prices that are available in active markets for identical assets or liabilities. The types of financial instruments included in Level 1 are marketable, available for sale equity securities that are traded in an active exchange market.
     Level 2 — Pricing inputs other than quoted prices in active markets, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Instruments included in this category are warrants and derivative contracts whose value is determined using a pricing model with inputs (such as yield curves and credit spreads) that are observable in the market or can be derived principally from or corroborated by observable market data.

Revision to GATX 2008 Annual Report
     Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 includes assets and liabilities whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. At December 31, 2008, GATX had no Level 3 financial instruments.
     The balances of financial instruments measured at fair value on a recurring basis as of December 31, 2008, are as follows (in millions):

	Total	Level 1	Level 2	Level 3
Assets
Derivatives	$20.1	—	$20.1	—
Investment securities	$3.9	$3.0	$0.9	—

Liabilities
Derivatives	$28.8	—	$28.8	—
     In 2008, the per share net asset value (NAV) of a money market fund investment fell below one dollar. The fund is no longer traded and is being liquidated. As a result of the NAV change, GATX recognized an impairment loss of $3.8 million based on the last reported NAV by the fund, which GATX considers a nonrecurring Level 2 fair value measurement. The recorded balance of $38.3 million is now accounted for as a cost method investment and is included in other assets. On January 30, 2009, GATX received a partial redemption of $27.3 million from the fund.
     Effective January 1, 2009, GATX will apply the fair value measurement and disclosure provisions of SFAS 157 to nonfinancial assets and liabilities measured at fair value on a nonrecurring basis. These provisions of SFAS 157 may be applicable to GATX’s long-lived assets, goodwill and investments in affiliates. GATX does not expect the application of SFAS 157 to nonfinancial assets and liabilities to have a material impact on its financial position, results of operations, or cash flows.
Derivative instruments
     GATX may enter into derivative transactions for purposes of reducing earnings volatility and hedging specific financial exposures, including movements in foreign currency exchange rates and changes in benchmark interest rates. These instruments are entered into only for hedging underlying exposures. GATX does not hold or issue derivative financial instruments for purposes other than hedging, except for warrants, which are not hedges. Certain derivatives may not meet the established criteria to be designated as qualifying accounting hedges, even though GATX believes they are effective economic hedges. For the years ended December 31, 2008, 2007 and 2006, gains (losses) of $1.0 million, $(1.1) million and $(1.1) million, respectively, were recognized in earnings for derivatives that did not qualify as hedges.
     Fair Value Hedges — GATX uses interest rate swaps to convert fixed-rate debt to floating rate debt and to manage the fixed- to floating-rate mix of its debt obligations. The fair values of interest rate swaps are determined based on the differences between the contractual rates of interest and the rates currently quoted for agreements of similar terms and maturities. As of December 31, 2008, maturities for fair value hedges range from 2009-2015.
     Cash Flow Hedges — GATX’s interest expense is affected by changes in interest rates as a result of its use of floating-rate debt instruments. GATX uses interest rate swaps to convert floating rate debt to fixed rate debt and to manage the fixed to floating rate mix of its debt obligations. The fair values of interest rate swaps are determined based on the differences between the contractual rates of interest and the rates currently quoted for swaps of similar terms and maturities. GATX enters into cross-currency and interest rate swaps, currency and interest rate forwards, and Treasury rate locks as hedges to manage its exposure to interest rate and foreign currency exchange rate risk on existing and anticipated transactions. The fair values of these derivatives are based on interest rate swap rates, forward interest rates, foreign exchange rates, and forward foreign exchange rates. As of December 31, 2008, maturities for qualifying cash flow hedges ranged from 2009-2015.
     For the years ended December 31, 2008, 2007, and 2006, amounts recognized in earnings for hedge ineffectiveness were immaterial. In 2009, GATX expects to reclassify $3.1 million ($1.9 million after-tax) of net losses on derivative instruments from accumulated other comprehensive loss to earnings as interest and lease expenses related to the hedged risks affect earnings.

Revision to GATX 2008 Annual Report
Other Financial Instruments
     The fair values of other financial instruments have been determined in accordance with SFAS 157. The carrying amounts of cash and cash equivalents, restricted cash, rent receivables, accounts payable, commercial paper and bank credit facilities approximate fair value due to the short maturity of those instruments. The fair values of fixed and floating rate debt, excluding convertible securities, were estimated by performing a discounted cash flow calculation using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. Convertible debt securities were valued using third party quotes.
     Portions of floating rate debt have effectively been converted to fixed rate debt by utilizing interest rate swaps (GATX pays fixed rate interest, receives floating rate interest). Portions of fixed rate debt have effectively been converted to floating rate debt by utilizing interest rate swaps (GATX pays floating rate interest, receives fixed rate interest). In such instances, the increase (decrease) in the fair value of the debt would be offset in part by the increase (decrease) in the fair value of the interest rate swap.
     The following table sets forth the carrying amounts and fair values of GATX’s financial instruments as of December 31 (in millions):

	2008	2008	2008	2007	2007	2007
	Notional	Carrying	Fair	Notional	Carrying	Fair
	Amount	Amount	Value	Amount	Amount	Value
Assets
Loans — fixed	n/a	$4.9	$4.6	n/a	$8.7	$9.0
Investment securities	n/a	3.9	3.9	n/a	3.6	3.6
Cash flow hedges	$7.8	0.7	0.7	$225.7	2.6	2.6
Fair value hedges	255.0	19.4	19.4	255.0	5.7	5.7
Investment in money market fund	—	38.3	38.3	—	—	—

Liabilities
Commercial paper and bank credit facilities	n/a	$125.1	$125.1	n/a	$247.3	$247.3
Recourse debt fixed rate	n/a	2,021.3	1,895.7	n/a	1,839.1	1,889.1
Recourse debt floating rate	n/a	354.9	308.4	n/a	200.8	197.6
Nonrecourse debt	n/a	243.3	240.4	—	—	—
Cash flow hedges	$245.3	28.8	28.8	$367.1	27.6	27.6
     In the event that a counterparty fails to meet the terms of the interest rate swap agreement or a foreign exchange contract, GATX’s exposure is limited to the fair value of the swap if in GATX’s favor. GATX manages the credit risk of counterparties by transacting only with institutions that the Company considers financially sound and by avoiding concentrations of risk with a single counterparty. GATX considers the risk of non-performance by a counterparty to be remote.
NOTE 15. Income Taxes
     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. U.S. income taxes have not been provided on the undistributed earnings of foreign subsidiaries and affiliates that GATX intends to permanently reinvest in these foreign operations. The cumulative amount of such earnings was $502.4 million at December 31, 2008.

Revision to GATX 2008 Annual Report
     Significant components of GATX’s deferred tax liabilities and assets were (in millions):

	December 31
	2008	2007
Deferred Tax Liabilities
Book/tax basis difference due to depreciation	$689.8	$588.8
Leveraged leases	100.2	88.0
Investments in affiliated companies	55.3	65.1
Lease accounting (other than leveraged)	14.7	15.9
Other	11.2	13.8

Total deferred tax liabilities	871.2	771.6
Deferred Tax Assets
Net operating loss	63.9	—
Accruals not currently deductible for tax purposes	17.0	18.1
Allowance for possible losses	7.0	4.4
Pension and post-retirement benefits	47.5	10.6
Other	24.9	16.1

Total deferred tax assets	160.3	49.2

Net deferred tax liabilities	$710.9	$722.4

     At December 31, 2008, GATX had a U.S. federal tax net operating loss carryforward of approximately $182.6 million, which expires in 2028.
     On January 1, 2007, GATX adopted the provisions of FIN 48. In accordance with FIN 48, liabilities for unrecognized tax benefits were reclassified from deferred tax liabilities and are now accounted for separately. The adoption of FIN 48 resulted in an $11.0 million decrease in the liability for unrecognized tax benefits and a corresponding increase to the 2007 opening balance of retained earnings.
     Changes in the gross liability for unrecognized tax benefits for the years ended December 31 were as follows (in millions):

	2008	2007
Beginning balance	$60.9	$41.2
Additions to tax positions for current year, including interest	—	15.5
Additions to tax positions for prior years, including interest	3.6	4.8
Reductions to tax positions for prior years	(10.6)	—
Settlements	(0.9)	(0.6)

Ending balance	$53.0	$60.9

     If fully recognized, GATX’s gross liability for unrecognized tax benefits of $53.0 million would decrease income tax expense by $36.2 million ($34.1 million net of federal tax benefits).
     GATX files numerous consolidated and separate income tax returns in the U.S. federal jurisdiction, as well as various state and foreign jurisdictions. During 2008, with the exception of one disputed issue, the Internal Revenue Service (“IRS”) completed an examination of the Company’s U.S. consolidated income tax returns for the years 1998 through 2005. In 2008, the Company and the IRS entered the appeals process to address the disputed issue and are currently negotiating a settlement. The Company does not anticipate that the resolution of this matter will have a material impact on its financial position or results of operations. All examinations with respect to U.S. tax returns for years prior to 1998 have been closed. The Company and its subsidiaries are also under audit in various state and foreign jurisdictions.
     Subject to the completion of certain audits or the expiration of the applicable statute of limitations, the Company believes it is reasonably possible that within the next 12 months, unrecognized state tax benefits of $0.2 million and foreign tax benefits of $0.8 million may be recognized. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2008, the gross liability for unrecognized tax benefits included $7.5 million related to interest. No amounts have been accrued for penalties. To the extent interest is not assessed or otherwise reduced with respect to uncertain tax positions, any required adjustment will be recorded as a reduction of income tax expense.

Revision to GATX 2008 Annual Report
     The components of income from continuing operations before income taxes consisted of (in millions):

	Year Ended December 31
	2008	2007	2006
Domestic	$135.3	$160.8	$104.2
Foreign	132.3	94.6	116.7

	$267.6	$255.4	$220.9

     GATX and its U.S. subsidiaries file a consolidated federal income tax return. Income taxes for continuing operations consisted of (in millions):

	Year Ended December 31
	2008	2007	2006
Current
Domestic:
Federal	$(0.2)	$—	$—
State and local	(0.2)	1.4	—

	(0.4)	1.4	—
Foreign	16.4	13.3	15.2

	16.0	14.7	15.2
Deferred
Domestic:
Federal	44.2	51.3	37.7
State and local	(2.0)	8.5	7.8

	42.2	59.8	45.5
Foreign	14.6	(2.9)	12.9

	56.8	56.9	58.4

Income taxes	$72.8	$71.6	$73.6

     The reasons for the difference between GATX’s effective income tax rate and the federal statutory income tax rate were (in millions):

	Year Ended December 31
	2008	2007	2006
Income taxes at federal statutory rate	$93.7	$89.4	$77.3
Adjust for effect of:
Foreign income tax rates	(16.2)	(3.4)	(7.6)
State tax benefit	(6.8)	—	—
State income taxes	2.9	6.8	4.9
Corporate owned life insurance	(0.8)	(0.6)	(0.6)
U.S. tax on foreign earnings	0.1	—	3.1
Tax rate decreases on deferred taxes	—	(20.1)	(5.9)
Other	(0.1)	(0.5)	2.4

Income taxes	$72.8	$71.6	$73.6

Effective income tax rate	27.2%	28.0%	33.3%

     The adjustment for foreign income tax rates reflects the impact of lower taxed earnings from foreign subsidiaries and affiliates. Deferred tax adjustments resulting from enacted changes in foreign rates are identified separately.
     State tax benefit represents the recognition of a state tax position taken in a prior period upon expiration of the statute of limitations.
     State income taxes are provided on domestic pre-tax income or loss. The effect of state income tax on the overall income tax rate is impacted by the amount of domestic income subject to state taxes relative to worldwide income.
     Tax rate decreases on deferred taxes were the result of changes in foreign income tax rates enacted in those years.

Revision to GATX 2008 Annual Report
NOTE 16. Pension and Other Post-Retirement Benefits
     GATX maintains both funded and unfunded noncontributory defined benefit pension plans covering its domestic employees and the employees of certain of its subsidiaries. GATX also has a funded noncontributory defined benefit pension plan related to a closed subsidiary in the United Kingdom (“U.K.”). The U.K. pension plan no longer has any active members and is closed to new entrants. Benefits payable under the pension plans are based on years of service and/or final average salary. The funding policy for the pension plans is based on actuarially determined cost methods allowable under IRS regulations and statutory regulations in the U.K.
     In addition to the pension plans, GATX has other post-retirement plans providing health care, life insurance and other benefits for certain retired domestic employees who meet established criteria. Most domestic employees are eligible for health care and life insurance benefits if they retire from GATX with immediate benefits under the GATX pension plan. The plans are either contributory or noncontributory, depending on various factors.
     In July 2007, amendments were made to the funded and unfunded plans for salaried employees to eliminate early retirement subsidies for benefits earned after June 30, 2007, and to add an option for lump sum payments. The effect of the plan amendments decreased the aggregate accumulated benefit obligation by $10.3 million.
     GATX uses a December 31, 2008 measurement date for all of its plans. The following tables set forth pension obligations and plan assets and other post-retirement obligations as of December 31 (in millions):

			2008	2007
	2008	2007	Retiree	Retiree
	Pension	Pension	Health	Health
	Benefits	Benefits	and Life	and Life
Change in Benefit Obligation
Benefit obligation at beginning of year	$386.5	$409.0	$54.6	$62.9
Service cost	4.5	5.4	0.2	0.3
Interest cost	22.6	23.3	2.8	3.2
Plan amendments	0.5	(10.3)	—	1.1
Actuarial gain	(12.3)	(13.3)	(9.7)	(7.8)
Benefits paid	(32.7)	(28.3)	(4.1)	(5.1)
Effect of exchange rate changes	(11.9)	0.7	—	—

Benefit obligation at end of year	$357.2	$386.5	$43.8	$54.6

Change in Fair Value of Plan Assets
Plan assets at beginning of year	$411.7	$407.5	$—	$—
Actual return on plan assets	(99.9)	29.7	—	—
Effect of exchange rate changes	(11.2)	0.6	—	—
Company contributions	5.9	2.2	4.1	5.2
Benefits paid	(32.7)	(28.3)	(4.1)	(5.2)

Plan assets at end of year	$273.8	$411.7	$—	$—

Funded Status of Plans	$(83.4)	$25.2	$(43.8)	$(54.6)

Amount Recognized
Other assets	$—	$53.1	$—	$—
Other liabilities	(83.4)	(27.9)	(43.8)	(54.6)
Accumulative other comprehensive loss:
Net actuarial loss (gain)	161.5	46.4	(5.2)	4.2
Prior service credit	(8.0)	(9.5)	(0.1)	(0.2)

Accumulated other comprehensive loss (income)	153.5	36.9	(5.3)	4.0

Total recognized	$70.1	$62.1	$(49.1)	$(50.6)

After-tax amount recognized in accumulated other comprehensive loss	$95.6	$22.9	$(3.3)	$2.4

     The aggregate accumulated benefit obligation for the defined benefit pension plans was $336.9 million and $365.4 million at December 31, 2008 and 2007, respectively.

Revision to GATX 2008 Annual Report
     Information for pension plans with a projected benefit obligation in excess of plan assets is as follows as of December 31 (in millions):

	2008	2007
Projected benefit obligation	$357.2	$70.1
Fair value of plan assets	273.8	42.2
     Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows as of December 31 (in millions):

	2008	2007
Accumulated benefit obligations	$336.9	$66.0
Fair value of plan assets	273.8	42.2
     The components of pension and other post-retirement benefit costs were as follows (in millions):

				2008	2007	2006
				Retiree	Retiree	Retiree
	2008	2007	2006	Health	Health	Health
	Pension	Pension	Pension	and	and	and
	Benefits	Benefits	Benefits	Life	Life	Life
Service cost	$4.5	$5.4	$5.9	$0.2	$0.3	$0.2
Interest cost	22.6	23.3	22.7	2.8	3.2	3.5
Expected return on plan assets	(31.3)	(30.9)	(30.1)	—	—	—
Amortization of:
Unrecognized prior service (credit) cost	(1.0)	(0.5)	0.2	(0.1)	(0.1)	(0.2)
Unrecognized net obligation	—	(0.1)	—	—	—	—
Unrecognized net loss	1.2	3.6	5.3	(0.3)	0.6	1.0
Plan settlement cost	1.0	—	—	—	—	—

Ongoing net cost	(3.0)	0.8	4.0	2.6	4.0	4.5

Recognized gain due to curtailment	—	—	—	—	—	(0.7)

Net periodic cost	$(3.0)	$0.8	$4.0	$2.6	$4.0	$3.8

     2006 net periodic cost includes immaterial amounts allocated to discontinued operations. Amounts shown for curtailment gain related to discontinued operations.
     GATX amortizes the unrecognized prior service cost and the unrecognized net obligation using a straight-line method over the average remaining service period of employees expected to receive benefits under the plan. The excess of recognized net gains or losses (excluding asset gains and losses not yet reflected in the market-related value of assets) above the greater of 10% of the projected benefit obligation or 10% of the market-related value of the assets are amortized by dividing this excess, if any, by the average remaining service period of active employees. As of December 31, 2008, GATX expects to recognize the following accumulated other comprehensive loss (income) amounts within the next twelve months as components of net benefits costs: $2.6 million of the defined benefit pension plans’ net actuarial loss, $(1.0) million of the defined benefit plans’ prior service credit, $(0.4) million of the other post-retirement benefit plans’ net actuarial loss and $(0.1) million of the other post-retirement benefit plans’ prior service credit.

Revision to GATX 2008 Annual Report
     GATX used the following assumptions to measure the benefit obligation, compute the expected long-term return on assets and to measure the periodic cost for GATX’s defined benefit pension plans and other post-retirement benefit plans for the years ended December 31, 2008 and 2007:

	2008	2007
Domestic defined benefit pension plans:
Benefit Obligation at December 31:
Discount rate — salaried funded and unfunded plans	6.90%	6.40%
Discount rate — hourly funded plans	6.90%	6.40%
Rate of compensation increases — salaried funded and unfunded plan	4.50%	4.50%
Rate of compensation increases — hourly funded plan	N/A	N/A
Net Periodic Cost (Benefit) for the years ended December 31:
Discount rate — salaried funded and unfunded plans(a)	6.40%	5.90%/6.25%
Discount rate — hourly funded plans	6.40%	5.85%
Expected return on plan assets — salaried funded plan	8.80%	8.75%
Expected return on plan assets — hourly funded plan	7.90%	7.90%
Rate of compensation increases — salaried funded and unfunded plan	4.50%	4.50%
Rate of compensation increases — hourly funded plan	N/A	N/A
Foreign defined benefit pension plan:
Benefit Obligation at December 31:
Discount rate	6.45%	5.80%
Rate of pension-in-payment increases	2.70%	3.40%
Net Periodic Cost (Benefit) for the years ended December 31:
Discount rate	5.80%	5.10%
Expected return on plan assets	5.90%	6.00%
Rate of pension-in-payment increases	3.40%	3.10%
Other post-retirement benefit plans:
Benefit Obligation at December 31:
Discount rate	6.90%	6.25%
Rate of compensation increases	4.50%	4.50%
Net Periodic Cost (Benefit) for the years ended December 31:
Discount rate	6.25%	5.75%
Rate of compensation increases	4.50%	4.50%

(a)	For the U.S. qualified salary plan, the discount rate was 5.90% for the period January 1 through June 30, 2007, and 6.25% for the period July 1 through December 31, 2007.
     The discount rate is used by GATX to calculate the present value of expected future pension and post-retirement cash flows as of the measurement date. The guideline for establishing this rate is high-quality, long-term bond rates, matched with the expected duration of the future benefit obligation. The expected return on plan assets is based on current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. GATX reviews historical markets as well as peer group data to determine its expected return for each of the plans. GATX routinely reviews its historical returns along with current market conditions to ensure its expected return assumption on plan assets is reasonable and appropriate.
     The health care cost trend, which is comprised of medical and prescription drugs claims has a significant effect on the other post-retirement benefit cost and obligation. The assumed medical claims and prescription drug claims rates for 2008 were 7.00% and 11.00%, respectively. The assumed medical and prescription drugs claims cost rates anticipated for 2009 will be 6.50% and 10.00%, respectively. Over the following five-year period, medical claims are expected to gradually decline to 5.00% and remain at that level thereafter. Over the following ten-year period, the prescription drug claims rates are expected to gradually decline to 5.00% and remain at that level thereafter.
     A one-percentage-point change in the trend rate would have the following effects (in millions):

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost	$0.1	$(0.1)
Effect on post-retirement benefit obligation	1.8	(1.6)

Revision to GATX 2008 Annual Report
     GATX’s investment policies require that asset allocations of domestic and foreign funded pension plans be maintained at certain targets. GATX’s weighted-average asset allocations of its domestic funded pension plans at December 31, 2008 and 2007, and current target asset allocation for 2009, by asset category, are as follows:

		Plan Assets at
		December 31
Asset Category	Target	2008	2007
Equity securities	65.0%	63.0%	65.3%
Debt securities	30.0%	30.1%	28.8%
Real estate	5.0%	6.8%	5.8%
Cash	—	0.1%	0.1%

	100.0%	100.0%	100.0%

     GATX’s weighted-average asset allocations of its foreign funded pension plan at December 31, 2008 and 2007, and current target asset allocation for 2009, by asset category, are as follows:

		Plan Assets at
		December 31
Asset Category	Target	2008	2007
Equity securities and real estate	36.8%	35.8%	35.6%
Debt securities	63.2%	64.2%	64.4%

	100.0%	100.0%	100.0%

     The primary investing objective of the pension plans is to represent the exclusive interests of plan participants for the purpose of providing benefits to participants and their beneficiaries. To reach this goal, GATX’s philosophy is to invest in a diversified mix of equities, debt, and real estate investments to maximize return and to keep risk at a reasonable level over a long-term investment horizon. Equity investments are diversified across U.S. and non-U.S.stocks as well as growth, value, and small to large capitalizations. Debt securities are predominately invested in long-term investment grade corporate bonds. Real estate investments include investments in funds that are diversified by location and property type.
     On a timely basis, but not less than twice a year, GATX formally reviews actual results to ensure adherence to investment guidelines and the Company’s stated investment approach. This review also evaluates reasonableness of investment decisions and risk positions. The performance of investments is compared to indices and peers to determine if performance has been acceptable.
     GATX expects to contribute approximately $14.5 million to its pension plans (domestic and foreign) and approximately $4.9 million to its other post-retirement benefit plans in 2009. Additional contributions to the domestic funded pension plans will be dependent on several factors including investment returns on plan assets and actuarial experience.
     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in millions):

	Pension	Other
	Benefits	Benefits
2009	$30.9	$5.5
2010	30.8	5.4
2011	30.2	5.2
2012	31.9	5.1
2013	30.5	5.0
Years 2014-2018	161.1	21.6

	$315.4	$47.8

Revision to GATX 2008 Annual Report
     The following are estimated Medicare Part D Subsidies expected to be received as a result of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (in millions):

2009	$0.6
2010	0.6
2011	0.6
2012	0.6
2013	0.5
Years 2014-2018	2.4

$5.3

     In addition to its defined benefit plans, GATX maintains two 401(k) retirement plans that are available to substantially all salaried and certain other employee groups. GATX may contribute to the plans as specified by their respective terms, and as determined by the Board of Directors. Contributions to such plans were $1.5 million, $1.5 million, and $1.5 million for 2008, 2007, and 2006, respectively. Contributions to discontinued operations were immaterial in each year.
NOTE 17. Concentrations and Commitments
Concentrations
     Concentration of Revenues — GATX’s revenues are derived from a wide range of industries and companies. Approximately 24% of total revenues are generated from customers in the petroleum industry, 21% are derived from the chemical industry, 12% from the transportation industry and 10% from food/agricultural industry. GATX’s foreign identifiable revenues were primarily generated in the countries of Canada, Mexico, Poland, Austria and Germany. The Company did not derive revenues in excess of 10% of consolidated revenues from any one foreign country for any of the years ended December 31, 2008, 2007 and 2006.
     Concentration of Credit Risk — Under its lease agreements with lessees, GATX retains legal ownership of the asset except where such assets have been financed by sale-leasebacks. For most loan financings to customers, the loan is collateralized by specifically related equipment. GATX performs credit evaluations prior to approval of a lease or loan contract. Subsequently, the creditworthiness of the customer and the value of the collateral are monitored on an ongoing basis. GATX maintains an allowance for possible losses to provide for credit losses inherent in its reservable assets portfolio. The Company did not derive revenues in excess of 10% of consolidated revenues from any one customer for any of the years ended December 31, 2008, 2007 and 2006.
     Concentration of Labor Force — 51% of GATX employees were covered by union contracts at December 31, 2008. The shipboard personnel at ASC belong to the United Steelworkers of America (“USWA”), the American Maritime Officers (“AMO”) and the Seafarers International Union (“SIU”), as the case may be. ASC has agreements with the SIU and AMO that are effective until 2011; the USWA agreement expires August 2009. The hourly employees at Rail’s U.S. service centers belong to the USWA and are operating under an agreement that is in effect through February 2010. Employees at two of Rail’s Canadian service centers belong to the Communication, Energy and Paperworkers Union of Canada (“CEP”). Although both service centers are covered by the same union, each contract has separate terms and conditions. Both contracts expired in January 2009 and negotiations are ongoing.
Commitments
     Unconditional Obligations — At December 31, 2008, GATX’s unconditional obligations were as follows: (in millions):

	Payments Due by Period
	Total	2009	2010	2011	2012	2013	Thereafter
Rail purchases, primarily railcars	$329.1	$301.0	$28.1	$—	$—	$—	$—

     Commercial Commitments — In connection with certain investments or transactions, GATX has entered into various commercial commitments, such as guarantees and standby letters of credit, which could potentially require performance in the event of demands by third parties. Similar to GATX’s balance sheet investments, these guarantees expose GATX to credit, market and equipment risk; accordingly, GATX evaluates its commitments and other contingent obligations using techniques similar to those used to evaluate funded transactions.

Revision to GATX 2008 Annual Report
     The following table shows GATX’s commercial commitments for continuing operations (in millions):

	December 31
	2008	2007
Affiliate guarantees	$47.6	$20.7
Asset residual value guarantees	52.1	121.7
Lease payment guarantees	63.9	68.8
Other guarantees	77.8	77.8

Total guarantees	241.4	289.0
Standby letters of credit and bonds	13.6	17.7

	$255.0	$306.7

     At December 31, 2008, the maximum potential amount of guarantees under which GATX could be required to perform was $241.4 million. The related carrying value of the guarantees on the balance sheet, including deferred revenue primarily associated with residual value guarantees entered into prior to the effective date of FASB Interpretation No. 45 (FIN 45), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, was a liability of $0.6 million. The expirations of these guarantees range from 2009 to 2017. GATX is not aware of any event that would require it to satisfy these guarantees.
     Affiliate guarantees generally involve guaranteeing repayment of the financing utilized to acquire or lease in assets and are in lieu of making direct equity investments in the affiliate.
     Asset residual value guarantees represent GATX’s commitment to third parties that an asset or group of assets will be worth a specified amount at the end of a lease term. Revenue is earned for providing these asset value guarantees in the form of an initial fee (which is amortized into income over the guarantee period) and by sharing in any proceeds received upon disposition of the assets to the extent such proceeds are in excess of the amount guaranteed (which is recorded when realized). Any liability resulting from GATX’s performance pursuant to the residual value guarantees will be reduced by the value realized from the underlying asset or group of assets. Asset residual value guarantees include guarantees related to assets of affiliated companies.
     Lease payment guarantees represent GATX’s guarantees to financial institutions of finance and operating lease payments to unrelated parties in exchange for a fee. Any liability resulting from GATX’s performance pursuant to the lease payment guarantees will be reduced by the value realized from the underlying asset or group of assets.
     Other guarantees consist of GATX’s potential contractual reimbursement obligation to Airbus S.A.S. (“Airbus”) for amounts Airbus may be required to pay under certain specified circumstances to GATX Flightlease Aircraft Ltd., a joint venture partially owned by GATX (“GFAC”), in connection with an aircraft purchase contract entered into by GFAC and Airbus in 2001. GATX’s limited reimbursement obligation is capped at approximately $77.8 million. No liability has been recorded with respect to this contractual provision as GATX believes that the likelihood of having to perform under it is remote. The aircraft purchase contract, and other agreements relating thereto, have been the subject of various litigation proceedings that are described in Note 18.
     GATX and its subsidiaries are also parties to standing letters of credit and bonds primarily related to workers’ compensation and general liability insurance coverages. No material claims have been made against these obligations. At December 31, 2008, management does not expect any material losses to result from these off balance sheet instruments since performance is not expected to be required.
NOTE 18. Legal Proceedings and Other Contingencies
     Legal — Various legal actions, claims, assessments and other contingencies arising in the ordinary course of business, including certain matters more fully described below, are pending against GATX and certain of its subsidiaries. These matters are subject to many uncertainties, and it is possible that some of these matters could ultimately be decided, resolved, or settled adversely.
Flightlease Litigation
     In 1999, GATX Third Aircraft Corporation (“Third Aircraft”), an indirect wholly-owned subsidiary of GATX Financial Corporation (“GFC”, which merged into GATX in 2007), entered into a joint venture agreement with Flightlease Holdings (Guernsey) Ltd. (“FHG”), an indirect wholly-owned subsidiary of the SAirGroup, and formed a joint venture entity, GATX Flightlease Aircraft Ltd. (“GFAC”) to purchase a number of aircraft. In September 1999, GFAC entered into an agreement (the “GFAC Agreement”) with

Revision to GATX 2008 Annual Report
Airbus S.A.S. (“Airbus”) and by October 1, 2001, GFAC had ordered a total of 41 aircraft (the “GFAC Aircraft”) from Airbus and had made aggregate unutilized pre-delivery payments (“PDPs”) to Airbus of approximately $227.6 million. Subsequently, on October 4, 2001, the joint venture partners entered into an agreement (the “Split Agreement”) pursuant to which the parties agreed (i) to divide responsibility for the GFAC Aircraft, (ii) to allocate the PDPs between them in the amounts of approximately $77.8 million to Third Aircraft and approximately $149.8 million to FHG, and (iii) that each would enter into separate agreements with Airbus to purchase its allocated aircraft or equivalent aircraft (such aircraft allocated to Third Aircraft being the “GATX Allocated Aircraft”). Subsequently, GFC and an affiliate of Airbus entered into a new purchase agreement for the GATX Allocated Aircraft (the “GATX Agreement”) and GFC received a credit of $77.8 million of the PDPs towards the acquisition of the aircraft. In connection with the GATX Agreement, GFC agreed that in certain specified circumstances it would pay to Airbus an amount up to $77.8 million which Airbus is required to pay to GFAC in reimbursement of PDPs paid by GFAC with respect to the GATX Allocated Aircraft (such agreement being the “Reimbursement Agreement”). Under the Split Agreement, FHG was to take the benefit of the remaining PDPs allocated to it (approximately $149.8 million) and enter into a new contract with Airbus but, following SAirGroup’s bankruptcy, FHG did not enter into such a contract, and Airbus then declared GFAC in default and retained the approximately $149.8 million in PDPs held by it as damages.
     On October 10, 2005, GFAC filed a complaint in the Supreme Court of the State and County of New York against Airbus alleging that Airbus’ termination of the GFAC Agreement was wrongful and seeking restitution and damages in an unspecified amount in the “millions of dollars.” On December 7, 2005, FHG, acting by its liquidators (the “FHG Liquidators”), filed a motion to intervene and an accompanying complaint, which was granted on February 16, 2006 (the “Airbus Action”).
     On October 14, 2005, the FHG Liquidators filed a complaint in the United States District Court for the Northern District of California, purportedly as a derivative complaint on behalf of GFAC, against GFC, Third Aircraft, and Mr. James H. Morris and Mr. Alan M. Reinke, then officers of a division of GFC (the “FHG Action”). The complaint alleged that Messrs. Morris and Reinke, as directors of GFAC, breached their fiduciary duties and that GFC and Third Aircraft knowingly assisted such breaches, thereby depriving GFAC of assets. The complaint seeks damages in an amount including, but not necessarily limited to, approximately $227.6 million. Messrs. Morris and Reinke are indemnified against losses they suffer or incur as a result of their service as GFAC directors. The Company believes there is no valid basis for any claim made by the FHG Liquidators in the complaint against GFC, Third Aircraft, and/or Messrs. Morris and Reinke.
     The parties to the FHG Action entered into a Tolling and Standstill Agreement (the “Tolling Agreement”) in October of 2006 which, among other things, provides for a standstill of claims or potential claims until the conclusion of the Airbus Action described above. The Tolling Agreement does not resolve the merits or liability for (or against) any claims nor require payment of any monetary damages by any party to another party.
     On February 6, 2009, the New York Court in the Airbus Action issued an opinion that granted the FHG Liquidators’ motion for summary judgment and held that Airbus’s termination of the GFAC Agreement was a breach of the agreement. The Court has scheduled a hearing on March 11, 2009, to determine the damages owed by Airbus to GFAC.
     Should GFAC ultimately succeed in recovering from Airbus those PDPs with respect to the GATX Allocated Aircraft, GATX, as a successor in interest to GFC, may be obligated to make a payment to Airbus under the Reimbursement Agreement in an amount equal to the lesser of (x) the amount so recovered or (y) approximately $77.8 million. In light of the New York Court’s February 6, 2009, decision that Airbus breached the GFAC Agreement, and depending on the results of further proceedings and appeals in the Airbus Action, the Company believes that GATX may be excused from such an obligation to make payment to Airbus. Further, the Company believes that Third Aircraft may be entitled to a portion of the damages awarded by the New York Court.
     The Company believes that the likelihood of loss with respect to these matters is remote and as a result has not recorded any accrual as of December 31, 2008. While it is reasonably possible that the Company may ultimately incur a loss in these matters, at this time an estimate of the amount of such loss cannot be made.
Polskie Koleje Panstwowe S.A. v. DEC sp. z o.o.
     In December 2005, Polskie Koleje Panstwowe S.A. (“PKP”) filed a complaint, Polskie Koleje Panstwowe S.A. v. DEC sp. z o.o., in the Regional Court in Warsaw, Poland against DEC sp. z o.o. (“DEC”), an indirect wholly-owned subsidiary of the Company, currently named GATX Rail Poland, sp. Zo.o. The complaint alleges that, prior to GATX’s acquisition of DEC in 2001, DEC breached a Conditional Sales Agreement (the “Agreement”) to purchase shares of Kolsped S.A. (“Kolsped”), an indirect subsidiary of PKP. The allegedly breached condition required DEC to obtain a release of Kolsped’s ultimate parent company, PKP, from its

Revision to GATX 2008 Annual Report
guarantee of Kolsped’s promissory note securing a $9.8 million bank loan. Pursuant to an amendment to the Agreement, DEC satisfied this condition by providing PKP with a blank promissory note (the “DEC Note”) and a promissory note declaration which allowed PKP to fill in the DEC Note up to $10 million in the event a demand was made upon it as guarantor of Kolsped’s note to the bank (the “Kolsped Note”). In May 1999, the then current holder of the Kolsped Note, a bank (“Bank”), sued PKP under its guarantee. PKP lost the DEC Note and therefore did not use it to satisfy the guarantee, and the Bank ultimately secured a judgment against PKP in 2002. PKP also failed to notify DEC of the Bank’s lawsuit while the lawsuit was pending.
     After exhausting its appeals of the judgment entered against it, PKP filed suit against DEC in December 2005, alleging that DEC failed to fulfill its obligation to release PKP as a guarantor of the Kolsped Note and is purportedly liable to PKP, as a third party beneficiary of the Agreement. DEC has filed an answer to the complaint denying the material allegations and raising numerous defenses, including, among others, that: (i) the Agreement did not create an actionable obligation, but rather was a condition precedent to the purchase of shares in Kolsped; (ii) DEC fulfilled that condition by issuing the DEC Note, which was subsequently lost by PKP and declared invalid by a Polish court; (iii) PKP was not a third party beneficiary of the Agreement; and (iv) the action is barred by the governing limitations period. The first day of trial was held on March 5, 2008, and the second day, which had previously been scheduled for September 16, 2008, was adjourned to allow time for the parties to discuss a settlement.
     GATX Rail Poland intends to vigorously defend this lawsuit. However, in the interest of disposing of this matter expeditiously, PKP and DEC are currently engaged in settlement negotiations.
     As of February 16, 2009, PKP claims damages in the amount of PLN 120.2 million or $31.8 million, which consists of the principal amount, interest and costs allegedly paid by it to the Bank and statutory interest. Statutory interest would be assessed only if the court awards damages to PKP, in which case interest would be assessed on the amount of the award from the date of filing of the claim in December 2005, to the date of the award. The Company has recorded an accrual of $15.6 million representing management’s best estimate of a probable settlement amount. While the ultimate resolution of this matter for an amount in excess of this accrual is possible, the Company believes that any such excess would not be material to its financial position or liquidity. However, such resolution could have a material adverse effect on the results of operations in a particular quarter or fiscal year.
Other Litigation
     GATX and its subsidiaries have been named as defendants in a number of other legal actions and claims, various governmental proceedings and private civil suits arising in the ordinary course of business, including those related to environmental matters, workers’ compensation claims by GATX employees and other personal injury claims. Some of the legal proceedings include claims for punitive as well as compensatory damages.
     Several of the Company’s subsidiaries have also been named as defendants or co-defendants in cases alleging injury relating to asbestos. In these cases, the plaintiffs seek an unspecified amount of damages based on common law, statutory or premises liability or, in the case of ASC, the Jones Act, which makes limited remedies available to certain maritime employees. As of February 6, 2009, there were 1,240 asbestos-related cases pending against the Company and its subsidiaries. Out of the total number of pending cases, 1,203 are Jones Act claims, most of which were filed against ASC prior to the year 2000. During 2008, ten new cases were filed, and four cases were dismissed or settled. During 2007, 18 new asbestos-related cases were filed and eight cases were dismissed or settled. During 2006, 12 new asbestos-related cases were filed and 21 cases were dismissed or settled. For this three-year period, the aggregate amount paid to settle asbestos-related cases filed against the Company and its subsidiaries was less than $75,000. In addition, demand has been made against the Company for asbestos-related claims under limited indemnities given in connection with the sale of certain former subsidiaries of the Company. It is possible that the number of these cases or claims for indemnity could begin to grow and that the cost of these cases, including costs to defend, could correspondingly increase in the future.
     The amounts claimed in some of the above described proceedings are substantial and, while the final outcome of these matters cannot be predicted with certainty at this time, considering among other things, meritorious legal defenses and applicable insurance coverage, it is the opinion of management that none of these matters, when ultimately resolved, will have a material adverse effect on GATX’s consolidated financial position or liquidity. It is possible, however, that the ultimate resolution of one or more of these matters could have a material adverse effect on the results of operations in a particular quarter or fiscal year.

Revision to GATX 2008 Annual Report
Accruals and Reserves
     The Company has recorded accruals totaling $17.3 million at December 31, 2008, for losses related to those litigation matters the Company believes to be probable and for which the amount of loss can be reasonably estimated. Although the ultimate amount of liability that may result from these matters cannot be predicted with absolute certainty, it is the opinion of management that none of these matters, when ultimately resolved, will have a material adverse effect on GATX’s consolidated financial position or liquidity. It is possible however, that the ultimate resolution of one or more of these matters could have a material adverse effect on the Company’s results of operations in a particular quarter or fiscal year.
     Environmental — The Company’s operations are subject to extensive federal, state, local, and foreign environmental regulations. GATX’s operating procedures include practices to protect the environment from the risks inherent in railcar leasing, which frequently involve transporting chemicals and other hazardous materials. Additionally, some of GATX’s land holdings, including previously owned properties, are and have been used for industrial or transportation-related purposes or leased to commercial or industrial companies whose activities may have resulted in discharges onto the property. As a result, GATX is subject to environmental cleanup and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the Superfund law, as well as similar state laws, generally impose joint and several liability for cleanup and enforcement costs on current and former owners and operators of a site without regard to fault or the legality of the original conduct. If there are other potentially responsible parties (“PRPs”), GATX generally participates in the cleanup of these sites through cost-sharing agreements with terms that vary from site to site. Costs are typically allocated based on the relative volumetric contribution of material, the amount of time the site was owned or operated, and/or the portion of the total site owned or operated by each PRP. GATX has been notified that it is a PRP, among many PRPs, for study and cleanup costs at three Superfund sites for which investigation and remediation payments have yet to be determined.
     At the time a potential environmental issue is identified, initial reserves for environmental liability are established when such liability is probable and a reasonable estimate of associated costs can be made. Costs are estimated based on the type and level of investigation and/or remediation activities that our internal environmental staff (and where appropriate, independent consultants) have determined to be necessary to comply with applicable laws and regulations. Activities include initial site surveys and environmental studies of potentially contaminated sites as well as costs for remediation and restoration of sites determined to be contaminated. In addition, GATX has provided indemnities for potential environmental liabilities to buyers of divested companies. In these instances, reserves are based on the scope and duration of the respective indemnities together with the extent of known contamination. Estimates are periodically reviewed and adjusted as required to reflect additional information about facility or site characteristics or changes in regulatory requirements. GATX conducts an ongoing environmental contingency analysis, which considers a combination of factors including independent consulting reports, site visits, legal reviews, analysis of the likelihood of participation in and the ability of other PRPs to pay for cleanup, and historical trend analyses. GATX does not believe that a liability exists for known environmental risks beyond what has been provided for in its environmental reserves.
     GATX is involved in administrative and judicial proceedings and other voluntary and mandatory cleanup efforts at 16 sites, including the Superfund sites, at which it is participating in the study or cleanup, or both, of alleged environmental contamination. As of December 31, 2008, GATX has recorded accruals of $27.3 million for remediation and restoration of all known sites. These amounts are included in other liabilities on GATX’s balance sheet. GATX’s environmental liabilities are not discounted.
     The Company did not materially change its methodology for identifying and calculating environmental liabilities in the three years presented. There are currently no known trends, demands, commitments, events or uncertainties that are reasonably likely to occur and materially affect the methodology or assumptions described above.
     Recorded liabilities include GATX’s best estimates of all costs for remediation and restoration of affected sites, without reduction for anticipated recoveries from third parties, and include both asserted and unasserted claims. However, GATX’s total cleanup costs at these sites cannot be predicted with certainty due to various factors such as the extent of corrective actions that may be required; evolving environmental laws and regulations; advances in environmental technology, the extent of other parties’ participation in cleanup efforts; developments in ongoing environmental analyses related to sites determined to be contaminated, and developments in environmental surveys and studies of potentially contaminated sites. As a result, future charges for environmental liabilities could have a significant effect on results of operations in a particular quarter or fiscal year as individual site studies and remediation and restoration efforts proceed or as new sites arise. However, management believes it is unlikely any identified matters, either individually or in the aggregate, will have a material adverse effect on GATX’s financial position or liquidity.

Revision to GATX 2008 Annual Report
NOTE 19. Shareholders’ Equity
     On January 23, 2008, the Company’s Board of Directors authorized a $200 million common stock repurchase program. As of December 31, 2008, 2.1 million shares have been repurchased for $76.5 million, all of which occurred in the first quarter. The repurchased shares were recorded as treasury stock under the cost method. This stock repurchase program is inactive at the present time. In 2007, under a separate program, 6.3 million shares were acquired for $300.2 million.
     During 2008, holders of the 2003 Notes converted $64.8 million of notes, of which $0.7 million was settled in cash and $64.1 million was settled with shares. A total of 2.6 million common shares were issued as a result. See Note 13 for additional information. In 2007, substantially all the holders of the 2002 Convertible Notes converted, resulting in the issuance of 1.0 million shares of GATX common stock.
     In accordance with GATX’s certificate of incorporation, 120 million shares of common stock are authorized, at a par value of $0.625 per share. As of December 31, 2008, 65.1 million shares were issued and 48.7 million shares were outstanding.
     A total of 11.2 million shares of common stock were reserved at December 31, 2008, for the following:

Shares
(in millions)
Conversion of outstanding preferred stock	0.1
Conversion of convertible notes	7.3
Incentive compensation programs	3.8
Employee service awards	*

11.2

*	Less than 0.1 million.
     The reserve for incentive compensation programs consists of shares authorized and available for future issuance under the GATX Corporation 2004 Equity Incentive Compensation Plan. See Note 21 for additional information.
     GATX’s certificate of incorporation also authorizes five million shares of preferred stock at a par value of $1.00 per share. At December 31, 2008 and 2007, 17,428 and 18,216 shares of preferred stock were outstanding, respectively. Shares of preferred stock issued and outstanding consist of Series A and B $2.50 cumulative convertible preferred stock, which entitle holders to a cumulative annual cash dividend of $2.50 per share. Each share is convertible at the option of the holder at any time into five shares of common stock. Each share of such preferred stock may be called for redemption by GATX at any time at $63.00 per share. In the event of GATX’s liquidation, dissolution or winding up, the holders of such preferred stock will be entitled to receive $60.00 per share plus accrued and unpaid dividends to the date of payment. At December 31, 2008 and 2007, the aggregated liquidation preference of both series’ of preferred stock was $1.0 million and $1.1 million, respectively.
     Holders of both preferred and common stock are entitled to one vote for each share held. Except in certain instances, all such classes of stock vote together as a single class.
     On August 14, 2008, the Shareholders’ Rights Plan that GATX adopted in August of 1998 expired in accordance with its terms.

Revision to GATX 2008 Annual Report
NOTE 20. Accumulated Other Comprehensive Income (Loss)
     The change in components for accumulated other comprehensive income (loss) were as follows (in millions):

	Foreign		Unrealized	Post-
	Currency	Unrealized	Loss on	Retirement
	Translation	Gain (Loss)	Derivative	Benefit
	Gain (Loss)	on Securities	Instruments	Plans	Total
Balance at December 31, 2005	$31.5	$0.8	$(30.3)	$(8.3)	$(6.3)
Change in component	33.0	(0.9)	7.2	(59.9)	(20.6)
Reclassification adjustments into earnings	—	(1.0)	2.2	—	1.2
Income tax effect	—	0.7	(1.2)	22.8	22.3

Balance at December 31, 2006	64.5	(0.4)	(22.1)	(45.4)	(3.4)
Change in component	70.0	0.7	(33.9)	32.4	69.0
Reclassification adjustments into earnings	—	0.3	28.9	—	29.3
Income tax effect	—	(0.4)	3.9	(12.3)	(8.7)

Balance at December 31, 2007	134.5	0.2	(23.2)	(25.3)	86.2
Change in component	(78.4)	(1.7)	6.0	(107.3)	(181.4)
Reclassification adjustments into earnings	—	0.1	(32.1)	—	(32.0)
Income tax effect	—	0.2	1.5	40.3	42.0

Balance at December 31, 2008	$56.1	$(1.2)	$(47.8)	$(92.3)	$(85.2)

NOTE 21. Share-Based Compensation
     GATX provides equity awards to its employees under the GATX Corporation 2004 Equity Incentive Compensation Plan, as amended (the “2004 Plan”). As of December 31, 2008, 3.5 million shares of common stock were authorized under the 2004 Plan and 1.9 million shares were available for future issuance. The 2004 Plan provides for the granting of nonqualified stock options, stock appreciation rights (“SARs”), restricted stock and phantom stock awards. GATX recognizes compensation expense for these awards in SG&A over the service period of each award. For 2008, 2007 and 2006, share-based compensation expense was $9.4 million, $9.6 million and $7.7 million, respectively, and related tax benefits were $3.5 million, $3.7 million, $3.0 million, respectively. These awards are more fully described below.
Stock Option/SAR Awards
     Stock options/SARs provide for the purchase of shares of common stock and may be granted for periods not longer than seven years from the date of grant (ten years for options granted prior to 2004). SARs entitle the holder to receive the difference between the market price of GATX’s common stock at the time of exercise and the exercise price, either in shares of common stock, cash or a combination thereof, at GATX’s discretion. Options entitle the holders to purchase shares of GATX common stock at a specified exercise price. The exercise price for both options and SARs is equal to the average of the high and low trading prices of GATX common stock on the date of grant. Options/SARs vest and become exercisable commencing on a date no earlier than one year from the date of grant. Compensation expense for these awards is recognized over the applicable vesting period. The vesting period for 2006 grants is three years with 50% vesting after the first year, 25% after the second year and 25% after the third year. The 2007 and 2008 grants vest in 1/3 increments over three years. Dividends accrue on all stock options/SARs granted under the 2004 Plan and are paid upon vesting. Dividends continue to be paid until the options/SARs are exercised, cancelled or expire. During 2006, 2007 and 2008, only SARs were awarded.
     GATX values its stock option/SAR awards using the Black-Scholes model. The Black-Scholes model is one of the most frequently referenced models used to value options and was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions. The assumptions GATX used in valuing its option/SAR awards were: expected stock price volatility (based on the historical volatility of its stock price), the risk free interest rate (based on the treasury yield curve) and the expected life of the option/SAR (based on historical exercise patterns and post-vesting termination behavior). Additionally, because GATX’s options/SARs are dividend participating, the value of each option/SAR also reflects the present value of the dividends expected to be paid during the estimated life of the option/SAR.

Revision to GATX 2008 Annual Report
     The assumptions GATX used to estimate the fair value of its stock option/SAR awards and the weighted average estimated fair value were as follows:

	2008	2007	2006
Weighted average fair value of SAR/option	$12.17	$17.29	$15.82
Annual dividend	$1.08	$0.96	$0.84
Expected life of the option, in years	4.4	4.7	5.2
Risk free interest rate	2.39%	4.47%	4.77%
Dividend yield	3.00%	2.10%	2.20%
Expected stock price volatility	29.86%	31.88%	33.55%
     Certain data with respect to stock options/SARs activity for the year ended December 31, 2008, were as follows:

			Weighted
			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Options/SARs	Exercise	Term	Value
	(in thousands)	Price	(Years)	(in thousands)
Outstanding at beginning of period	1,627	$35.09
Granted	309	36.67
Exercised	(260)	35.15		$2,549
Forfeited/Cancelled	(17)	42.11
Expired	(8)	39.49

Outstanding at end of period	1,651	35.28	3.9	3,892

Vested and Exercisable at the end of the period	1,171	33.49	3.1	3,892
     The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006, was $2.5 million, $12.1 million and $13.7 million, respectively. The intrinsic value of a stock option is defined as the difference between its current market value and its exercise price. As of December 31, 2008, there was $3.8 million of unrecognized compensation expense related to nonvested options/SARs, which is expected to be recognized over a weighted average period of 1.8 years.
Restricted Stock and Performance Share Awards
     Restricted stock may be granted to key employees, entitling them to receive a specified number of restricted shares of common stock. Restricted shares of common stock carry all dividend and voting rights, but are not transferable prior to the expiration of a specified restriction period, generally three years, as determined by the Compensation Committee of the Board of Directors (“Compensation Committee”). Dividends accrue on all restricted shares and are paid upon vesting. Compensation expense is recognized for these awards over the applicable restriction period.
     Performance shares may be granted to key employees to focus attention on the achievement of certain strategic objectives. The shares are converted to common stock based on the achievement of predetermined performance goals at the end of a specified performance period as determined by the Compensation Committee. Performance shares do not carry voting rights. Dividends accrue on all performance shares and are paid upon vesting. Performance shares are valued based on the closing price for GATX’s stock on the grant date. An estimate of the number of shares expected to vest as a result of actual performance against the performance criteria is made at the time of grant to determine total compensation expense to be recognized. The estimate is re-evaluated annually and total compensation expense is adjusted for any changes in the estimate, with a cumulative catch up adjustment (i.e., the cumulative effect of applying the change in estimate retrospectively) recognized in the period of change. Compensation expense is recognized for these awards over the applicable vesting period, generally three years.
     GATX values its restricted stock and performance share awards based on the closing price of its stock on the grant date. As of December 31, 2008, there was $4.3 million of unrecognized compensation expense related to these awards, which is expected to be recognized over a weighted average period of 1.6 years.

Revision to GATX 2008 Annual Report
     Certain data with respect to restricted stock and performance share activity for the year ended December 31, 2008, were as follows:

		Weighted
	Number of Share	Average Grant-
	Units Outstanding	Date Fair Value
Restricted Stock:
Nonvested at beginning of the period	159,797	$40.33
Granted	65,258	36.21
Vested	(64,139)	35.53
Forfeited	(6,688)	42.41

Nonvested at end of period	154,228	40.49

Performance Shares:
Nonvested at beginning of the period	125,416	$42.08
Granted	72,550	36.29
Net decrease due to estimated performance	(25,293)	37.96
Vested	(81,366)	38.71
Forfeited	(3,204)	42.98

Nonvested at end of period	88,103	40.60

     The total fair value of restricted stock and performance shares vested during the years ended December 31, 2008, 2007 and 2006, was $5.1 million, $3.2 million and $3.7 million, respectively.
Phantom Stock Awards
     Phantom stock is granted to non-employee directors as a component of their compensation for service on GATX’s Board. In accordance with the terms of the phantom stock awards, each director is credited with a quantity of units that equate to, but are not, common shares in the Company. Phantom stock awards are dividend participating with all dividends reinvested in additional phantom shares at the average of the high and low trading prices of GATX stock on the dividend payment date. Settlement of whole units of phantom stock will be made in shares of common stock and fractional units will be paid in cash at the expiration of each director’s service on the Board and/or in accordance with his or her deferral election. In 2008, GATX granted 26,162 units of phantom stock and 138,873 units were outstanding as of December 31, 2008.
NOTE 22. Discontinued Operations
     During 2006 and 2007, GATX completed the sale of its aircraft leasing business to Macquarie Aircraft Leasing Limited (“MALL”). The sale was completed in two stages: the sale of wholly-owned aircraft closed on November 30, 2006, and the sale of partnered aircraft closed on January 17, 2007. Separately in 2006, GATX sold 26 wholly-owned and partnered aircraft and its interest in Pembroke Group, a 50% owned aircraft leasing affiliate. These events resulted in the disposition of GATX’s aircraft leasing operation (formerly the “Air” segment). Accordingly, Air has been segregated and classified as discontinued operations for all periods presented.
     Gross proceeds from these sales in 2006 totaled $1.3 billion, of which approximately $800 million was used to retire debt and pay transaction costs. The remaining proceeds, including $229.9 million received in 2007, were primarily used to fund new investments in rail, marine and industrial assets and to repurchase GATX common stock.

Revision to GATX 2008 Annual Report
     The following table summarizes certain operating data for Discontinued Operations (in millions):

	Years Ended December 31
	2007	2006
Revenues	$0.6	$133.5
Loss before income taxes	$(5.7)	$(8.9)

(Loss) income from operations, net of taxes	$(0.8)	$32.1
Gain (loss) on disposal of segment, net of taxes	18.7	(70.9)

Net income (loss) from discontinued operations	$17.9	$(38.8)

     In 2007, gain on disposal of segment primarily consisted of a $20.9 million reversal of accrued income taxes resulting from an enacted change in federal income tax regulations and the finalization of the tax effects of the Air sale. In 2006, loss on disposal of segment was comprised primarily of $60.3 million ($70.9 million including tax effects) of losses realized on dispositions.
     Operating results of discontinued operations reflect directly attributable revenues, ownership, operating, interest and SG&A expenses and income taxes. Operating results also reflect intercompany allocations for interest and certain SG&A expenses. Interest expense allocated was zero and $16.4 million for 2007 and 2006, respectively. Interest was allocated consistent with GATX’s risk adjusted approach for continuing operations. SG&A allocated was zero and $6.1 million for 2007 and 2006, respectively. SG&A was allocated based on management’s best estimate and judgment of the direct cost of support services provided to discontinued operations and amounts allocated approximate the amounts expected to be eliminated from continuing operations.
     The following table summarizes the components of discontinued operations reported on the consolidated statements of cash flows (in millions):

	2007	2006
Operating Activities
Net cash (used in) provided by operating activities	$(48.1)	$91.4
Investing Activities
Portfolio investments and capital additions	—	(94.2)
Proceeds from disposal of segment	229.9	1,307.5
Proceeds from other investing activities	—	50.0

Net cash provided by investing activities	229.9	1,263.3
Financing Activities
Net cash used in financing activities	—	(796.0)

Cash provided by discontinued operations, net	$181.8	$558.7

     Net cash provided by discontinued operations of $181.8 million in 2007 consisted primarily of $227.1 million of proceeds received from the disposition of the Air segment, partially offset by $33.8 million of allocated federal income tax payments, with the balance relating to the payment of accrued sale liabilities and current year operating losses.
NOTE 23. Earnings per Share
     Basic earnings per share were computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during each year. Shares issued or reacquired during the year, if applicable, were weighted for the portion of the year that they were outstanding. Diluted earnings per share give effect to potentially dilutive securities, including, convertible preferred stock, employee stock options, SARs, restricted stock and convertible debt.
     At December 31, 2008, GATX had $41.9 million of senior unsecured notes, which were convertible into 1,690,282 common shares at a price of $24.81 per share. The conversion details are discussed in Note 13.

Revision to GATX 2008 Annual Report
     The following table sets forth the computation of basic and diluted net income (loss) per common share (in millions, except per share amounts):

	Year Ended December 31
	2008	2007	2006
Numerator:
Income from continuing operations	$194.8	$183.8	$147.3
Income (loss) from discontinued operations	—	17.9	(38.8)
Less: Dividends paid and accrued on preferred stock	*	*	*

Numerator for basic earnings per share — income available to common shareholders	$194.8	$201.7	$108.5
Effect of dilutive securities:
Add: Dividends paid and accrued on preferred stock	*	*	*
After-tax interest expense on convertible securities	3.3	6.2	16.6

Numerator for diluted earnings per share — income available to common shareholders	$198.1	$207.9	$125.1
Denominator:
Denominator for basic earnings per share — weighted average shares	47.6	49.9	51.0
Effect of dilutive securities:
Equity compensation plans	0.5	0.6	0.8
Convertible preferred stock	0.1	0.1	0.1
Convertible securities	2.8	4.8	10.2

Denominator for diluted earnings per share — adjusted weighted average and assumed conversion	51.0	55.4	62.1
Basic earnings per share:
Income from continuing operations	$4.09	$3.69	$2.89
Income (loss) from discontinued operations	—	0.36	(0.77)

Total basic earnings per share	$4.09	$4.05	$2.12

Diluted earnings per share:
Income from continuing operations	$3.88	$3.43	$2.64
Income (loss) from discontinued operations	—	0.33	(0.63)

Total diluted earnings per share	$3.88	$3.76	$2.01

*	Less than $0.1 million.
NOTE 24. Foreign Operations
     GATX has a number of investments in subsidiaries and affiliated companies that are located in, or derive revenues from, various foreign countries. GATX’s foreign identifiable assets include investments in affiliated companies as well as railcar operations in Canada, Mexico, Poland, Austria and Germany, and foreign leases, loans and other investments. Foreign entities contribute significantly to GATX’s share of affiliates’ earnings. Revenues and identifiable assets are determined to be foreign or domestic based upon location of the customer; classification of affiliates’ earnings as foreign or domestic is made based on the office location of the affiliate.
     The Company did not derive revenues in excess of 10% of consolidated revenues from continuing operations from any one foreign country for the years ended December 31, 2008, 2007 and 2006. At December 31, 2008, and 2007, 11% of the Company’s identifiable assets were in Germany. At December 31, 2006, no foreign country represented more than 10% of GATX’s identifiable assets from continuing operations.

Revision to GATX 2008 Annual Report
     The table below presents certain GATX data for continuing operations (in millions):

	Year Ended or at December 31
	2008	2007	2006
Revenues
Foreign	$314.4	$293.3	$253.8
United States	1,038.1	959.5	899.2

	$1,352.5	$1,252.8	$1,153.0

Share of Affiliates’ Earnings
Foreign	$74.1	$70.8	$64.2
United States	16.5	22.4	11.9

	$90.6	$93.2	$76.1

Identifiable Balance Sheet Assets
Foreign	$1,774.7	$1,790.3	$1,614.6
United States	3,415.7	2,932.9	2,797.9

	$5,190.4	$4,723.2	$4,412.5

     Foreign generated cash flows are used to meet local operating needs and for reinvestment. For non-U.S. dollar functional currency entities, the translation of the financial statements into U.S. dollars results in an unrealized foreign currency translation adjustment, which is a component of accumulated other comprehensive income (loss).
NOTE 25. Financial Data of Business Segments
     The financial data presented below conforms to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, and depicts the profitability, financial position and capital expenditures of each of GATX’s continuing business segments.
     GATX leases, operates and manages long-lived, widely used assets in the rail, marine and industrial equipment markets. GATX also invests in joint ventures that complement existing business activities. Headquartered in Chicago, Illinois, GATX has three financial reporting segments: Rail, Specialty and ASC.
     Rail leases tank cars, freight cars and locomotives in North America and Europe. Rail primarily provides railcars pursuant to full-service leases, under which it maintains the railcars, pays ad valorem taxes and insurance, and provides other ancillary services. Rail also offers net leases for railcars and most of its locomotives, in which case the lessee is responsible for maintenance, insurance and taxes.
     Specialty provides leasing, asset remarketing and asset management services to the marine and industrial equipment markets. Specialty offers operating leases, direct finance leases and loans, and extends its market reach through joint venture investments.
     ASC owns and operates the largest fleet of U.S. flagged vessels the Great Lakes, providing waterborne transportation of dry bulk commodities for a range of industrial customers.
     Segment profit is an internal performance measure used by the Chief Executive Officer to assess the performance of each segment in a given period. Segment profit includes all revenues, including affiliate earnings, attributable to the segments, as well as ownership and operating costs that management believes are directly associated with the maintenance or operation of the revenue earning assets. Operating costs include maintenance costs, marine operating costs, asset impairment charges and other operating costs such as litigation, provisions for losses, environmental costs, and asset storage costs. Segment profit excludes selling, general and administrative expenses, income taxes and certain other amounts not allocated to the segments. These amounts are included in Other.
     GATX allocates debt balances and related interest expense to each segment based upon a pre-determined fixed recourse leverage level expressed as a ratio of recourse debt (including off balance sheet debt) to equity. The leverage levels for Rail, Specialty and ASC are set at 4:1, 3:1 and 1.5:1, respectively. Management believes that by utilizing this leverage and interest expense allocation methodology, each operating segment’s financial performance reflects an appropriate risk-adjusted cost of capital.

Revision to GATX 2008 Annual Report
     The following tables present certain segment data for the years ended December 31, 2008, 2007 and 2006 (in millions):

					GATX
	Rail	Specialty	ASC	Other	Consolidated
2008 Profitability
Revenues
Lease income	$872.5	$58.6	$4.2	$—	$935.3
Marine operating revenue	—	—	267.1	—	267.1
Asset remarketing income	31.3	23.3	—	—	54.6
Other income	93.6	4.7	0.2	(3.0)	95.5

Total revenues	997.4	86.6	271.5	(3.0)	1,352.5
Share of affiliates’ earnings	17.8	72.8	—	—	90.6

Total gross income	1,015.2	159.4	271.5	(3.0)	1,443.1
Depreciation	178.4	17.1	13.2	—	208.7
Interest expense, net	118.1	19.0	9.6	1.8	148.5
Operating lease expense	143.5	2.0	—	(0.3)	145.2

Total ownership costs	440.0	38.1	22.8	1.5	502.4
Other operating costs	266.6	15.4	222.5	0.6	505.1

Segment profit (loss)	$308.6	$105.9	$26.2	$(5.1)	435.6
SG&A					168.0

Income from continuing operations before taxes					267.6
Income taxes					72.8

Income from continuing operations					$194.8

Selected Balance Sheet Data
Investments in affiliated companies	$149.7	$249.6	$—	$—	$399.3
Identifiable assets	$4,113.3	$649.7	$275.3	$152.1	$5,190.4
Capital Expenditures
Portfolio investments and capital additions(a)	$587.4	$163.3	$7.6	$23.0	$781.3

(a)	Rail investments include the assumption of $188.2 million of nonrecourse debt.

					GATX
	Rail	Specialty	ASC	Other	Consolidated
2007 Profitability
Revenues
Lease income	$839.5	$51.5	$4.2	$—	$895.2
Marine operating revenue	—	—	228.7	—	228.7
Asset remarketing income	32.2	29.2	—	—	61.4
Other income	59.7	7.0	0.1	0.7	67.5

Total revenues	931.4	87.7	233.0	0.7	1,252.8
Share of affiliates’ earnings	18.8	74.4	—	—	93.2

Total gross income	950.2	162.1	233.0	0.7	1,346.0
Depreciation	165.8	13.0	12.6	—	191.4
Interest expense, net	114.0	15.8	9.9	(9.0)	130.7
Operating lease expense	153.4	2.7	—	(0.3)	155.8

Total ownership costs	433.2	31.5	22.5	(9.3)	477.9
Other operating costs	249.7	13.1	189.8	1.4	454.0

Segment profit	$267.3	$117.5	$20.7	$8.6	414.1
SG&A					158.7

Income from continuing operations before taxes					255.4
Income taxes					71.6

Income from continuing operations					$183.8

Selected Balance Sheet Data
Investments in affiliated companies	$135.4	$182.4	$—	$—	$317.8
Identifiable assets	$3,768.2	$515.6	$292.0	$147.4	$4,723.2
Capital Expenditures
Portfolio investments and capital additions	$487.2	$141.0	$4.4	$1.4	$634.0

Revision to GATX 2008 Annual Report

					GATX
	Rail	Specialty	ASC	Other	Consolidated
2006 Profitability
Revenues
Lease income	$780.0	$42.0	$4.2	$—	$826.2
Marine operating revenue	—	—	205.6	—	205.6
Asset remarketing income	19.7	27.9	—	—	47.6
Other income	60.6	12.4	—	0.6	73.6

Total revenues	860.3	82.3	209.8	0.6	1,153.0
Share of affiliates’ earnings	22.7	53.4	—	—	76.1

Total gross income	883.0	135.7	209.8	0.6	1,229.1
Depreciation	146.1	7.0	10.2	—	163.3
Interest expense, net	98.6	16.9	8.1	11.8	135.4
Operating lease expense	163.0	3.9	—	(0.3)	166.6

Total ownership costs	407.7	27.8	18.3	11.5	465.3
Other operating costs	227.4	9.0	159.5	0.3	396.2

Segment profit (loss)	$247.9	$98.9	$32.0	$(11.2)	367.6
SG&A					146.7

Income from continuing operations before taxes					220.9
Income taxes					73.6

Income from continuing operations					$147.3

Selected Balance Sheet Data
Investments in affiliated companies	$109.7	$182.2	$—	$—	$291.9
Identifiable assets	$3,365.6	$491.9	$302.6	$252.4	$4,412.5
Capital Expenditures
Portfolio investments and capital additions	$533.6	$94.1	$127.7	$7.7	$763.1

Revision to GATX 2008 Annual Report
NOTE 26. Selected Quarterly Financial Data (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	In millions, except per share data
2008
Gross Income	$311.1	$378.3	$420.5	$333.2	$1,443.1
Income from continuing operations	$51.8	$40.2	$73.9	$28.9	$194.8
(Loss) income from discontinued operations	—	—	—	—	—

Net income	$51.8	$40.2	$73.9	$28.9	$194.8

Per Share Data: (a)
Basic:
Income from continuing operations	$1.10	$0.87	$1.52	$0.59	$4.09
(Loss) income from discontinued operations	—	—	—	—	—

Total	$1.10	$0.87	$1.52	$0.59	$4.09

Diluted:
Income from continuing operations	$1.03	$0.82	$1.46	$0.58	$3.88
(Loss) income from discontinued operations	—	—	—	—	—

Total	$1.03	$0.82	$1.46	$0.58	$3.88

2007
Gross Income	$274.9	$347.3	$379.9	$343.9	$1,346.0
Income from continuing operations	$36.1	$42.9	$63.8	$41.0	$183.8
(Loss) income from discontinued operations	(2.1)	(1.1)	21.7	(0.6)	17.9

Net income	$34.0	$41.8	$85.5	$40.4	$201.7

Per Share Data: (a)
Basic:
Income from continuing operations	$0.69	$0.84	$1.31	$0.86	$3.69
(Loss) income from discontinued operations	(0.04)	(0.02)	0.45	(0.01)	0.36

Total	$0.65	$0.82	$1.76	$0.85	$4.05

Diluted:
Income from continuing operations (b)	$0.65	$0.79	$1.21	$0.81	$3.43
(Loss) income from discontinued operations	(0.04)	(0.02)	0.41	(0.02)	0.33

Total	$0.61	$0.77	$1.62	$0.79	$3.76

(a)	Quarterly earnings per share results may not be additive, as per share amounts are computed independently for each quarter and the full year is based on the respective weighted average common shares and common stock equivalents outstanding.

(b)	In the first quarter of 2007, shares underlying the 2002 convertible debt issue and the related interest expense adjustment were excluded from the calculation of diluted earnings per share due to antidilutive effects.
NOTE 27. Convertible Debt
     Effective January 1, 2009, the Company adopted FSP APB 14-1. The provisions of this FSP were applied retrospectively to all periods presented. For additional information, see Notes 2 and 13. The effects of the application on GATX’s previously issued financial statements were as follows (in millions, except per share amounts):

Consolidated Balance Sheets	2008		2007
Year Ended December 31	As Reported	As Adjusted	As Reported	As Adjusted
Other Assets	$234.0	$232.9	$221.4	$219.0
Total Assets	5,191.5	5,190.4	4,725.6	4,723.2
Recourse Debt	n/a	n/a	2,039.9	2,038.4
Debt and Capital Lease Obligations	n/a	n/a	2,359.7	2,358.2
Deferred Income Taxes	711.9	710.9	722.8	722.4
Total Liabilities	4,066.9	4,065.9	3,576.1	3,574.2
Additional paid in capital	592.5	611.7	514.3	531.9
Retained Earnings	1,081.9	1,062.6	939.0	920.9
Total Shareholders’ Equity	1,124.6	1,124.5	1,149.5	1,149.0
Total Liabilities and Shareholders’ Equity	5,191.5	5,190.4	4,725.6	4,723.2

Revision to GATX 2008 Annual Report

	2008		2007		2006
Consolidated Statements of Income	As	As	As	As	As	As
Year Ended December 31	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Interest expense, net	$147.0	$148.5	$127.9	$130.7	$129.2	$135.4
Total Ownership Costs	500.9	502.4	475.1	477.9	459.1	465.3
Other expense	45.6	46.1	44.8	45.2	34.2	34.6
Total Other Costs and Expenses	672.6	673.1	612.3	612.7	542.5	542.9
Income from Continuing Operations before Income Taxes	269.6	267.6	258.6	255.4	227.5	220.9
Income Taxes	73.6	72.8	72.8	71.6	76.1	73.6
Income from Continuing Operations	196.0	194.8	185.8	183.8	151.4	147.3
Net Income	196.0	194.8	203.7	201.7	112.6	108.5
Basic Earnings per Share — income from continuing operations	4.12	4.09	3.73	3.69	2.97	2.89
Diluted Earnings per Share — income from continuing operations	3.89	3.88	3.44	3.43	2.65	2.64

	2008		2007		2006
Consolidated Statements of Cash Flows	As	As	As	As	As	As
Year Ended December 31	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Net income	$196.0	$194.8	$203.7	$201.7	$112.6	$108.5
Income from Continuing Operations	196.0	194.8	185.8	183.8	151.4	147.3
Deferred income taxes	57.6	56.8	58.1	56.9	60.9	58.4
Other	0.5	2.5	1.7	4.9	(15.7)	(9.1)

Revision to GATX 2008 Annual Report
Item 15. Exhibits, Financial Statement Schedules
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT
GATX CORPORATION
(Parent Company)
BALANCE SHEETS

	Year Ended December 31
	2008	2007
	In millions
Assets
Cash and cash equivalents	$64.0	$41.6
Operating assets and facilities, net	2,075.1	1,874.9
Investment in subsidiaries	1,436.1	1,341.9
Other assets	412.3	370.1

Total Assets	$3,987.5	$3,628.5

Liabilities and Shareholders’ Equity
Accounts Payable and Accrued Expenses	$83.8	$47.9
Debt	2,186.1	1,920.7
Other liabilities	593.1	510.9

Total Liabilities	2,863.0	2,479.5
Total Shareholders’ Equity	1,124.5	1,149.0

Total Liabilities and Shareholders’ Equity	$3,987.5	$3,628.5

The accompanying note is an integral part of these financial statements.

Revision to GATX 2008 Annual Report
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONT’D)
GATX CORPORATION
(Parent Company)
STATEMENTS OF INCOME

	Year Ended December 31
	2008	2007	2006
	In millions
Gross Income
Lease income	$506.0	$485.9	$446.2
Other income	105.3	75.6	97.6

Total Gross Income	611.3	561.5	543.8
Ownership Costs
Depreciation	108.3	100.8	87.1
Interest expense, net	77.8	59.8	64.8
Operating lease expense	96.9	99.0	110.3

Total Ownership Costs	283.0	259.6	262.2
Other Costs and Expenses
Maintenance expense	132.0	137.0	135.3
Selling, general and administrative	129.0	119.6	109.0
Other	28.7	30.7	20.3

Total Other Costs and Expenses	289.7	287.3	264.6

Income from Continuing Operations before Income Taxes and Equity in Net Income of Subsidiaries	38.6	14.6	17.0
Income Taxes	1.3	5.1	4.2

Income from Continuing Operations before Equity in Net Income of Subsidiaries	37.3	9.5	12.8
Income of Subsidiaries	157.5	174.3	134.5

Income from Continuing Operations	194.8	183.8	147.3
Income (Loss) from Discontinued Operations, Net of tax	—	17.9	(38.8)

Net Income	$194.8	$201.7	$108.5

The accompanying note is an integral part of these financial statements.

Revision to GATX 2008 Annual Report
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONT’D)
GATX CORPORATION
(Parent Company)
STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2008	2007	2006
	In millions
Operating Activities
Net cash provided by operating activities	$193.5	$184.5	$174.0

Investing Activities
Capital additions	(465.0)	(377.7)	(532.8)
Portfolio proceeds and other	122.4	129.3	142.0
Purchases of leased in assets	—	—	(260.9)
Capital distributions from subsidiaries, net	(1.0)	199.3	437.4

Net cash used in investing activities	(343.6)	(49.1)	(214.3)
Financing Activities

Repayment of debt (original maturities longer than 90 days)	(151.0)	(154.0)	(338.8)
Net (decrease) increase in debt with original maturities of 90 days or less	(134.2)	242.8	—
Proceeds from issuances of debt (original maturities longer than 90 days)	582.9	—	499.8
Stock repurchases	(76.5)	(300.2)	—
Employee exercises of stock options	7.4	21.9	31.3
Cash dividends	(51.7)	(47.6)	(43.4)
Other	(4.4)	(15.0)	(4.2)

Net cash provided by (used in) financing activities	172.5	(252.1)	144.7

Net increase (decrease) in cash and cash equivalents	22.4	(116.7)	104.4
Cash and Cash Equivalents at beginning of period	41.6	158.3	53.9

Cash and Cash Equivalents at end of period	$64.0	$41.6	$158.3

Total Cash Distributions from Subsidiaries	$(1.0)	$391.5	$533.0
The accompanying note is an integral part of these financial statements.

Revision to GATX 2008 Annual Report
SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT (CONT’D)
GATX CORPORATION
(Parent Company)
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
	2008	2007	2006
	In millions
Net income	$194.8	$201.7	$108.5
Other comprehensive (loss) income, net of tax:
Foreign currency translation (loss) gain	(78.4)	70.0	33.0
Unrealized (loss) gain on securities	(1.4)	0.6	(1.2)
Unrealized (loss) gain on derivative instruments	(24.6)	(1.1)	8.2
Post retirement benefit plans	(67.0)	20.1	(2.3)

Other comprehensive (loss) income	(171.4)	89.6	37.7

Comprehensive Income	$23.4	$291.3	$146.2

The accompanying note is an integral part of these financial statements.

Revision to GATX 2008 Annual Report
Note to Condensed Financial Statements
Basis of Presentation
     The condensed financial statements represent the financial position and results of and cash flows from operations of GATX Corporation (“GATX” or the “Company”), the parent company. In these parent company financial statements, GATX’s investment in subsidiaries is stated at cost plus equity in undistributed earnings of its subsidiaries since the date of acquisition. The Company’s share of net income of its unconsolidated subsidiaries is included in income using the equity method. The parent company financial statements should be read in conjunction with the Company’s consolidated financial statements.